As filed with the U.S. Securities and Exchange Commission on November 13, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrants name into English)

Cayman Islands	7999-67	Not Applicable
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 03, 22/F, Westin Centre,
26 Hung To Road, Kwun Tong,
Kowloon, Hong Kong
People’s Republic of China
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lan Lou, Esq. Jun He Law Offices LLC Suite 1919, 630 Fifth Avenue New York, NY 10111 (917) 661-8175	Zhaocong “Richard” Xu, Esq. McLaughlin & Stern, LLP 260 Madison Avenue, 18th Floor New York, NY 10016 Tel: (212) 448-1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated November 13, 2026

Creative Global Technology Holdings Limited

Up to 3,571,428 Units, each consisting of one Class A Ordinary Share, or, in lieu thereof,

a Pre-Funded Warrant, and one Warrant to purchase one Class A Ordinary Share

Up to 3,571,428 Class A Ordinary Shares included in the Units

Up to 3,571,428 Pre-Funded Warrants

Up to 3,571,428 Warrants to Purchase Class A Ordinary Shares

Up to 3,571,428 Class A Ordinary Shares Underlying the Pre-Funded Warrants to

Purchase Class A Ordinary Shares

Up to 42,857,136 Class A Ordinary Shares Issuable upon Exercise of the Warrants to
Purchase Class A Ordinary Shares at a Zero Exercise Price

Creative Global Technology Holdings Limited (the “Company”, “CGT Holdings”, “we” or “us”) is offering on a reasonable best-efforts basis up to 3,571,428 units (the “Units”), consisting of one Class A Ordinary Share, par value US$0.00015 per share (the “Class A Ordinary Shares”), or, in lieu thereof, a pre-funded warrant (each, a “Pre-Funded Warrant”); and one warrant to purchase one Class A Ordinary Share (each, a “Warrant”). We are offering the Units at the assumed public offering price of $1.82 per Unit (the “Offering”). We are offering a maximum of $6,500,000 of Units. The number of Units and the number of Class A Ordinary Shares, Pre-Funded Warrants and Warrants (and the Class A Ordinary Shares underlying the Pre-Funded Warrants and the Warrants) set forth in this prospectus are based on the assumed public offering price and will be adjusted at pricing so that the maximum gross proceeds of this offering do not exceed $6,500,000. We are also registering up to 3,571,428 Class A Ordinary Shares underlying the Pre-Funded Warrants and up to 42,857,136 Class A Ordinary Shares underlying the Warrants. Each of the Pre-Funded Warrants will have an exercise price of $0.001 per Class A Ordinary Share and will be immediately exercisable (subject to the beneficial ownership limitation) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. Each of the Warrants will have an initial exercise price of $2.002 per Class A Ordinary Share (at the assumed public offering price) and will be exercisable beginning on the issuance date and ending six months after the issuance date. The public offering price per Unit in the Offering will be determined between us and the investors, in consultation with the placement agent, which is based on latest market price prior to the pricing of the Offering. The public offering price per Unit is expected to be at a discount to the market price of our Class A Ordinary Shares at the time of pricing. The assumed public offering price of $1.82 per Unit used throughout this prospectus represents a discount of approximately 24.48% to the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market of $2.41 on November 12, 2026, and may not be indicative of the final public offering price, which may be at a greater or lesser discount to, or equal to, the market price at the time of pricing. If the final public offering price is lower than the assumed public offering price, we will sell a greater number of Units for the same maximum gross proceeds and the number of Class A Ordinary Shares issuable upon exercise of the Warrants will increase proportionately; if it is higher, we will sell fewer Units and fewer Class A Ordinary Shares will be issuable upon exercise of the Warrants. See “Dilution — Sensitivity to the Public Offering Price”. Because each Unit includes both one Class A Ordinary Share and one Warrant, the public offering price per Unit is not directly comparable to the market price of one Class A Ordinary Share. The last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market on November 12, 2026 was $2.41 per Class A Ordinary Share.

The initial exercise price of $2.002 for each of the Warrants was determined at 110% of the assumed public offering price of $1.82 per Unit; the actual initial exercise price will be equal to 110% of the final public offering price per Unit. The exercise price may be subject to adjustments as described in the Warrant. Such adjustments occur in the following circumstances: (i) if the Company effects any share splits, combinations, reclassifications, or share dividends, the exercise price may be adjusted proportionately; and (ii) in the event of certain corporate transactions such as mergers or reorganizations, the exercise price may be adjusted to reflect the consideration received by holders of Class A Ordinary Shares in the transaction.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares or the Pre-Funded Warrants in lieu thereof can each be purchased in this offering only with the accompanying Warrants as part of the Units, but the component parts of the Units will be immediately separable and issued separately in this Offering.

We are offering to each purchaser of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Class A Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase a Pre-Funded Warrants each in lieu of one Class A Ordinary Share. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of Class A Ordinary Shares outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one Class A Ordinary Share. The purchase price of each Pre-Funded Warrant will be equal to the price per share minus $0.001, and the remaining exercise price of each Pre-Funded Warrant will equal $0.001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership limitation) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Class A Ordinary Shares we are offering will be decreased on a one-for-one basis.

If and only if at the time of any exercise of the Warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Class A Ordinary Shares underlying the Warrants to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of Class A Ordinary Shares equal to the quotient obtained by dividing (A-B) (X) by (A), where (A) = trading price formulas determined under the Warrants; (B) = the exercise price of the Warrants; and (X) = the number of warrant shares that would be issuable upon exercise of such Warrants by means of a cash exercise rather than a cashless exercise. Subject to customary adjustments for share dividends, splits or other changes in share capital, the maximum number of Class A Ordinary Shares issuable upon cashless exercise of the Warrants is 3,571,428.

A holder of the Warrants may, at any time and in its sole discretion, exercise its Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of Class A Ordinary Shares that would be issuable upon exercise of the Warrant in accordance with the terms of such Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the lowest VWAP of the Class A Ordinary Shares during the five (5) trading days immediately prior to the applicable exercise date (such VWAP, the “Low Price”) by (ii) 50% of the Low Price. This “zero exercise price” option is only available at a time when the applicable Low Price is lower than the then applicable Exercise Price. At no time can the Low Price be lower than the Floor Price. “Floor Price” means one-seventh of the initial exercise price of the Warrants (US$0.286 at the assumed public offering price, or approximately 15.7% of the assumed public offering price of US$1.82 per Unit), subject to adjustment for share splits, share combinations and similar events. Because the Floor Price is fixed at one-seventh of the initial exercise price, the maximum number of Class A Ordinary Shares issuable under each Warrant pursuant to the zero exercise price option will be twelve (12) regardless of the final public offering price. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Warrants because it is highly unlikely that a Warrant holder will elect to pay an exercise price in cash to receive Class A Ordinary Shares when they could elect the “zero exercise price” option in these circumstances to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price. The zero exercise price option is not available when the Low Price is at or above the exercise price, and yields fewer than one Class A Ordinary Share per Warrant whenever the Low Price exceeds two-thirds of the exercise price (approximately $1.335 at the assumed public offering price). In those circumstances holders may instead exercise the Warrants for cash at the exercise price, and if all Warrants were exercised for cash at the assumed initial exercise price of $2.002 per share we would receive approximately $7,150,000; however, we cannot predict whether or when any Warrants will be exercised for cash. As an example, each Warrant includes one underlying Class A Ordinary Share that may be obtained by exercising the Warrant at an exercise price equal to 110% of the price per Unit sold in this offering; however if the holder elects the zero exercise price option, the number of Class A Ordinary Shares could increase to up to twelve (12) Class A Ordinary Shares underlying each Warrant (or up to 42,857,136 Class A Ordinary Shares in the aggregate) if the Low Price for the Class A Ordinary Shares decreases to and equals the Floor Price at the time of such election. As such, holders of the Warrants may elect to be issued up to 42,857,136 Class A Ordinary Shares upon the exercise of the Warrants assuming the Low Price is equal to the Floor Price.

Impact of the Zero Exercise Price Option on Existing Shareholders. Under the zero exercise price option, a holder of a Warrant may receive up to twelve (12) Class A Ordinary Shares for each Warrant without paying any exercise price to us, if the Low Price decreases to and equals the Floor Price at the time of such election. The figures in this paragraph are based on the assumed public offering price of $1.82 per Unit and the sale of 3,571,428 Units. If the final public offering price is lower, we will sell a greater number of Units for the same maximum gross proceeds of $6,500,000, and the aggregate number of Class A Ordinary Shares issuable upon exercise of the Warrants under the zero exercise price option, which will remain twelve (12) per Warrant, will increase proportionately. See “Dilution — Sensitivity to the Public Offering Price”. While the Warrants do provide for an initial exercise price of $2.002 per Class A Ordinary Share as well as the ability to exercise the Warrants on a cashless exercise basis, it is anticipated that all Warrant holders will utilize the zero exercise price option as this allows for the exercise of the Warrants for no additional consideration and will result in a greater number of Class A Ordinary Shares that investors will receive upon exercise than what would be issuable upon cash exercise or cashless exercise. As a result, there is no practical or financial incentive for holders of the Warrants to exercise the Warrants via cash exercise or cashless exercise and we do not expect to receive any proceeds from the exercise of the Warrants overall. If all 3,571,428 Warrants are exercised under the zero exercise price option at the Floor Price, we would issue an aggregate of 42,857,136 Class A Ordinary Shares for no additional consideration. That would be approximately 9.07 times the 4,724,016 Class A Ordinary Shares outstanding immediately after this offering (assuming no exercise of the Warrants) and approximately 37.18 times the 1,152,588 Class A Ordinary Shares outstanding before this offering. As a result, the Class A Ordinary Shares and Class B Ordinary Shares held by our existing shareholders, which would represent approximately 32.50% of our total outstanding ordinary shares immediately after this offering (assuming no exercise of the Warrants), would represent approximately 3.57% of our total outstanding ordinary shares if all Warrants were exercised under the zero exercise price option at the Floor Price. In addition, assuming no exercise of the Warrants, existing shareholders would experience an immediate decrease in net tangible book value of approximately US$4.51 per share, and investors in this offering would experience immediate accretion of approximately US$1.96 per share; if all Warrants were exercised under the zero exercise price option at the Floor Price, our pro forma as-adjusted net tangible book value would be approximately US$0.42 per share, an immediate decrease of approximately US$7.87 per share to existing shareholders. A Unit purchased at the assumed public offering price of $1.82 could result in the holder receiving up to thirteen (13) Class A Ordinary Shares (one included in the Unit and up to twelve (12) upon exercise of the Warrant under the zero exercise price option) for no additional payment, an effective price of approximately $0.14 per Class A Ordinary Share compared with the last reported sale price of $2.41. Issuing this many shares for no additional consideration will cause substantial dilution to existing shareholders and is likely to put significant downward pressure on the trading price of our Class A Ordinary Shares. See “Risk Factors — Risks Related to CGT Holdings’ Class A Ordinary Shares and this Offering — Shareholders will suffer substantial dilution and the Company will not receive any proceeds if the holders of the Warrants elect to exercise such Warrants using the zero exercise price option.”

Our Class A Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “CGTL.” The last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market on November 12, 2026 was $2.41 per Class A Ordinary Share. There is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not intend to list the Pre-Funded Warrants or the Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited. We are also registering the Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and the Warrants and anticipate that such Class A Ordinary Shares will trade on The Nasdaq Capital Market.

We have engaged Chaince Securities, LLC to act as our exclusive placement agent in connection with this offering (the “placement agent”). The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. See “Risk Factors” on page 19 of this prospectus. We will bear all costs associated with the offering. See “Plan of Distribution” on page 123 of this prospectus for more information regarding these arrangements.

The sale of the Units is expected to be completed in one or more closings to the investors. We expect the initial closing to occur on or about [●], and any subsequent closing to occur no later than [●], 2026, after which this offering will terminate. Any extensions or material changes to the terms of this Offering will be contained in an amendment to this prospectus. The public offering price per Unit (consisting of one Class A Ordinary Share (or a Pre-Funded Warrant in lieu thereof) and one Warrant) will be fixed for the duration of this offering.

Pursuant to the securities purchase agreement, each investor in this offering will have the right to purchase additional Units, provided that the aggregate number of Units sold in all closings will not exceed the number of Units equal to $6,500,000 divided by the public offering price per Unit (3,571,428 Units at the assumed public offering price of $1.82 per Unit), up to 100% of such investor’s initial allocation of Units during the 30 calendar days following the initial closing, at the same price per Unit and on the same terms as the initial closing, subject to the availability of registered and authorized Class A Ordinary Shares, Nasdaq listing requirements and satisfaction of the applicable closing conditions. Any securities sold pursuant to such additional allocation right will be issued under the registration statement of which this prospectus forms a part. We cannot assure you that any investor will exercise such right or that the conditions to any additional closing will be satisfied.

We may sell fewer than all securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. We have not established an escrow account in conjunction with this offering. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors.”

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 19 to read about factors you should consider before buying our Class A Ordinary Shares.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements.

Mr. Shangzhao (“Cizar”) Hong, the founder of CGT Holdings, beneficially owns 56,667 Class A Ordinary Shares and 566,667 Class B Ordinary Shares through HSZ Holdings Limited, a British Virgin Islands company controlled by Mr. Hong. Following the completion of this offering, assuming a full offering of 3,571,428 Class A Ordinary Shares but not taking into account any Class A Ordinary Shares that are issuable under the Warrants, Mr. Hong will hold approximately 92.40% of the aggregate voting power of our issued and outstanding ordinary shares. Mr. Hong will have the ability to determine all matters requiring approval by shareholders, and consequently, CGT Holdings expects to be a “Controlled Company” within the meaning of the corporate governance standards of Nasdaq. A “Controlled Company” is permitted to elect to rely on certain exemptions from corporate governance rules of Nasdaq.

CGT Holdings is not an operating company but is a Cayman Islands holding company with operations conducted by its wholly owned subsidiary, Creative Global Technology Limited, a Hong Kong company (“CGTHK”), and this structure involves unique risks to investors. Investors in CGT Holdings’ Ordinary Shares are not purchasing equity interests in CGT Holdings’ Hong Kong operating entity but instead are purchasing equity interests in a Cayman Islands holding company. See “Risks Related to Doing Business in Hong Kong — CGT Holdings is an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, CGT Holdings’ operations are conducted in Hong Kong by one of CGT Holdings’ subsidiaries” commencing on page 40.

CGT Holdings conducts substantially all of its operations in Hong Kong through CGTHK. Hong Kong is a special administrative region of the People’s Republic of China (“PRC”) and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Basic Law”), namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. Accordingly, we believe the laws and regulations of the PRC do not currently have any material impact on our business, financial condition or results of operations. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. If there is significant change to current political arrangements between PRC and Hong Kong, companies operated in Hong Kong may face similar regulatory risks as those operated in the mainland of China, including its ability to offer securities to investors, list its securities on a U.S. or other foreign exchange, conduct its business or accept foreign investment. In light of PRC’s recent expansion of authority in Hong Kong, there are risks and uncertainties which we cannot foresee, and rules and regulations in the PRC can change quickly with little or no advance notice. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers likes ourselves. If the PRC government intervenes or influences our current and future operations in Hong Kong, the Chinese regulatory authorities could disallow the holding company structure of us, which would likely result in a material change in our operations and a material change in the value of the ordinary shares we are registering for sale, including that it could cause the value of such ordinary shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong” commencing on page 40.

Lawrence Chan & Co., our counsel with respect to Hong Kong law, has advised us that there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between CGT Holdings and CGTHK. While there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between CGT Holdings and CGTHK, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to us, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity (such as our operating subsidiary, CGTHK), such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on CGT Holdings or CGTHK to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of Hong Kong. Any limitation on the ability of CGTHK to pay dividends or make other distributions to its holding company could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. In addition, if CGTHK incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — CGT Holdings is an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, CGT Holdings’ operations are conducted in Hong Kong by one of CGT Holdings’ subsidiaries” commencing on page 40.

We are aware that the PRC government recently initiated a series of statements and regulatory developments to regulate business operations in the mainland of China, some of which were with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Because we conduct substantially all of our businesses in Hong Kong and have no operations in the mainland of China, we do not believe these statements and regulatory developments would apply to us. However, should these statements or regulatory actions apply to us, including our Hong Kong operations, in the future, or if we expand our business operations into the mainland of China in some ways such that we become subject to them to a greater extent, our ability to conduct our business, invest into the mainland of China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted. The failure to comply with these PRC regulations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations. In addition, the PRC government has significant authority to intervene or influence the mainland of China or Hong Kong operations of an offshore holding company, such as ours, at any time. These risks, together with uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws, regulations, and policies, could hinder our ability to offer or continue to offer CGT Holdings’ Class A Ordinary Shares, result in a material adverse change to our business operations, and damage our reputation, which could cause CGT Holdings’ Class A Ordinary Shares to significantly decline in value or become worthless. For a detailed description of risks relating to doing business in Hong Kong, see “Risk Factors — Risks Related to Doing Business in Hong Kong” commencing on page 40.

Lawrence Chan & Co., our counsel with respect to Hong Kong law, has advised us that judgments of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, an action can be brought upon a foreign judgment in Hong Kong courts. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In an action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in an action in Hong Kong brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

We operate in a competitive industry and a highly competitive market. We may be subject to a variety of laws and other obligations regarding competition laws in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. We face significant competition in the market due to the presence of a large amount of goods and service providers. We may be subject to the Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”), laying down three forms of behaviors and imposing three rules intended to prevent and discourage anti-competitive conducts: (i) the first conduct rule prohibits agreements between undertakings that have the object or effect of preventing, restricting and distorting competition in Hong Kong; (ii) the second conduct rule prohibits undertakings with a substantial degree of market power in a market from abusing that power by engaging in conduct that has the object or effect of preventing, restricting and distorting competition in Hong Kong; and (iii) the merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. Currently, the merger rule only applies where an undertaking that directly or indirectly holds a “carrier license” within the meaning of the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong) is involved in a merger, and is therefore not applicable to our business.

The Competition Commission is a statutory body in Hong Kong established to investigate any contravention against and enforce on the provisions of the Competition Ordinance, and the Competition Tribunal is a tribunal set up under the Competition Ordinance, as part of the Hong Kong judiciary, to hear and decide cases relating to competition law in Hong Kong. Under the guidelines and policies published by the Competition Commission, possible outcomes of investigation of contravention of the Competition Ordinance may include the acceptance of commitment given by the infringer, the issuing of warning notice or infringement notice, commencement of proceedings in the Competition Tribunal, applying for consent order, referral of complaint to a government agency and the conduct of a market study. The Competition Tribunal may order remedies including pecuniary penalty, disqualification order, or other orders under the Competition Ordinance. The guidelines and policies published by the Competition Commission in Hong Kong did not mention any remedies which may affect an entity’s ability to accept foreign investment or list on a U.S./foreign exchange as a result of the non-compliance of the Competition Ordinance. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — Failure to comply with Hong Kong Competition Law may result in material and adverse effect on our business, financial condition and results of operations” commencing on page 48.

Operating our business in Hong Kong, we are subject to the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) which sets out the principles that a person who, either alone or jointly with other persons, controls the collection, holding, processing or use of personal data (“Data User”) must follow in any acts concerning information, existing in a form which access to or processing of is practicable, which relates to the Personal Data that can be used to identify a living individual. Alleged failure to comply with applicable laws and regulations regarding data security or failure to protect user privacy, regardless of their validity, may result in negative news or media coverage of our business which may in turn damage our reputation, erosion of customer faith in us and material negative impact on our business, results of operations, and financial condition. Contravention with the PDPO may entitle the Privacy Commissioner for Personal Data to issue a written enforcement notice directing such Data User to remedy and prevent recurrence of contravention. Contravention with the above enforcement notice issued by the Privacy Commissioner for Personal Data is an offence and the offender is liable to fine, imprisonment and penalty. The PDPO does not prescribe any express remedies regarding an entity’s ability to accept foreign investment or list on a U.S./foreign exchange as a result of the non-compliance of the PDPO. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations” commencing on page 26. We are subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act, or the “HFCAA”. Pursuant to the HFCAA and the related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the United States Securities and Exchange Commission (the “SEC”) will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our former auditor, Wei, Wei & Co., LLP, is an independent registered public accounting firm based in the United States, is not identified in the 2021 PCAOB report as a firm subject to the PCAOB’s determination. Our current auditor, Edward Associate CPA PLLC, is an independent registered public accounting firm based in the United States and is not among such accounting firms. In August 2022, the PCAOB, the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA, if needed. On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC and came into effect on March 31, 2023. Given that the Statement of Protocol and the Provisions have just been issued and that official guidance and related implementation rules of the Provisions have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC by then, we may be identified as a Commission-Identified Issuer following our filing of an annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. If CGT Holdings’ Class A Ordinary Shares are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase CGT Holdings’ Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of CGT Holdings’ Class A Ordinary Shares. See “Risk Factors — Risks Related to CGT Holdings’ Ordinary Shares and This Offering — CGT Holdings’ Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting and the cessation of trading of CGT Holdings’ Ordinary Shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment” commencing on page 49.

We mainly conduct our marketing and sales activities through our wholly owned subsidiary in Hong Kong, CGTHK. As a result, almost all of our sales revenues are received by CGTHK. Under the current laws of Hong Kong, except for the requirement of maintaining sufficient fund for CGTHK to remain solvent as a going concern and meet its contractual obligations owed to third parties prohibiting or restricting dividend distributions, CGTHK is not subject to restrictions of distributing funds out of distributable profits to its holding company. Transfers of funds from CGTHK to CGT Holdings are free of restrictions. As of the date of this prospectus, none of CGT Holdings’ subsidiaries has made any dividend payment or distribution to CGT Holdings and CGT Holdings has not made any dividends or distributions to its shareholders. The cash transfer among CGT Holdings and its subsidiaries is typically transferred through inter-company loans. As of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. Other than discussed above, we don’t have any cash management policies that dictate the amount of such funding among our subsidiaries.

	Per Unit		Total
Public offering price	US$	1.82	US$	6,499,999
Placement agent commissions(1)	US$	0.13	US$	455,000
Proceeds to the Company before expenses(2)(3)	US$	1.69	US$	6,044,999

(1)	We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds raised in this offering and no non-accountable expense allowance. We have also agreed to reimburse the placement agent for certain of its offering-related expenses, including reimbursement for legal fees and other out-of-pocket fees, costs and expenses in the amount of up to $100,000. For more information about the compensation to be received by the placement agent, see “Plan of Distribution.”
(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”
(3)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Placement Agent

Chaince Securities, LLC

The date of this prospectus is November 13, 2026.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the placement agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial conditions and results of operations;

●	fluctuations in interest rates;

●	our expectations regarding demand for and market acceptance of our products and services;

●	projections of revenue, earnings, capital structure and other financial items;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry; and

●	general economic and business conditions in the markets in which we operate.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” “Regulatory Environment” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of CGT Holdings’ Class A Ordinary Shares. In addition, the rapidly changing nature of pre-owned consumer electronic devices industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in CGT Holdings’ Class A Ordinary Shares discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy CGT Holdings’ Class A Ordinary Shares. As used in this prospectus, “we,” “us,” “the Group,” and “our,” refer to Creative Global Technology Holdings Limited, together as a group with its subsidiaries.

Mission

Consumer electronic devices have a limited life, but some rest idle with meaningful useful life left. We aim to help make every minute of recycled consumer electronic devices’ lives count with our expertise in quickly connecting their demands and supplies, thereby facilitating the circular economy in the consumer electronic devices business and reducing waste.

Corporate History and Structure

Creative Global Technology Holdings Limited is a Cayman exempted company formed on January 11, 2023. In March 2023, CGT Holdings completed a reorganization of its corporate structure. CGT Holdings owns 100% equity interest in Creative Global Technology (BVI) Limited (“CGT BVI”), a BVI holding company formed on January 12, 2023. On March 9, 2023, CGT BVI became the 100% owner of CGTHK.

CGTHK, the operating entity conducting substantially all of our business operations, was founded under the laws of Hong Kong in 2016. Since its formation, CGTHK has been engaged in the business of sourcing pre-owned consumer electronic devices (mainly smartphones, tablets, and laptops) from suppliers in the U.S., Japan, and some other developed countries, pursuant to the orders placed by wholesalers that will sell these goods in Southeast Asia and other areas. Wholesale of pre-owned consumer electronic devices business accounted for over 99.8% and approximately 99.9% of CGTHK’s revenue for the fiscal year ended September 30, 2025 and for the six months ended March 31, 2026, respectively.

CGT Holdings is not an operating company but is a Cayman Islands holding company with operations conducted by its wholly owned subsidiary, CGTHK, and this structure involves unique risks to investors. Investors in CGT Holdings’ Class A Ordinary Shares are not purchasing equity interests in CGT Holdings’ Hong Kong operating entity but instead are purchasing equity interests in a Cayman Islands holding company.

The following diagram illustrates our corporate structure, including our subsidiaries. Unless otherwise indicated, equity interests depicted in this diagram are held 100%.

Business

We conduct our business through CGTHK, a Hong Kong-based company sourcing and reselling recycled consumer electronic devices, currently mostly smartphones, tablets, and laptops. We embody the circular economy in our entire business process.

Wholesale of Pre-Owned Consumer Electronic Devices Business

The pre-owned consumer electronic devices wholesale business is our primary business. Wholesale revenue was US$18.4 million and US$12.2 million for the six months ended March 31, 2026 and 2025, respectively, representing 99.9% and 99.8% of total revenue. Wholesale revenue was US$21.1 million, US$35.5 million and US$50.2 million for the years ended September 30, 2025, 2024 and 2023 respectively.

Our wholesale model is designed to align procurement with customer demand, but orders may be delayed or cancelled and market conditions may change after inventory is acquired. Net inventory increased substantially during fiscal 2025. During the six months ended March 31, 2026, we implemented a phased destocking strategy and sold aging and slow-moving inventory at reduced prices, reducing net inventory to US$6.9 million while contributing to a gross loss. We continue to evaluate procurement, pricing and inventory aging to manage working-capital and valuation risks.

CGTHK’s logistics arrangements and grading system facilitate the process. CGTHK uses air freight to ship most of its ordered pre-owned consumer electronic devices for time efficiency. The courier firms will ship the goods to CGTHK’s storage space in Hong Kong and clear customs. The ordered consumer electronic devices usually arrive within three to seven business days after the placement of an order, depending on the origination place, number, and types of the goods ordered. CGTHK inspects the consumer electronic devices upon their arrival and sorts them into five grades, each priced differently. After completion of the inspection and grading process, and the removal of any user data remaining on the devices, CGTHK will inform the clients to pick up the goods and have the clients arrange the shipment from CGTHK’s storage space by themselves. It usually takes one to three weeks, but not more than one month, between CGTHK’s receipt of a client’s inquiry and the ordered goods are ready for pick-up.

CGTHK has curated a solid client base and supplier network over the years. The suppliers are willing to prioritize orders placed by CGTHK because it offers competitive payment terms and rarely cancels orders. The stable supply of pre-owned consumer electronic devices helps CGTHK build a good reputation with its clients, which in turn helps CGTHK’s relationships with the suppliers. The synergy connecting upper and lower business streams is what distinguishes CGTHK from its competitors.

Our ability to connect supply and demand can support inventory turnover and liquidity; however, fiscal year of 2025 and the six months ended March 31, 2026 demonstrated that changes in demand, product technology and customer purchase timing can materially increase inventory holdings, write-downs and margin pressure.

Retail Sales of Pre-Owned Consumer Electronic Devices

In the year ended September 30, 2021, CGTHK launched its retail business, offering consumers in Hong Kong an access to recycled consumer electronic devices. CGTHK orders from suppliers for pre-owned electronics that it believes most popular based on its own database. CGTHK displays the available products on its website. Local consumers in Hong Kong will inquire and place orders online, and come to CGTHK’s storage space to inspect, pick up, and complete payment for the selected devices.

Our retail business remains at an early stage. Retail revenue was US$18,826 (in exact dollars) and US$21,006 (in exact dollars) for the six months ended March 31, 2026 and 2025, respectively, and US$45,419, US$62,875 and US$73,452 (all in exact dollars) for fiscal years ended September 30, 2025, 2024 and 2023, respectively. We plan to expand the range of devices offered as market conditions permit.

Rental of Pre-owned Consumer Electronic Devices

CGTHK launched its local device rental business in 2022 to cater the demands driven by the remote working trend caused by the COVID-19 pandemic and governmental measures taken in response to it.

With the supply chain built for the wholesale and retail business, CGTHK is able to source pre-owned consumer electronic devices for rent. Information about the consumer electronic devices available for rent is posted on CGTHK’s website. A rental client will contact CGTHK for the availability, specifications, and prices of the devices. If the client intends to proceed, it will come to CGTHK’s storage space to inspect, make payment and deposit for, and pick up the devices. Upon completion of the lease, the client is responsible for returning the leased devices. The deposit will be refunded upon CGTHK’s receipt and confirmation of the returned devices.

Our device rental business is focused on laptop computers and remains experimental. We resumed rental operations during the six months ended March 31, 2026 and recorded rental revenue of US$3,871 (in exact dollars) and gross profit of US$2,909 (in exact dollars). Rental activity represented less than 0.1% of total interim revenue and may be non-recurring.

Products — pre-owned consumer electronic devices

The recycled consumer electronic devices offered by CGTHK include smartphones (iPhone, Samsung), tablets (iPad, Samsung Tablet), laptops (MacBook), and other accessories (smartwatches, headphones, etc.). For the years ended September 30, 2025, 2024, and 2023, revenues from Apple products (iPhones, iPads, MacBooks, Apple Watches, etc.) accounted for over 90.4%, 98.9%, and 99.5% of our revenue, respectively. Below are charts listing the products CGTHK sold and the respective percentage of sales by value for each category of products for the fiscal years ended September 30, 2025, 2024 and 2023, respectively. For the six months ended March 31, 2026, smartphones, tablets, laptops and other products, and rentals represented 80.4%, 1.9%, 17.7% and less than 0.1% of revenue, respectively, compared with 40.2%, 6.6%, 53.2% and nil in the prior-year period.

	Years ended September 30,
	2025	2024	2023
Smartphones	60.9%	73.8%	81.8%
Tablets	4.3%	7.3%	7.3%
Laptops and others (smartwatches and wireless headphones)	34.9%	18.9%	10.9%

Business Process

The core business process of CGTHK includes inspection and testing, grading, and pricing. See “Our Business — Business Process” commencing on page 87 for more detailed disclosures on CGTHK’s business process.

Competitive Strengths

We believe the following competitive strengths contribute to our success and set us apart from our competitors:

●	Proven sourcing and supply network: CGTHK has been effectively curating its supplier network with competitive payment terms and stable demands. The network has grown to cover diverse suppliers in major economies including the United States and Japan, enabling CGTHK to source sufficient recycled devices to meet the clients’ demands while not relying on a concentrated base of suppliers.

●	One-stop wholesale solution: CGTHK offers a one-stop wholesale solution that can locate and deliver most of the requested devices of various makes, models, and conditions in one batch, thanks to its supply network. Such one-stop solution provides CGTHK with a special edge over its competitors.

●	Fast response: CGTHK responds fast to its clients’ needs. The fast response is enabled by CGTHK’s streamlined process handling orders and sourcing supplies.

●	Established customer base: CGTHK has been delivering quality products and services to its clients for several years. As a result, the client base has been solid and growing.

●	Pricing algorithm and database: CGTHK has developed a database and algorithm for pricing strategies in sales and purchase.

●	Testing process and grading system: CGTHK has a well-accepted and unique testing process and grading system to solve the “market for lemons” problem.

●	Experienced and dedicated management team: CGTHK has an experienced and dedicated management team.

●	Economy of scale: CGTHK benefits from its economy of scale by obtaining preferable pricing and payment terms, while reinvesting in infrastructure to reduce costs and strengthen its competitive advantage.

●	Strategic location: CGTHK, our operating entity, is located in Hong Kong. Hong Kong is one of the busiest ports and enjoys the advantage of duty-free status, making it a major hub for the global recycled electronic devices industry.

See “Our Business — Competitive Strengths” commencing on page 90 for more detailed disclosures on CGTHK’s competitive strengths.

Business Strategies

CGTHK is in the early stages of development and keeps exploring new business opportunities. CGTHK seeks to fully utilize its management team’s extensive experience in the industry, successful wholesale business operations, and its mission of promoting the circular economy in the consumer electronic devices business and sustainable development for future growths. See “Our Business — Business Strategies” commencing on page 92 for more detailed disclosures on CGTHK’s business plans.

●	Organically expand the wholesale business and develop a wholesale auction market;

●	Diversify the product portfolio;

●	Expand into strategic overseas markets;

●	Establish a repair and refurbishment factory;

●	Enhance the business infrastructures;

●	Recruit additional employees.

ESG and Compliance

We are committed to the pursuit of sustainable business development. To achieve the goal, CGTHK implemented ESG policies and procedures. In addition, CGTHK follows and has been certified by the R2, ISO 14001, and ISO 45001 standards to conduct its business operations in order to run an environmentally friendly and safe business.

Summary of Risks Associated with Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in CGT Holdings’ Class A Ordinary Shares, including risks and uncertainties, among others, the following:

Risks Related to Our Business

●	Our industry is rapidly evolving and our business model may not continue to be successful or achieve wide acceptance as we anticipated. See “Risk Factors — Our industry is rapidly evolving and our business model may not continue to be successful or achieve wide acceptance as we anticipated” on page 19.

●	If we fail to attract and engage consumers, find suitable suppliers or involve other participants in the pre-owned consumer electronic devices value chain, our business and reputation may be materially and adversely affected. See “Risk Factors — If we fail to attract and engage consumers, find suitable suppliers or involve other participants in the pre-owned consumer electronic devices value chain, our business and reputation may be materially and adversely affected” on page 19.

●	If we are unable to maintain our existing customer base and attract new customers, our business, financial condition and results of operations may be materially and adversely affected. See “Risk Factors — If we are unable to maintain our existing customer base and attract new customers, our business, financial condition and results of operations may be materially and adversely affected” on page 20.

●	If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected. See “Risk Factors — If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected” on page 20.

●	The growth and profitability of our business depend on the level of consumer demand and discretionary spending. A severe or prolonged economic downturn in Southeast Asia and around the world could materially and adversely affect consumer discretionary spending and therefore adversely affect our business, financial condition and results of operations. See “Risk Factors — The growth and profitability of our business depend on the level of consumer demand and discretionary spending. A severe or prolonged economic downturn in Southeast Asia and around the world could materially and adversely affect consumer discretionary spending and therefore adversely affect our business, financial condition and results of operations” on page 20.

●	We may not be able to effectively and accurately inspect, grade and price pre-owned goods, in particular, consumer electronic devices. See “Risk Factors — We may not be able to effectively and accurately inspect, grade and price pre-owned goods, in particular, consumer electronic devices” on page 21.

●	The price margin between our collection and resale of pre-owned consumer electronic devices may fluctuate or decline in the future. Any material decrease in such price margin would harm our business, financial condition and results of operations. See “Risk Factors — The price margin between our collection and resale of pre-owned consumer electronic devices may fluctuate or decline in the future. Any material decrease in such price margin would harm our business, financial condition and results of operations” on page 22.

Risks Related to Doing Business in Hong Kong

●	CGT Holdings is an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, CGT Holdings’ operations are conducted in Hong Kong by one of CGT Holdings’ subsidiaries. See “Risk Factors — CGT Holdings is an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, CGT Holdings’ operations are conducted in Hong Kong by one of CGT Holdings’ subsidiaries” on page 40.

●	The Hong Kong legal system embodies uncertainties which could negatively affect our listing on Nasdaq and limit the legal protections available to you and us. See “Risk Factors — The Hong Kong legal system embodies uncertainties which could negatively affect our listing on Nasdaq and limit the legal protections available to you and us” on page 41.

●	We operate principally in Hong Kong, and adverse economic or other events affecting the region or any significant worsening to the present global financial condition could significantly impact our business. See “Risk Factors — We operate principally in Hong Kong, and adverse economic or other events affecting the region or any significant worsening to the present global financial condition could significantly impact our business” on page 41.

●	Our business is dependent on the government’s policy on the Hong Kong mobile telecom industry. See “Risk Factors — Our business is dependent on the government’s policy on the Hong Kong mobile telecom industry” on page 41.

●	Hong Kong’s position and reputation is dependent on the high degree of autonomy. See “Risk Factors — Hong Kong’s position and reputation is dependent on the high degree of autonomy” on page 41.

●	We may be affected by the currency peg system in Hong Kong. See “Risk Factors — We may be affected by the currency peg system in Hong Kong” on page 42.

●	It will be difficult to acquire jurisdiction and enforce liabilities against us, our officers, directors and assets based in Hong Kong. See “Risk Factors — It will be difficult to acquire jurisdiction and enforce liabilities against us, our officers, directors and assets based in Hong Kong” on page 42.

●	Potential political and economic instability in Hong Kong may adversely impact our results of operations. We may also face the risk that changes in the policies of the PRC government could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business. See “Risk Factors — Potential political and economic instability in Hong Kong may adversely impact our results of operations. We may also face the risk that changes in the policies of the PRC government could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business” on page 42.

●	Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we conduct in Hong Kong and accordingly on the results of our operations and financial condition. See “Risk Factors — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we conduct in Hong Kong and accordingly on the results of our operations and financial condition.” on page 43.

●	Although we do not believe we are subject to the review by the CAC or other PRC cybersecurity authorities because we have no operations in the mainland of China nor do we possess or process personal information from more than one million users, in light of recent events indicating greater oversight by the CAC over data security, we may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and this offering. See “Risk Factors — Although we do not believe we are subject to the review by the CAC or other PRC cybersecurity authorities because we have no operations in the mainland of China nor do we possess or process personal information from more than one million users, in light of recent events indicating greater oversight by the CAC over data security, we may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and this offering” on page 47.

Risks Related to CGT Holdings’ Class A Ordinary Shares and This Offering

In addition to the risks described above, we are subject to the following risks relating to our Class A Ordinary Shares and this offering, including, but not limited to, the following:

●	CGT Holdings’ Class A Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting and the cessation of trading of CGT Holdings’ Class A Ordinary Shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. See “Risk Factors — CGT Holdings’ Class A Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting and the cessation of trading of CGT Holdings’ Class A Ordinary Shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment.” commencing on page 49.

●	CGT Holdings’ Class A Ordinary Shares may encounter substantial volatility in its price, unrelated to our actual or anticipated operational performance, financial health, or prospects, posing challenges for potential investors in evaluating the rapidly changing value of CGT Holdings’ Class A Ordinary Shares. See “Risk Factors — CGT Holdings’ Class A Ordinary Shares may encounter substantial volatility in its price, unrelated to our actual or anticipated operational performance, financial health, or prospects, posing challenges for potential investors in evaluating the rapidly changing value of CGT Holdings’ Class A Ordinary Shares.” commencing on page 50.

●	Our estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all. See “Risk Factors — Our estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.” commencing on page 52.

●	Certain companies with public floats comparable to CGT Holdings’ public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. CGT Holdings may experience similar volatility, which may make it difficult for prospective investors to assess the value of its Class A Ordinary Shares. See “Risk Factors — Certain companies with public floats comparable to CGT Holdings’ public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. CGT Holdings may experience similar volatility, which may make it difficult for prospective investors to assess the value of its Class A Ordinary Shares.” commencing on page 52.

●	If we cannot continue to satisfy the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them. See “Risk Factors — If we cannot continue to satisfy the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.” commencing on page 52.

●	Although we do not believe we are required to file with the China Securities Regulatory Commission for this offering under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises promulgated in February 2023, if we are required to do so, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file for this offering. See “Risk Factors — Risks Related to CGT Holdings’ Class A Ordinary Shares and this Offering — Although we do not believe we are required to file with the China Securities Regulatory Commission for this offering under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises promulgated in February 2023, if we are required to do so, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file for this offering” commencing on page 59.

●	Shareholders will suffer substantial dilution and the Company will not receive any proceeds if the holders of the Warrants elect to exercise such Warrants using the zero exercise price option. See “Risk Factors — Risks Related to CGT Holdings’ Class A Ordinary Shares and this Offering — Shareholders will suffer substantial dilution and the Company will not receive any proceeds if the holders of the Warrants elect to exercise such Warrants using the zero exercise price option” commencing on page 60.

●	This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans. See “Risk Factors — Risks Related to CGT Holdings’ Class A Ordinary Shares and this Offering — This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.” commencing on page 60.

●	The public offering price per Unit will be determined at pricing, is expected to be at a discount to the market price of our Class A Ordinary Shares and may be lower than the assumed public offering price used in this prospectus, which would increase the number of Class A Ordinary Shares we issue in this offering and upon exercise of the Warrants. See “Risk Factors — Risks Related to CGT Holdings’ Class A Ordinary Shares and this Offering — The public offering price per Unit will be determined at pricing, is expected to be at a discount to the market price of our Class A Ordinary Shares and may be lower than the assumed public offering price used in this prospectus, which would increase the number of Class A Ordinary Shares we issue in this offering and upon exercise of the Warrants.”

●	You may experience future dilution as a result of future equity offerings or acquisitions. See “Risk Factors — Risks Related to CGT Holdings’ Class A Ordinary Shares and this Offering — You may experience future dilution as a result of future equity offerings or acquisitions” commencing on page 62.

●	There is no public market for the Warrants. See “Risk Factors — There is no public market for the Warrants.” commencing on page 60.

●	If the holders of the Warrants elect to exercise such warrants using the cashless exercise option, we may not receive any meaningful amount of additional funds upon the exercise of the Warrant. See “Risk Factors — Risks Related to CGT Holdings’ Class A Ordinary Shares and this Offering — If the holders of the Warrants elect to exercise such warrants using the cashless exercise option, we may not receive any meaningful amount of additional funds upon the exercise of the Warrant.” commencing on page 62.

In addition, please see “Risk Factors” commencing on page 19 of this Prospectus, and other information included in this prospectus, for a discussion of these and other risks and uncertainties that we face.

Transfer of Cash To and From Our Subsidiaries

We mainly conduct our marketing, sales and other operation activities through our wholly owned subsidiary in Hong Kong, CGTHK. As a result, almost all of our sales revenues are received by CGTHK. Transfers of funds from CGTHK to its holding company, CGT BVI, are free of restrictions, subject to availability of distributable profits and sufficient cash to maintain as a going concern and solvency of CGTHK and any contractual obligations owed to third parties prohibiting or restricting dividend distributions. Transfers of funds in the form of dividend from CGT BVI to CGT Holdings is not subject to exchange controls, and all such dividends may be freely transferred out of the British Virgin Islands, clear of any income or other tax of the British Virgin Islands imposed by withholding or otherwise without the necessity of obtaining any consent of any government or authority of the British Virgin Islands.

CGT Holdings is incorporated in the Cayman Islands as an exempted company and operates as a holding company with no actual operations and it currently conducts its business through its subsidiary in Hong Kong. There have been no cash flows and transfers of other assets between the holding company and its subsidiaries. CGTHK has not made any dividend payment or distribution to the holding company as of the date of this prospectus and CGTHK has no plans to make any distribution or dividend payment to the holding company in the near future. Neither the CGT Holdings nor CGTHK has made any dividends or distributions to U.S. investors as of the date of this prospectus.

All transfers of cash are related to the operations of the subsidiaries in the ordinary course of business. For CGTHK, and CGT Holdings (“Non-PRC Entities”), there are no restrictions on foreign exchange for such entities and they are able to transfer cash among these entities, across borders and to U.S. investors. Also, there are no restrictions and limitations on the abilities of Non-PRC Entities to distribute earnings from their businesses, including from subsidiaries to the parent company or from the holding company to the U.S. investors as well as the abilities to settle amounts owed. However, PRC may impose greater restrictions on CGTHK’s abilities to transfer cash out of Hong Kong and to the holding company, which could adversely affect our business, financial condition and results of operations.

Recent Developments

June 2026 Extraordinary General Meeting

On June 12, 2026, the Company held its 2026 extraordinary general meeting of shareholders (the “2026 EGM”) and, immediately following the 2026 EGM, a separate meeting of the holders of the Class B Ordinary Shares (the “Class B Meeting,” together with the 2026 EGM, the “Meetings”). At the 2026 EGM, the shareholders of the Company adopted the following resolutions:

(i)	By a special resolution, to increase the voting rights attached to each Class B Ordinary Share of par value US$0.001 each from twenty (20) votes per share to one hundred (100) votes per share on all matters subject to vote at general meetings of the Company;

(ii)	By an ordinary resolution, to increase the authorized share capital of the Company from US$2,000,000 divided into 1,900,000,000 Class A Ordinary Shares of par value US$0.001 each and 100,000,000 Class B Ordinary Shares of par value US$0.001 each, to US$90,000,000 divided into 85,500,000,000 Class A Ordinary Shares of par value US$0.001 each and 4,500,000,000 Class B Ordinary Shares of par value US$0.001 each;

(iii)	By a special resolution, to reduce the authorized share capital of the Company from US$90,000,000 divided into 85,500,000,000 Class A Ordinary Shares of par value US$0.001 each and 4,500,000,000 Class B Ordinary Shares of par value US$0.001 each, to US$900,000 divided into 85,500,000,000 Class A Ordinary Shares of par value US$0.00001 each and 4,500,000,000 Class B Ordinary Shares of par value US$0.00001 each, by reducing the par value of each issued and unissued share from US$0.001 to US$0.00001, with the amount by which the issued share capital was reduced credited to the share premium account of the Company;

(iv)	By a special resolution, to adopt the Third Amended and Restated Memorandum and Articles of Association of the Company (the “Third Amended and Restated M&A”) in substitution for, and to the exclusion of, the then-existing Second Amended and Restated Memorandum and Articles of Association of the Company, with immediate effect; and

(v)	By an ordinary resolution, to authorize the Board of Directors of the Company (the “Board”), for a period of two (2) years following the date of obtaining the requisite shareholder approval, to effect up to five (5) share consolidations of the Company’s issued and unissued ordinary shares (including both Class A Ordinary Shares and Class B Ordinary Shares), each at a ratio of up to 1-for-1,500, on a proportionate basis as between the Class A Ordinary Shares and the Class B Ordinary Shares, at such time or times and at such precise ratio or ratios as may be determined by the Board in its sole discretion, with any fractional shares resulting therefrom to be dealt with in such manner as may be approved by the shareholders or otherwise determined by the Board to the extent permitted by the then-existing memorandum and articles of association of the Company and applicable law.

At the Class B Meeting, the holders of the Class B Ordinary Shares approved, by a special resolution and insofar as the same constituted a variation or abrogation of the rights attached to the Class B Ordinary Shares, the increase of the voting rights of the Class B Ordinary Shares, the removal of the dividend rights attached to the Class B Ordinary Shares, and the adoption of the Third Amended and Restated M&A.

Nasdaq Minimum Bid Price Deficiency and 1-for-15 Share Consolidation (Reverse Share Split)

On June 26, 2026, the Company received a notification letter from the Listing Qualifications Department of Nasdaq, notifying the Company that it was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2), because the closing bid price of the Company’s Ordinary Shares had been below US$1.00 per share for a period of 30 consecutive business days from May 13, 2026 to June 25, 2026.

On June 16, 2026, pursuant to the authority granted by the shareholders at the 2026 EGM, the Board approved a share consolidation (the “Share Consolidation”) of the Company’s issued and unissued Class A Ordinary Shares and Class B Ordinary Shares at a ratio of 1-for-15. The Share Consolidation became effective after market close on July 6, 2026, and the Class A Ordinary Shares began trading on The Nasdaq Capital Market on a split-adjusted basis at the open of trading on July 7, 2026 under the existing symbol “CGTL” and under a new CUSIP number, G2563P110.

As a result of the Share Consolidation, (i) every 15 issued and unissued Class A Ordinary Shares and Class B Ordinary Shares were consolidated into one Class A Ordinary Share and one Class B Ordinary Share, respectively; and (ii) the par value of each ordinary share was adjusted from US$0.00001 to US$0.00015 per share. Concurrently with the Share Consolidation, proportional adjustments were made to the exercise price of and number of shares underlying the Company’s outstanding warrants, share options and convertible instruments, as applicable.

On July 21, 2026, the Company received a notification from Nasdaq that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2), and the matter was closed.

September 2026 Second Extraordinary General Meeting

On August 20, 2026, the Board passed resolutions to convene the Company’s 2026 second extraordinary general meeting of shareholders (the “2026 Second EGM”), and on August 25, 2026, the Company issued its notice of meeting and proxy statement. On September 9, 2026, the Company held the 2026 Second EGM, at which the shareholders of the Company adopted the following resolutions:

(i)	by a special resolution, to approve and adopt the fourth amended and restated memorandum and articles of association of the Company (the “Fourth Amended and Restated M&A”), in substitution for, and to the exclusion of, the Third Amended and Restated M&A, with immediate effect, in order to:

(a)	amend the provisions relating to shareholder written resolutions such that, among other things, (1) no minimum period need elapse between the giving of the copy of the proposed resolutions to be passed by the shareholders in writing and the signing of such proposed resolutions by the shareholders; (2) the record date for a written resolution shall be the date on which the copy of the proposed resolutions is first given to the shareholders; and (3) proposed resolutions passed as written resolutions shall take effect, in the case of an ordinary resolution, on the date on which the shareholders representing the requisite majority have signed the resolution (or such later date as the resolutions may specify) and, in the case of a special resolution, on the date on which the last shareholder whose signature is required to pass the resolutions signs the resolutions;

(b)	provide for exclusive jurisdiction for dispute resolution in respect of certain Cayman Islands law and internal affairs claims against the Company, subject to the carve-outs set out therein; and

(c)	reflect the Company’s current authorized share capital of US$900,000, divided into 5,700,000,000 Class A Ordinary Shares of par value US$0.00015 each and 300,000,000 Class B Ordinary Shares of par value US$0.00015 each;

(ii)	by an ordinary resolution, to authorize any one or more directors of the Company to do all such acts and things and execute all such documents ancillary to the adoption of the Fourth Amended and Restated M&A and the other resolutions approved at the 2026 Second EGM, and to authorize and instruct the registered office service provider of the Company to make the necessary filings with the Registrar of Companies of the Cayman Islands in respect of such resolutions; and

(iii)	by an ordinary resolution, to authorize the chairman of the 2026 Second EGM to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

Foreign Private Issuer Status

CGT Holdings is a foreign private issuer within the meaning of the rules under the Exchange Act. As such, CGT Holdings is exempt from certain provisions applicable to United States domestic public companies. For example:

●	CGT Holdings is not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	For interim reporting, CGT Holdings is permitted to comply solely with its home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	CGT Holdings is not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	CGT Holdings is exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	CGT Holdings is not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	CGT Holdings’ insiders are not required to comply with Section 16 of the Exchange Act requiring such individuals and entities to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as CGT Holdings, may follow its home country practice in lieu of the requirements of the Nasdaq Rule 5600 Series and Rule 5250(d), provided that CGT Holdings nevertheless complies with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that CGT Holdings has an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii).

If CGT Holdings relies on its home country corporate governance practices in lieu of certain of the rules of Nasdaq, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Emerging Growth Company Status

CGT Holdings is an “emerging growth company”, as defined in the “JOBS Act”, and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management discussion and analysis of financial conditions and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in CGT Holdings’ Class A Ordinary Shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period.

CGT Holdings could remain an emerging growth company for up to five years after our initial public offering, or until the earliest of (1) the last day of the first fiscal year in which its annual gross revenues exceed US$1.235 billion, (2) the date that CGT Holdings becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of CGT Holdings’ Class A Ordinary Shares that is held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter and CGT Holdings has been publicly reporting for at least 12 months, or (3) the date on which CGT Holdings has issued more than US$1 billion in non-convertible debt during the preceding three-year period.

Controlled Company

CGT Holdings expects to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq because, and as long as, Mr. Shangzhao (“Cizar”) Hong, the founder and controlling shareholder of the Company, holds more than 50% of the CGT Holdings’ voting power and has the ability to determine all matters requiring approval by shareholders. For so long as CGT Holdings remains a controlled company under that definition, CGT Holdings will be permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of CGT Holdings’ board of directors must be independent directors;

●	an exemption from the rule that the compensation of CGT Holdings’ chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that CGT Holdings’ director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Holding Foreign Companies Accountable Act

We are subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act, or the “HFCAA”. Pursuant to the HFCAA and the related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the United States Securities and Exchange Commission (the “SEC”) will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our former auditor, Wei, Wei & Co., LLP, is an independent registered public accounting firm based in the United States, is not identified in the 2021 PCAOB report as a firm subject to the PCAOB’s determination. Our current auditor, Edward Associate CPA PLLC, is an independent registered public accounting firm based in the United States and is not among such accounting firms. In August 2022, the PCAOB, the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA, if needed. On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC and came into effect on March 31, 2023. Given that the Statement of Protocol and the Provisions have just been issued and that official guidance and related implementation rules of the Provisions have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC by then, we may be identified as a Commission-Identified Issuer following our filing of an annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA.

Legal Proceedings

None of CGT Holdings or its subsidiaries is currently a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Corporate Information

CGT Holdings’ principal executive offices are located at Unit 03 and 05, 22/F, Westin Centre, 26 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Our telephone number at this address is +852 2690 9121. CGT Holdings’ registered office in the Cayman Islands is located at the offices of Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. CGT Holdings’ agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, New York 10168. Investors should contact us for any inquiries through the address and telephone number (852) 2690 9121 of our principal executive offices.

CGT Holdings’ websites are https://cgt-electronics.com and https://cgt-recycle.com. The information contained on CGT Holdings’ website is not a part of this prospectus.

THE OFFERING

Units offered by us	Up to 3,571,428 Units, based on an assumed public offering price of $1.82 per Unit, for maximum gross proceeds of up to $6,500,000, with each unit consisting of one Class A Ordinary Share, or, in lieu thereof, one Pre-Funded Warrant; and one Warrant.

Shares offered by us	Up to 3,571,428 Class A Ordinary Shares included in the Units, up to 3,571,428 Pre-Funded Warrants, and up to 42,857,136 Class A Ordinary Shares issuable upon exercise of the Warrants at a zero exercise price.

Warrants offered by us	Up to 3,571,428 Warrants.

The Warrants will become exercisable beginning on the issuance date at an initial exercise price of $2.002, equal to 110% of the assumed public offering price per Unit. A holder of Warrants may, at any time and in its sole discretion, exercise its Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of Class A Ordinary Shares that would be issuable upon exercise of the Warrant in accordance with the terms of such Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the lowest VWAP of the Class A Ordinary Shares during the five trading days immediately prior to the applicable exercise date (such VWAP, the “Low Price”) by (ii) 50% of the Low Price. This “zero exercise price” option is only available at a time when the applicable Low Price is lower than the then applicable Exercise Price. At no time can the Low Price be lower than the Floor Price. “Floor Price” means one-seventh of the initial exercise price of the Warrants (US$0.286 at the assumed public offering price, or approximately 15.7% of the assumed public offering price of US$1.82 per Unit), subject to adjustment for share splits, share combinations and similar events, so that the maximum number of Class A Ordinary Shares issuable under each Warrant pursuant to the zero exercise price option will be twelve (12) regardless of the final public offering price. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Warrants because it is highly unlikely that a Warrant holder will elect to pay an exercise price in cash to receive Class A Ordinary Shares when they could elect the “zero exercise price” option in these circumstances to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price. The zero exercise price option is not available when the Low Price is at or above the exercise price, and yields fewer than one Class A Ordinary Share per Warrant whenever the Low Price exceeds two-thirds of the exercise price (approximately $1.335 at the assumed public offering price). In those circumstances holders may instead exercise the Warrants for cash at the exercise price, and if all Warrants were exercised for cash at the assumed initial exercise price of $2.002 per share we would receive approximately $7,150,000; however, we cannot predict whether or when any Warrants will be exercised for cash. As an example, holders of the Warrants may elect to be issued up to 42,857,136 Class A Ordinary Shares upon the exercise of the Warrants assuming the Low Price is equal to the Floor Price. The Warrants will expire on the date that is six months after the issuance date. See “Description of Securities — Warrants”.

We are also registering the issuance of up to 42,857,136 Class A Ordinary Shares underlying the Warrants.

Pre-Funded Warrants offered by us	Up to 3,571,428 Pre-Funded Warrants.

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Class A Ordinary Shares, up to 3,571,428 Pre-Funded Warrants to purchasers whose purchase of shares in this Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering. Each Pre-Funded Warrant is exercisable for one Class A Ordinary Share. The purchase price of each Pre-Funded Warrant is equal to the price per Class A Ordinary Share being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant is $0.001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of Class A Ordinary Shares we are offering will be decreased on a one-for-one basis.

We are also registering the issuance of up to 3,571,428 Class A Ordinary Shares underlying the Pre-Funded Warrants.

Class A Ordinary Shares outstanding prior to the offering	1,152,588 Class A Ordinary Shares

Class A Ordinary Shares to be outstanding after the offering	4,724,016 Class A Ordinary Shares (assuming no sale of any Pre-Funded Warrants and none of the Warrants issued in this offering are exercised). To the extent Pre-Funded Warrants are sold, the number of Class A Ordinary Shares sold in this offering will be reduced on a one-for-one basis. The number of Class A Ordinary Shares outstanding after this offering is based on the assumed public offering price of $1.82 per Unit and will be greater if the final public offering price is lower; see “Dilution — Sensitivity to the Public Offering Price”.

Additional allocation	Pursuant to the securities purchase agreement, each investor in this offering will have the right to purchase additional Units, provided that the aggregate number of Units sold in all closings will not exceed the number of Units equal to $6,500,000 divided by the public offering price per Unit (3,571,428 Units at the assumed public offering price of $1.82 per Unit), up to 100% of such investor’s initial allocation of Units during the 30 calendar days following the initial closing, at the same price per Unit and on the same terms as the initial closing, subject to the availability of registered and authorized Class A Ordinary Shares, Nasdaq listing requirements and satisfaction of the applicable closing conditions.

Use of proceeds	We estimate the net proceeds from this offering to us will be approximately $5,757,239, after deducting the estimated placement agent fees and expected offering expenses payable by us, and none of the Warrants issued in this offering are exercised. Even if the Warrants are exercised, we do not expect to receive any proceeds from the exercise of the Warrants because it is highly unlikely that a holder of the Warrants would elect to exercise the Warrants by paying cash or via cashless exercise in lieu of the zero exercise price option. We may, however, receive cash proceeds to the extent holders exercise Warrants for cash at times when the zero exercise price option is unavailable or would yield fewer than one Class A Ordinary Share per Warrant; any such proceeds would be used for working capital and general corporate purposes.

We currently intend to use the net proceeds to us from this offering for business expansion, marketing and promotional activities, strategic investments and other general corporate purposes. See “Use of Proceeds” beginning on page 64.

Listing symbol	Our Class A Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “CGTL.”

There is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not intend to list these securities on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.

Offering price	An assumed public offering price of $1.82 per Unit (consisting of one Class A Ordinary Share (or Pre-Funded Warrant in lieu thereof), and one Warrant), which represents a discount of approximately 24.48% to the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market of $2.41 on November 12, 2026. The final public offering price per Unit will be determined at pricing and may be at a greater or lesser discount to, or equal to, the market price of our Class A Ordinary Shares at that time. See “Dilution — Sensitivity to the Public Offering Price”.

The public offering price per Unit in the Offering will be determined between us and the investors, in consultation with the placement agent, which will be mainly based on latest market price prior to the pricing of the Offering. The public offering price per Unit is expected to be at a discount to the market price of our Class A Ordinary Shares at the time of pricing, and the assumed public offering price of $1.82 per Unit used in this prospectus, which represents a discount of approximately 24.48% to the last reported sale price of $2.41, may not be indicative of the final public offering price. If the final public offering price is lower, we will sell a greater number of Units for the same maximum gross proceeds of $6,500,000 and the number of Class A Ordinary Shares issuable upon exercise of the Warrants will increase proportionately. See “Dilution — Sensitivity to the Public Offering Price”. The last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market on November 12, 2026 was $2.41 per Class A Ordinary Share.

Transfer Agent	VStock Transfer

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section set forth in this prospectus before deciding whether or not to invest in our securities.

SUMMARY FINANCIAL DATA

The following selected consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The annual data for fiscal 2025 and 2024 have been derived from the audited consolidated financial statements included herein; fiscal 2023 data have been derived from the audited financial information included in our Annual Report on Form 20-F. The interim data are unaudited and include all adjustments that management considers necessary for a fair presentation of the periods shown. Interim results are not necessarily indicative of results for the full fiscal year.

Selected Consolidated Statements of Operations Data

	Year Ended September 30,
	2025	2024	2023
Revenues	$21,150,042	$35,611,761	$50,278,937
Cost of revenues	(18,864,549)	(29,275,274)	(45,309,410)
Gross Profit	2,285,493	6,336,487	4,969,527
Selling and marketing	(25,497)	(32,738)	(34,132)
General and administrative	(1,184,369)	(1,118,217)	(1,141,069)
Share-based compensation	(14,236,000)	—	—
Total operating expenses	(15,445,866)	(1,150,955)	(1,175,201)
Income (loss) from operations	(13,160,373)	5,185,532	3,794,326
Other income	1,213	5,290	30,541
Other expenses	—	(2,726)	—
Interest income, net	1,464	(2,446)	10,269
Total other income, net	2,677	118	40,810
Income (loss) before income tax expenses	(13,157,696)	5,185,650	3,835,136
Income taxes	(212,053)	(903,282)	(679,815)
Net income (loss)	$(13,369,749)	$4,282,368	$3,155,321
Foreign currency translation adjustment	(14,238)	(21,709)	24,697
Total Comprehensive Income (loss)	$(13,383,987)	$4,260,659	$3,180,018
Net income (loss) per share attributable to ordinary shareholders – basic and diluted	$(8.51)	$3.21	$2.37
Weighted average number of ordinary shares used in computing net income(loss) per share – basic and diluted	1,571,251	1,333,333	1,333,333

	Six Months Ended March 31,
	2026	2025
Revenues	$18,413,179	$12,248,499
Cost of revenues	(22,188,832)	(10,700,185)
Gross Profit	(3,775,653)	1,548,314
Selling and marketing	(10,097)	(15,429)
General and administrative	(669,909)	(885,228)
Share-based compensation	—	(14,236,000)
Total operating expenses	(680,006)	(15,136,657)
Loss from operations	(4,455,659)	(13,588,343)
Other income	(2,584)	10,089
Interest income, net	78	1,278
Total other income (expense), net	(2,506)	11,367
Loss before taxes	(4,458,165)	(13,576,976)
Income tax benefit (expense)	700,850	(142,362)
Net loss	$(3,757,315)	$(13,719,338)
Foreign currency translation adjustment	(21,368)	(20,937)
Total Comprehensive Loss	$(3,778,683)	$(13,740,275)
Net Loss per share attributable to ordinary shareholders basic and diluted	(2.19)	(9.62)
Weighted average number of ordinary shares used in computing net loss per share basic and diluted	1,719,255	1,426,712

Selected Consolidated Balance Sheet Data

	March 31, 2026 (Unaudited)	September 30, 2025	September 30, 2024
Cash and cash equivalents	$493,784	$185,240	$443,322
Prepayments, other receivables and other current assets	6,402,513	3,387,091	538,195
Inventories, net	6,854,055	14,668,535	3,842,072
Total current assets	13,750,352	18,240,866	15,315,253
Total assets	$14,608,958	$18,288,950	$16,319,951
Total liabilities	$350,151	$251,460	$2,859,735
Total shareholders’ equity	$14,258,807	$18,037,490	$13,460,216

Selected Consolidated Cash Flow Data

	Year Ended September 30, 2025	Year Ended September 30, 2024	Year Ended September 30, 2023
Net cash provided by (used in) operating activities	$(4,811,035)	$(3,524,152)	$4,874,638
Net cash used in investing activities	—	(18,597)	$(3,784)
Net cash provided by (used in) financing activities	$4,584,014	$(299,324)	$(1,546,250)
Effect of exchange-rate changes	$(31,061)	$(20,182)	$21,673
Cash and cash equivalents at period end	$185,240	$443,322	$4,305,577

	Six Months Ended March 31, 2026 (Unaudited)	Six Months Ended March 31, 2025 (Unaudited)
Net cash provided by (used in) operating activities	$445,398	$(4,768,395)
Net cash used in investing activities	—	—
Net cash provided by (used in) financing activities	—	$4,583,949
Effect of exchange-rate changes	$(136,854)	$(38,144)
Cash and cash equivalents at period end	$493,784	$220,732

All amounts are stated in U.S. dollars. All share and per-share amounts have been retroactively adjusted to reflect the 1-for-15 share consolidation that became effective on July 6, 2026.

RISK FACTORS

Investing in our Class A Ordinary Shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described below and elsewhere in this prospectus.

Risks Related to Our Business

Our industry is rapidly evolving and our business model may not continue to be successful or achieve wide acceptance as we anticipated.

The pre-owned consumer electronic devices industry is developing quickly. There are not many well-established wholesalers or retailers for pre-owned consumer electronic devices, nor are there any established industry standards for pre-owned consumer electronic devices market in general. We have been experimenting with several business strategies since the start of our business operations in 2016 to determine the most successful business model for our operations. We think our business model is unique, and we have a limited operating history on which investors can evaluate our business and prospects. Specifically, we only began operating our online retail business in 2021 and our device rental business in 2022. There is no assurance that our business model will remain effective or gain widespread acceptance as quickly or at the extent we predict. We have to explore different business practices, formulate pricing strategies, set up procedures and standards by ourselves and learn from our own experience. Given our limited history in operating online marketplaces, we cannot assure you that we will be able to successfully anticipate and respond to industry trends and customer behaviors, especially as we continue to broaden our customer base and diversify our product offerings. A potential investor in CGT Holdings’ Class A Ordinary Shares should carefully assess the risks we face as a result of our involvement in a new and rapidly evolving industry, and our attempt to execute on a new and untested business model. Our business model may not be successful, or we may not successfully manage the risks associated with this business model.

If we fail to attract and engage consumers, find suitable suppliers or involve other participants in the pre-owned consumer electronic devices value chain, our business and reputation may be materially and adversely affected.

Our capacity to engage customers, identify relevant suppliers, involve other players in the pre-owned consumer electronic devices value chain, and deliver a superior experience to them, which in turn depends on a number of criteria, are critical to the success of our business. These factors include our ability to:

●	continue to expand our office/store networks;

●	leverage technology and data to improve our services;

●	maintain the reliability of our process of testing, repairing, grading, and pricing;

●	diversify into new product categories and offer more value-added services promptly to meet changing consumer demand;

●	keep offering pre-owned consumer electronic devices/goods at competitive prices;

●	keep working with current suppliers or seek out new suppliers;

●	continue to innovate and improve the functionality, performance, reliability, design, security, and scalability of our service system;

●	attract and manage consumers on our brick-and-mortar and online marketplaces;

●	uphold and enhance our offline network’s and employees’ operational effectiveness, dependability, and customer experience for online transactions,

●	deliver to consumers products of quality that meet their expectations; and

●	provide superior after-sales service.

As our business develops, we cannot guarantee you that we will always be able to provide a superior experience to consumers. Failure to do so could materially and adversely affect our business, financial condition and results of operations.

If we are unable to maintain our existing customer base and attract new customers, our business, financial condition and results of operations may be materially and adversely affected.

Future growth will depend on our ability to maintain our existing customer base and attract new customers. To expand our customer base, we have established online and, are planning to establish offline channels to maximize our access to potential consumers who intend to buy pre-owned consumer electronic electronics. However, we cannot guarantee you that we will be successful in maintaining our existing customer base and attracting new customers. The pre-owned consumer electronic devices industry may evolve rapidly in Hong Kong and the Southeast Asia region. Therefore, we may not be able to effectively maintain and grow our customer base, which would result in a lower volume of pre-owned consumer electronic devices sold by us and thus materially and adversely affect our business, financial condition and results of operations. Furthermore, there is public perception that pre-owned consumer electronic devices may be counterfeit or defective, and this perception could damage our reputation and have a negative impact on our ability to attract new customers or retain existing customers. If we are unable to maintain or increase positive awareness of our services, it may be difficult for us to maintain and grow our customer base, and our business, growth prospects, results of operations and financial condition may be materially and adversely affected.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Our business has continued to develop over the past several years, our revenues have declined in recent periods, with total revenue of approximately US$50.2 million, US$35.5 million and US$21.1 million for the fiscal years ended September 30, 2023, 2024 and 2025, respectively. While we intend to pursue initiatives designed to stabilize and grow our business, we may not achieve revenue growth, and we may continue to experience volatility or further declines in our revenues. We plan to further expand our sources of supply and customer base. For example, we plan to further expand our network into more countries in Southeast Asia to increase the circulation of pre-owned devices from developed economies like the U.S. to developing economies. In addition, we plan to upgrade our technology capabilities to improve the accuracy, speed, and cost-effectiveness of our proprietary process of testing, grading, and pricing for pre-owned devices. The strategies include upgrading our Hong Kong office with new technologies and further optimizing our pricing algorithm by continuing to leverage the database we developed and maintained. All these efforts will require significant managerial, financial and human resources. We cannot guarantee you that we will be able to effectively manage our growth or to implement all these systems, procedures and control measures successfully or that our new business initiatives will be successful. If we are not able to manage our growth or execute our strategies effectively, our expansion may not be successful and our business and prospects may be materially and adversely affected.

The growth and profitability of our business depend on the level of consumer demand and discretionary spending. A severe or prolonged economic downturn in Southeast Asia or around the world could materially and adversely affect consumer discretionary spending and therefore adversely affect our business, financial condition and results of operations.

The success of our business is highly dependent on the level of consumer demand and discretionary spending both in the markets where we operate. Many factors beyond our control may affect the level of consumer demand and discretionary spending on merchandise that we offer, including, among other things:

●	general economic and industry conditions;

●	consumer disposable income;

●	discounts, promotions and merchandise offered by our competitors;

●	negative reports and publicity about the pre-owned consumer electronic devices industry;

●	outbreak of viruses or widespread illness, including COVID-19 caused by the novel coronavirus;

●	unemployment rate;

●	minimum wages and personal debt levels of consumers;

●	access to consumption loans by consumers;

●	consumer confidence in future economic conditions;

●	fluctuations in the financial markets; and

●	natural disasters, war, terrorism and other hostilities.

Declining consumer confidence and spending cutbacks may result in reduced demand for pre-owned consumer electronic devices. Declining demand also may require increased selling and advertising expenses. A deterioration in economic conditions and any related decrease in consumer demand for pre-owned consumer electronic devices could have a material adverse effect on our business, financial condition and results of operations. COVID-19 pandemic has also resulted in a severe and negative impact on the Hong Kong and the global economy. Negative economic conditions related to this outbreak may limit the consumer confidence and the amount of disposable income available to consumers, which may impact our consumer demand.

The outbreak of COVID-19 has adversely affected our business. The extent to which COVID-19 will continue to impact our results is subject to future developments, which are highly uncertain and cannot be predicted. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. Chinese economy’s growth rate has been slowing down. Even before, central banks and financial authorities of some of the world’s major economies, including the United States and China, had adopted expansionary monetary and fiscal policies, the long-term effects of which have considerable uncertainties. Unrest, terrorist threats, the Russian invasion of Ukraine, the war in the Middle East and the potential war elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including but not limited to the surrounding Asian countries, which may potentially have an economic impact. In particular, there is great uncertainty about the future relationship between the United States and China related to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

In addition, a lot of the above-mentioned factors also have an impact on things like commodity prices, transportation costs, interest rates, costs of labor, insurance and healthcare, lease costs, policies that create barriers to or increase the costs associated with international trade, changes in other laws and regulations and other economic factors. These things could all have an effect on our cost of sales, our selling and distribution expenses, and general and administrative expenses, which could have a significant adverse effect on our business, financial condition and results of operations.

We may not be able to effectively and accurately inspect, grade and price pre-owned goods, in particular, consumer electronic devices.

We inspect, grade and price pre-owned consumer electronic devices we source from our supplier network before selling them to wholesalers or retailers. As there are no uniform or established standards or practices for inspecting, grading and pricing pre-owned consumer electronic devices, we have developed our own inspection procedures, grading system and pricing mechanism over years of our business operations. We cannot assure you that our business practices represent the best practice in the pre-owned consumer electronic devices industry or that they will yield maximum commercial benefits. We may not be able to identify all potential defects of pre-owned consumer electronic devices and grade them accurately. Even if we are able to do so, we cannot guarantee you that the prices we assign to those pre-owned consumer electronic devices reflect the actual or fair value of those pre-owned consumer electronic devices. If consumers believe that the prices determined or suggested by us do not reflect the fair value or their deemed value of the pre-owned consumer electronic devices, they may choose other providers or merchants over us, which in turn would result in our losing of customer base and a decline in sales revenue, either of which could significantly and adversely affect our business, financial condition and results of operations.

The price margin between our collection and resale of pre-owned consumer electronic devices may fluctuate or decline in the future. Any material decrease in such price margin would harm our business, financial condition and results of operations.

We generate revenues primarily by earning the price differences between our collection and resale of pre-owned consumer electronic devices. Maintaining and growing our revenue depends on a number of factors, including

●	our ability to expand sources of supply for pre-owned consumer electronic devices;

●	our ability to attract consumers and other participants in the pre-owned consumer electronic devices value chain;

●	the average unit price of pre-owned consumer electronic devices sold by us, which may decrease as a result of, among other things, rolling-out of new generations of consumer electronic devices;

●	our ability to deliver excellent services;

●	our ability to maximize the price differences between the acquisition prices and resale prices;

●	our ability to reach the end-consumers with the pre-owned consumer electronic devices sold by us; and

●	fluctuation in other macro-economic changes.

Any failure to adequately and promptly address any of these risks and uncertainties would significantly and adversely affect our business and results of operations.

We may incur liability or become subject to claims or administrative penalties for stolen products sold by us or counterfeit, infringing, illegal or unauthorized products sold by us.

We purchase the used consumer electronic devices we sell from a variety of suppliers and distribution methods. We have taken steps to prevent potential violation of third parties’ intellectual property rights while sourcing and selling products, as well as to confirm the authenticity and authorization of used consumer electronic devices sold by us and we reject items we believe to be counterfeit. However, we cannot assure you that we are able to identify any and all unauthorized, counterfeit or illegal products, especially components and parts or accessories of the pre-owned consumer electronic devices, that infringe third parties’ intellectual property rights given the large number of pre-owned consumer electronic devices being inspected. As the sophistication of counterfeiters increases, it may be increasingly difficult to identify counterfeit pre-owned consumer electronic devices and their components, parts and accessories. In the event that counterfeit, unauthorized or infringing products are sold by us or infringing content is posted by us, we could face claims that may subject us to liabilities. If we fail to identify any infringing pre-owned consumer electronic devices including components and parts or accessories and such products are sold to purchasers, we risk facing infringement claims, which would also be bad for our reputation. Regardless of the truth of such accusations, we could have to spend a lot of money and time defending ourselves or settling them. We can be forced to pay significant damages if the lawsuit against us is found to be valid or stop marketing the relevant items. Potential liabilities we may be subject to under Hong Kong law if we negligently participated or assisted in infringement activities associated with counterfeit products include injunctions to cease infringing activities, rectification, compensation, administrative penalties and even criminal liability. Moreover, such third-party claims or administrative penalties could result in negative publicity and our reputation could be severely damaged.

In addition, stolen products were and may continue to be sold by us, which could also result in negative publicity, and thus damage our reputation. Pursuant to the Hong Kong laws, we would be subject to criminal liability if we knowingly engage in any sale of stolen pre-owned consumer electronic product that we sourced from other parties. We have been keeping records of the information of the pre-owned consumer electronic products sourced by us and have implemented an internal policy to report to the Hong Kong enforcement authorities when there are suspicious circumstances relating to the source of the purchased goods. However, third-party sellers’ actions are beyond our control and we cannot guarantee you that our online marketplaces will not be used as a channel by certain sellers to dispose of illegal products. Any of these events could have a material and adverse effect on our business, results of operations or financial condition.

Our business currently focuses on the devices of a certain brand, any disruption in the production or quality control may materially and adversely affect our business and results of operations.

For the years ended September 30, 2025 and 2024, 90.4% and 98.9% of our revenues were derived from the sales of pre-owned Apple products, including iPhones, iPads, MacBooks, Apple Watches, etc. Such concentration exposes us to heightened risks relating to the Apple products. If Apple experiences disruptions in its production or supply chain, or major product quality problems, our business and results of operations will be adversely affected.

Our expansion into new product categories may expose us to new challenges and more risks.

Our business focused mostly on cellphones and tablets. For the fiscal years ended September 30, 2025 and 2024, CGTHK derived 65% and 81% of its revenue from the sale of cellphones and tablets respectively. Our business has expanded recently to include additional pre-owned consumer devices, including laptops, and wireless Bluetooth earbuds. In the future, we might diversify our pre-owned product offerings to include unmanned aerial vehicles, gaming consoles, cameras, and lenses. Increased risks and difficulties come with diversifying into new product and service offerings. It might be more challenging for us to predict client demand and preferences due to our lack of knowledge with these items and services and our lack of pertinent customer data pertaining to these products and services.

We may also be unable to effectively inspect and control the quality of these pre-owned goods appropriately or we may misjudge customer demand on our new offerings. We may also face costly product liability claims, which would harm our brand and reputation as well as our financial performance. If competition in the new product and service categories intensifies, we may have to price aggressively and invest heavily to gain market share or remain competitive, which may adversely affect our profitability. As a result of various uncertainties and risks, it may be difficult for us to achieve profitability in the new product and service categories and our profit margin in these categories, if any, may be lower than we anticipate, which would adversely affect our overall profitability and results of operations. We are unable to guarantee that our investments in launching these new product categories will be able to pay for itself.

If we are unable to establish our store network successfully, our business or results of operations would be adversely affected.

We plan to open offline retail stores as part of our expansion strategy. However, we may not be able to set up our store network as planned. To set up a store network will require substantial investments and commitment of resources. The number and timing of the stores actually opened during any given period depend on a number of risks and uncertainties, including but not limited to our ability to:

●	identify locations with large customer traffic and commercial potential;

●	obtain leases on commercially reasonable terms;

●	efficiently manage our time and cost in relation to the design, decoration and pre-opening processes for stores;

●	successfully operate our stores, including offering excellent customer experience;

●	maintain a positive image of our stores;

●	obtain adequate funding covering development and expansion costs;

●	obtain the required licenses, permits and approvals; and

●	recruit and retain talents with sufficient experience in the pre-owned consumer electronic devices industry.

Any factors listed above, either individually or in aggregate, might delay or ruin our plan to increase the number of stores in desirable locations at manageable cost levels.

The successful operations of our business depend on our ability to maintain and attract more consumers to our online website.

Consumers play an important role in the successful operations of our business. As a result, attracting and maintaining our relationship with consumers to our online website or future brick-and-mortar stores are critical to our business and results of operations. However, we may not be able to do so due to a number of factors, some of which are beyond our control. For example, we may not be able to attract or maintain our existing customer base, which could result in a decline in the transaction volumes and thus negatively affect our business and results of operations.

Privacy concerns relating to pre-owned consumer electronic devices and the collection, storage and mishandling of personal information could incur claims brought by owners of pre-owned consumer electronic devices, damage our reputation, impede our business growth and thus negatively impact our business.

Even if unfounded, worries about the security of personal information or other sensitive data stored in previously owned consumer electronic devices or a general lack of trust in that security could discourage current and potential customers from using our services, harm our reputation, drive away customers, and negatively impact our operating results. In order to offer better services, we also collect, store, and use personal information associated with pre-owned electronics from our customers, suppliers to provide better services. Despite our best efforts, we may not always be in compliance with all applicable data protection laws and regulations, our own privacy policies, and other duties we may have with regard to privacy and data protection, and in some cases the failure of compliance has led to customer complaints, and may also lead to inquiries, other proceedings, or actions against us by government agencies or others, as well as unfavorable publicity, damage to our reputation, and loss of our brand. Each of these things could lead to us losing users, customers, and have a negative impact on our business. Additionally, any system failure or security breach that permits unauthorized access to or disclosure of our customers’ data may severely restrict the use of our products and services, damage our reputation and brand, and, ultimately, hurt our business. To prevent the leakage of customer information and other security breaches, we strictly restrict third parties’ access to customer privacy data. However, given its high commercial worth, customer data may still be compromised and utilized inappropriately by outside parties, putting us at risk for legal and regulatory issues and seriously jeopardizing our company. Nonetheless, given its great commercial value, customer data may still be hacked and misused by third parties, which could expose us to legal and regulatory risks and seriously harm our business.

If we fail to adopt new technologies or adapt our websites to changing user or customer requirements or emerging industry standards, or if our efforts to invest in the development of new technologies are unsuccessful or ineffective, our business may be materially and adversely affected.

We must keep enhancing and improving the responsiveness, functionality, and features of our websites and company operation platforms in order to stay competitive. Rapid technological change, shifting user or customer needs and preferences, regular introductions of new goods and services incorporating new technologies, and the emergence of new industry standards and practices are all characteristics of the industries we work in and any one of them could make our current systems and technologies obsolete. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business, and respond to technological advances and emerging industry standards and practices, such as mobile internet, in a cost-effective and timely way. There are considerable technical and commercial risks associated with the creation of websites and other proprietary technology. We are unable to guarantee that we will be successful in creating or using new technologies, that we will be able to recoup the costs associated with creating new technologies, or that we will be able to upgrade our websites, proprietary technologies, and systems to meet user or customer requirements or emerging industry standards. Our business, prospects, financial condition, and operational results could be significantly and negatively impacted if we are unable to successfully develop technologies or adapt in a timely and cost-effective manner in response to changing market conditions or customer requirements.

We may not be able to sustain our historical growth rates in the future.

Since we began operating in 2016, we experienced periods of business growth. However, our operating results have fluctuated, and our revenues have declined in recent years. We cannot guarantee that we will be able to achieve growth or maintain our historical performance in the future. Our revenues may continue to decline or may not grow for a number of possible reasons, such as decreased consumer spending, increased competition, slowdown in the growth or contraction of the pre-owned consumer electronic devices industry in Hong Kong and Southeast Asia, emergence of alternative business models, changes in government policies or general economic conditions, and natural disasters or virus outbreaks. If we are unable to stabilize or grow our business, investors’ opinions of our company and its future prospects could be negatively impacted, which could lead to a drop in the market value of CGT Holdings’ Class A Ordinary Shares.

If we fail to manage our inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.

Although CGTHK usually places orders with the suppliers only after its wholesale clients confirm the purchase, and CGTHK has been able to keep a lean inventory. However, clients may from time to time cancel such orders, resulting in backlog inventory and increase inventory management costs. Additionally, CGTHK may increase its inventory because of the plan to expand the retail business. Demand for pre-owned consumer electronic devices can change significantly between the time inventory is ordered and the date by which they are sold. Demand may be affected by seasonality, new product launches, changes in product cycles and pricing, product defects, and changes in consumer spending patterns, among other factors, and consumers may not order pre-owned consumer electronic devices in the quantities that we expect. Each of the preceding factors may result in CGTHK’s increase costs in inventory management.

Our net inventories were US$6.9 million as of March 31, 2026, compared with US$14.7 million as of September 30, 2025 and US$3.8 million as of September 30, 2024. As of March 31, 2026, gross inventories were approximately US$8.9 million and recognized inventory write-downs were approximately US$2.1 million. The write-downs primarily related to aging and slow-moving inventory, and the sale of affected inventory at reduced prices contributed to a gross loss for the six months ended March 31, 2026. Inventory levels and valuation remain subject to rapid changes in product cycles, customer demand and estimated selling prices.

If we don’t successfully manage our inventory, we will run a higher risk of obsolescence, declining inventory value, and substantial inventory write-downs or write-offs. In order to minimize our inventory level, we might also have to lower our sale prices, which could result in a decline in operating revenue. High inventory levels could also force us to invest a significant amount of capital, prohibiting us from utilizing that capital for other crucial goals. Any of the aforementioned factors could have a significant negative impact on our financial situation and operational results.

On the other hand, if we underestimate demand for certain pre-owned consumer electronic devices, or if we are unable to obtain sufficient amount of pre-owned consumer electronic devices in a timely manner, we may experience inventory shortages, which might result in missed sales, diminished brand loyalty and lost revenues, any of which could harm our business and reputation.

Though we have not experienced an incident or disruption of the supply chain of pre-owned consumer electronic devices, we cannot assure you there will be no incident or disruption of the supply chain of the pre-owned consumer electronic devices in the future. If such an incident or disruption of the supply chain of pre-owned consumer electronic devices occurs in the future, the lean inventory structure will subject us to difficulties in delivering specific types of pre-owned consumer devices already ordered by our customers. Though we usually do not have liquidated damage provisions in the orders or contracts entered into by and between our customers and us, the impact caused by the supply chain disruption will lead to a decrease of our sales and revenues and thus negatively affect our business and results of operations.

Disruptions of our information technology system could harm our business and reduce our profitability.

CGTHK relies on its information technology systems, for its daily operations including sourcing, inventory management, sales, and accounting and financial management. Especially with our planned expansion into online retail sales and auction systems, the proper functioning of our information technology systems is instrumental to our future growth. Any disruption caused by failures in our information technology infrastructure equipment or communication networks could delay or otherwise adversely affect our business process, relationship with our customers, and results of operations.

Data security breaches and attempts thereof could negatively affect our reputation, credibility, and business.

We collect certain personal information for online retail sales, and may engage third parties for the various social media tools and websites as part of our sales and marketing strategy. Customers are increasingly concerned over the security of personal information transmitted over the Internet (or through other mechanisms), consumer identity theft, and user privacy. If we or any of the third-parties engaged by us experience any perceived, attempted, or actual unauthorized disclosure of personally identifiable information, our reputation and credibility could be materially adversely affected, resulting in reduction of our sales, our ability to attract website visitors, our ability to attract and retain customers, and litigation against us or the imposition of significant fines or penalties. We cannot assure you that any of our third-party service providers with access to such personally identifiable information will maintain policies and practices regarding data privacy and security in compliance with all applicable laws, or that they will not experience data security breaches or attempts thereof which could have a corresponding adverse effect on our business.

Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new foreign, national, provincial or state, and local laws and legislative proposals addressing data privacy and security, as well as increased data protection obligations imposed on merchants by credit card issuers. As a result, we may become subject to more extensive requirements to protect the customer information that they process in connection with the purchase of their products, resulting in increased compliance costs.

Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.

We may be subject to a variety of cybersecurity, data privacy, data protection, and other laws and regulations related to data, including those relating to the collection, use, sharing, retention, security, disclosure, and transfer of confidential and private information, such as personal information and other data. These laws and regulations apply to transfers of information within our organization. These laws and regulations may restrict our business activities and require us to incur increased costs and efforts to comply, and any breach or noncompliance may subject us to proceedings against us, damage our reputation, or result in penalties and other significant legal liabilities, and thus may materially and adversely affect our business, financial condition, and results of operations.

In some jurisdictions, including the mainland of China where we do not have material operations, cybersecurity, data privacy, data protection, or other data-related laws and regulations are relatively new and evolving, and their interpretation and application may be uncertain.

The following summarizes some of the key recent legislative initiatives in China on matters of data security and privacy.

Data Security

●	In June 2021, the Standing Committee of the National People’s Congress (“NPC”) promulgated the Data Security Law, which took effect in September 2021. The Data Security Law, among other things, provides for security review procedures for data-related activities that may affect national security. In July 2021, the state council promulgated the Regulations on Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Critical information infrastructure encompasses, under this regulation, key network facilities or information systems of critical industries or sectors, such as public communication and information service, energy, transportation, water conservation, finance, public services, e-government affairs and national defense science, the damage, malfunction or data leakage of which may endanger national security, people’s livelihoods and the public interest. In December 2021, the Cyberspace Administration of China (“the CAC”), together with other authorities, jointly promulgated the Cybersecurity Review Measures (“CRM”), which became effective on February 15, 2022 and replaces its predecessor regulation. Pursuant to the CRM, critical information infrastructure operators that procure internet products and services must be subject to the cybersecurity review if their activities affect or may affect national security. The CRM further stipulates that critical information infrastructure operators or network platform operators that hold personal information of over one million users shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. As of the date of this prospectus, no detailed rules or implementation rules have been issued by any authority. Furthermore, the exact scope of “critical information infrastructure operators” under the current regulatory regime remains unclear, and the PRC government authorities may have wide discretion in the interpretation and enforcement of the applicable laws. As of the date of this prospectus, we have not been informed that we are a critical information infrastructure operator by any government authorities and we do not have any material operation or maintain any office or personnel in the mainland of China. We have not collected, stored, or managed any personal information in the mainland of China. In addition, we plan to emphasize Southeast Asia as our core future area of growth. As such, we currently do not expect the foregoing measures will have an impact on our business, results of operations, or future offerings, and we believe that we are compliant with these measures to date. However, we still face uncertainties regarding the interpretation and implementation of these laws and regulations in the future. Cybersecurity review could result in disruption in our operations, negative publicity with respect to our company, and diversion of our managerial and financial resources. Furthermore, if we were found to be in violation of applicable laws and regulations in China during such review, we could be subject to fines or other government sanctions and reputation damages. Therefore, potential cybersecurity review, if applicable to us, could materially and adversely affect our business, financial condition, and results of operations.

●	In November 2021, the CAC released the Regulations on the Network Data Security (Draft for Comments), or the Draft Regulations. The Draft Regulations provide that data processors refer to individuals or organizations that, during their data processing activities such as data collection, storage, utilization, transmission, publication and deletion, have autonomy over the purpose and the manner of data processing. In accordance with the Draft Regulations, data processors shall apply for a cybersecurity review for certain activities, including, among other things, (i) the listing abroad of data processors that process the personal information of more than one million users and (ii) any data processing activity that affects or may affect national security. However, there have been no clarifications from the relevant authorities as of the date of this prospectus as to the standards for determining whether an activity is one that “affects or may affect national security.” In addition, the Draft Regulations stipulates that data processors that process “important data” or are listed overseas must conduct an annual data security assessment by itself or commission a data security service provider to do so, and submit the assessment report of a given year to the municipal cybersecurity department by the end of January in the following year. The enacted version of the Regulations on the Network Data Security has been promulgated in September 2024 and came into force as from January 1, 2025. The enacted version required that if a network data processor carries out network data processing activities that affects or may affect national security, it shall conduct a national security review in accordance with relevant state regulations, and emphasized special protection of important data. Important data refers to data in a specific field, a specific group, a specific region, or of a certain precision and scale, which, once tampered with, damaged, leaked, or illegally accessed or illegally utilized, may directly jeopardize national security, economic operation, social stability, public health and safety.

●	On December 28, 2021, 13 governmental departments of the PRC, including CAC issued the CRM, which became effective on February 15, 2022. The CRM provides that an online platform operator, which possesses personal information of at least one million users, must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. Because the current operations of CGTHK do not possess personal information from more than one million users, we do not believe that we are subject to the cybersecurity review by the CAC. In addition, as of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have we received any inquiry, notice, or sanction related to cybersecurity review under the CRM. However, we cannot assure you that we will be able to comply or remain compliant with such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the government authorities and become subject to fines and other government sanctions, which may materially and adversely affect our business, financial condition, and results of operations.

Personal Information and Privacy

●	The Anti-monopoly Guidelines for the Platform Economy Sector published by the Anti-monopoly Committee of the State Council, effective on February 7, 2021, prohibits collection of user information through coercive means by online platforms operators.

●	In August 2021, the Standing Committee of the NPC promulgated the Personal Information Protection Law (the “PIPL”), which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. The PIPL steps up the protection for personal information and imposes additional requirements in terms of its processing. Nonetheless, many provisions under this law remain to be clarified by the CAC, other regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations. Although as of the date of this prospectus, we have not collected, stored, or managed any personal information in the mainland of China, given that there remain uncertainties regarding the further interpretation and implementation of the relevant laws and regulations, if they are deemed to be applicable to companies operating in Hong Kong like us, we cannot assure you that we will be able to comply or remain compliant with such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the government authorities and become subject to fines and other government sanctions, which may materially and adversely affect our business, financial condition, and results of operations.

Personal Data and Privacy Law in Hong Kong

●	The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) provides the principles that a person who, either alone or jointly with other persons, controls the collection, holding, processing or use of personal data (a “Data User”) must follow in any acts concerning information, existing in a form which access to or processing of is practicable, which relates to a living individual and can be used to identify that individual (the “Personal Data”). Contravention with the PDPO may entitle the Privacy Commissioner for Personal Data to issue a written enforcement notice directing such Data User to remedy and prevent recurrence of contravention. Contravention with the above enforcement notice issued by the Privacy Commissioner for Personal Data is an offence and the offender is liable to a maximum fine of HK$50,000 and imprisonment for 2 years, with a daily penalty of HK$1,000. Subsequent convictions can result in a maximum fine of HK$100,000 and imprisonment for 2 years, with a daily penalty of HK$2,000. However, if a Data User has taken all the necessary measures to prevent a data leakage, then such Data User will not be liable for such punishments.

●	For all pre-owned consumer electronic devices collected by us, we use proprietary data erasing software to sanitize sensitive information, ensure data security and avoid data leakage. We collect data that are related to our business, all with consent from owners of such information. We are committed to protecting the privacy and security of such data, and have established and implemented policy on data collection, processing and usage. To ensure the confidentiality and integrity of our data, we have established internal protocols under which we grant classified access to confidential personal data only to limited employees with defined and layered access authority. We back up our data on a regular basis in multiple secured data storage systems to minimize the risk of data loss, and have engaged external IT consultants to protect our systems from unauthorized access and malicious attacks, and safeguard the integrity and security of our user data. As such, the Company considers that it is in full compliance with the PDPO of Hong Kong.

●	Concerns about mishandling personal information or other private and sensitive information stored in pre-owned consumer electronics, even if unfounded, or a general lack of confidence in the security of privacy in connection with pre-owned consumer electronics could deter current and potential consumers from using our services, damage our reputation, cause us to lose consumers or third-party merchants and adversely affect our operating results. In addition, we collect, store and use personal information of our consumers to provide better services. While we strive to comply with applicable data protection laws and regulations, as well as our own privacy policies and other obligations we may have with respect to privacy and data protection, failure or perceived failure to comply may result, and in some cases has resulted, in customer complaints, and may also result in inquiries and other proceedings or actions against us by government agencies or others, as well as negative publicity and damage to our reputation and brand, each of which could cause us to lose consumers, and have an adverse effect on our business. In addition, any systems failure or compromise of our security that results in the unauthorized access to or release of our customers’ data could significantly limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business. We put in place authorization requirements to customer privacy data, and we expend resources on technology and our daily operations to protect against leakage of customer information and other security breaches. Nonetheless, given its great commercial value, customer data may still be hacked and misused by third parties, which could expose us to legal and regulatory risks and seriously harm our business.

Any harm to our brands or reputation may materially and adversely affect our business and results of operations.

We believe that the recognition and reputation of our brands among consumers and suppliers have contributed significantly to the growth and success of our business. For our business and competitiveness, maintaining and enhancing the recognition and reputation of our brands is critical. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand. These factors include our ability to:

●	provide a superior experience to consumers and suppliers, and enhance their trust in us;

●	maintain the popularity, attractiveness, diversity and quality of the products and services we offer;

●	maintain the reliability of our testing, grading, and pricing process;

●	continue to offer competitive prices for pre-owned consumer electronic devices/goods;

●	maintain or improve the satisfaction of consumers with our after-sales services;

●	increase brand awareness through marketing and brand promotion activities; and

●	preserve our reputation and goodwill in the event of any negative publicity, including those on customer service, customer and supplier relationships, product quality, or other issues affecting us or other pre-owned consumer electronic devices businesses.

Although we have not received communications or complaints alleging that pre-owned consumer electronic devices sold by us are counterfeit, defective, inconsistent with the information provided, or the services provided by us are unsatisfactory to our consumers in the past, we may receive such communications or complaints in the future. The information we provide to consumers is collected and maintained by us, which may not be accurate or complete due to human error, technological issues or willful misconduct. If we are unable to maintain our reputation, enhance our brand recognition or increase positive awareness of our products or services, our business, growth prospects, financial condition and results of the operations could be materially and adversely affected.

Additionally, negative news or media coverage of our business, our employees, our third-party service providers and business partners, our suppliers, our directors and management or our shareholders, including, without limitation, alleged failure to comply with applicable laws and regulations, alleged misrepresentation by our sales consultants or third-party agents, breach of data security, failure to protect user privacy, inappropriate business practices, disclosure of inaccurate operating data, negative information on blogs and social media websites, regardless of their validity, could damage our reputation. Customer faith in us may be eroded if we don’t address inaccurate or damaging information about us, including information distributed through social media or traditional media channels. This would have a materially negative impact on our business, results of operations, and financial condition.

If we fail to compete effectively, we may not be able to maintain or may lose market share and our business and results of operations would be materially and adversely affected.

The competition in the pre-owned consumer electronic devices industry is intense. We compete for consumers, orders, and pre-owned consumer electronic devices suppliers. Our competitors may have significantly more resources than we do, including financial, technological, marketing resources, and may be able to devote greater resources to the development and promotion of their platforms and services. They may also have stronger relationships with consumer electronic devices suppliers, online marketplaces selling consumer electronic devices and other third-party service providers than we do. This could allow them to develop new services, adapt more quickly to changes in technology and to undertake more extensive marketing campaigns, which may render us less attractive to consumers and businesses and cause us to lose market share. Those smaller companies or new entrants may be acquired by, receive investment from or enter into strategic relationships with well-established and well-financed companies or investors which would help enhance their competitive positions. Moreover, intense competition in the markets we operate in may result in a decline in our profit margin and revenue, increase our operating expenses and capital expenditures, and lead to departures of our qualified employees. Additionally, the pre-owned consumer electronic devices industry may see increased competition as a result of new and enhanced technologies. Our business and reputation may suffer as a result of the unfair competition we have experienced and could experience in the future from our competitors. Our business, financial situation, and operational outcomes could be seriously harmed if we don’t compete with our current and potential competitors.

Failure to effectively deal with any misappropriation of our business opportunities, fictitious transactions or other fraudulent conduct would materially and adversely affect our business, financial condition and results of operations.

We may face risks with respect to fraudulent activities by our employees. Moreover, illegal, fraudulent or collusive activities by our employees, such as fraud, bribery or corruption, could also subject us to liability or negative publicity or cause losses. Although we have internal controls and policies with regard to the review and approval of sales activities and other relevant matters, our employees’ actions are beyond our control. Our internal control procedures and rules do not guarantee that our employees will not commit fraud or other wrong doings. Negative publicity and user sentiment generated as a result of actual or alleged fraudulent or deceptive conduct by our employees could also severely diminish consumer confidence in us, reduce our ability to attract new or retain current consumers, damage our reputation and diminish the value of our brand names, and materially and adversely affect our business, financial condition and results of operations.

We rely on third-party payment service providers to conduct payment processing in the retail transactions we conduct. If those services are limited, restricted, curtailed or degraded in any way or become unavailable to us or our users for any reason, our business may be materially and adversely affected.

Our retail customers make payments through a variety of methods, including payment on our website by credit cards processed by our third-party online payment service partner, Payment Asia. These services are critical to our retail business. We rely on the convenience and ease of use that these service providers provide to our customers. The attractiveness of our product offerings could be materially and adversely affected if the quality, utility, convenience, or attractiveness of these service providers’ offerings declines for any reason.

Business involving online payment services is subject to a number of risks that could materially and adversely affect third-party online payment service providers’ ability to provide payment processing and escrow services to us, including:

●	dissatisfaction with these online payment services or decreased use of their services by customers;

●	increasing competition, including from other established Hong Kong internet companies, payment service providers and companies engaged in other financial technology services;

●	changes to rules or practices applicable to payment systems that link to third-party online payment service providers;

●	breach of users’ personal information and concerns over the use and security of information collected from buyers;

●	service outages, system failures or failures to effectively scale the system to handle large and growing transaction volumes;

●	increasing costs to third-party online payment service providers, including fees charged by banks to process transactions through online payment channels, which would also increase our costs of revenues; and

●	failure to manage funds accurately or loss of funds, whether due to employee fraud, security breaches, technical errors or otherwise.

In addition, certain commercial banks in Hong Kong impose limits on the amounts that may be transferred by automated payment from customers’ bank accounts to their linked accounts with third-party payment services. Although we believe the impact of these restrictions has not been and will not be significant in terms of the overall volume of payments processed by us, and automated payment services linked to bank accounts represent only one of many payment mechanisms that consumers may use to settle transactions, we cannot predict whether these and any additional restrictions that could be put in place would have a material adverse effect on our transactions.

In addition, we cannot assure you that we will be successful to enter into and maintain amicable relationships with online payment service providers. Identifying, negotiating and maintaining relationships with these providers require significant time and resources. They could choose to terminate their relationships with us or propose terms that we cannot accept. In addition, these service providers may not perform as expected under our agreements with them, and we may have disagreements or disputes with such payment service providers, any of which could adversely affect our brand and reputation as well as our business operations.

We are subject to certain risks relating to third-party logistics services and our storage space.

We rely on third-party logistics service providers to deliver pre-owned consumer electronic devices to our storage space and from our storage space to buyers. Since the products being shipped generally are high-value goods, reliable services from third-party logistics service providers are of great importance to us. The efficient operation of our business also depends on the timely delivery of pre-owned consumer electronic devices. However, third-party service providers may not be able to consistently provide timely and proper delivery of pre-owned consumer electronic devices. Although we did not experience product damage and product loss incidences and had disputes with certain logistics service providers, we may experience such incidents or disputes in the future. In addition, logistics services could also be suspended and thereby interrupt the supply of pre-owned consumer electronic devices if unforeseen events that are beyond our control occur, such as inclement weather, natural disasters, health epidemics, transportation disruptions or labor unrest. For example, the shipment and delivery of pre-owned consumer electronic devices were negatively affected by COVID-19. Additionally, the delivery of pre-owned consumer electronic devices may be considerably and unfavorably impacted if our third-party logistics service providers violate Hong Kong’s applicable laws and regulations. It’s possible that we will not be able to locate trustworthy substitute third-party logistics firms to offer delivery services on time or at all. The merger, acquisition, bankruptcy, or closure of the delivery companies we hire to make deliveries, especially those local businesses with relatively small business scales, could also impair or interrupt delivery of pre-owned consumer electronic devices. If pre-owned consumer electronic devices are not delivered in proper conditions or on a timely basis, buyers may refuse to accept products purchased from us and lose confidence in us, and our business and reputation could suffer. Furthermore, delivery personnel of contracted third-party logistics service providers act on our behalf and directly interact with consumers. We need to effectively manage these third-party logistics service providers to ensure the quality of customer services. We may receive user complaints from time to time regarding our delivery and return and exchange services. Any failure to provide high-quality delivery services to consumers or third-party merchants may negatively impact their experience with us, damage our reputation and business operations.

As of the date of this prospectus, we had one location used as storage space in Hong Kong. Before being sold to customers, the vast majority of the pre-owned consumer electronic devices we sell are first sent to our storage space for inspection, grading, and pricing. Our ability to provide services like inspection, grading, and pricing services could be materially and adversely affected, and the shipment of pre-owned consumer electronic devices could be delayed, if any business interruptions or accidents, such as health pandemics and fires, were to occur and harm pre-owned consumer electronic devices or our storage space. We cannot assure you that operation interruptions or service suspensions would not occur in the future. Any interruption or suspension of operation could have a material adverse effect on our market reputation, business, financial condition and results of operations.

Our product delivery, return, exchange and warranty policies may materially and adversely affect our results of operations.

We have shipping policies that do not necessarily pass the full cost of shipping on to consumers. We also have customer-friendly return and exchange policies that make it convenient and easy for consumers to change their minds after completing purchases. We may also be required by law to adopt new or amend existing return and exchange or warranty policies from time to time. These policies improve customers’ experience with us and promote customer loyalty, both of which aid in client acquisition and retention. However, these policies also subject us to additional costs and expenses which we may not recoup through increased revenue. Our ability to handle a large volume of returns is unproven. Our costs may increase significantly and our results of operations may be materially and adversely affected, if our return and exchange policy is misused by a significant number of consumers. If we revise these policies to reduce our costs and expenses, consumers may be dissatisfied, which may result in loss of existing consumers or failure to acquire new consumers at a desirable pace, which may materially and adversely affect our results of operations. In addition, any negative publicity related to the quality of pre-owned consumer electronic devices sold by us, with or without merits, could damage our brand image, decrease customer demand, and thus materially and adversely affect our business, operating results and financial condition.

We may be subject to product liability claims.

The pre-owned consumer electronic devices sold by us may be defective. As a result, sales of such products could expose us to product liability claims relating to personal injury or property damage and may require product recalls or other actions. Third parties subject to such injury or damage may bring claims or legal proceedings against us as the seller of the product. Although CGTHK would have legal recourse against the manufacturer of such products under Hong Kong law, attempting to enforce our rights against the manufacturer may be expensive, time-consuming and ultimately futile. In addition, we do not currently maintain any third-party liability insurance or product liability insurance in relation to products we sell. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation.

Our business, results of operations and reputation could be negatively affected by services provided by third-party cloud service providers.

We use third-party cloud service providers to provide us with cloud services to support our business operations. With the expansion of our business, we may be required to upgrade our technology and infrastructure or those of cloud service providers to keep up with the increasing traffic to our store or website. If the services provided are unable to meet our demand, or are disrupted, restricted, curtailed or degraded in any way or become unavailable to us, our business may be materially and adversely affected. In addition, we cannot assure you that we will be able to maintain amicable relationships with our cloud service providers. Our cloud service providers could choose to terminate their relationships with us or propose terms that we cannot accept. If we have to engage other cloud service providers and have to migrate our business operation data to new service providers, we cannot guarantee a smooth transition. We may suffer from unexpected incidents in the transition such as data loss, service interruptions, or loss of certain functionalities. As a result, we may need to spend more money in order to reduce the potentially significant losses brought on by these incidents. Most significantly, these unanticipated events could result in business interruptions, which would have a negative impact on our operations and could materially and adversely affect our results of operations. Besides, we have no control over the costs of the services provided by cloud service providers. If the prices we pay for those services rise significantly, our results of operations may be materially and adversely affected.

Our results of operations may be subject to seasonal fluctuations.

We experience a moderate level of seasonality in our business primarily as a result of new product launches by consumer electronic devices manufacturers and promotional campaigns by e-commerce platforms in Hong Kong. In addition, new product launches by major cell phone brands such as Apple each year also boost our customer traffic and purchase orders. All of these activities can affect our results for those quarters. Overall, the historical seasonality of our business has been relatively mild since we are in cooperation with multiple consumer electronic devices manufacturers which historically had product launches generally throughout a year. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, the trading price of CGT Holdings’ Class A Ordinary Shares may fluctuate from time to time due to seasonality.

If we expand our operations outside Hong Kong, we will be subject to a variety of costs and legal, regulatory, political and economic risks.

International expansion is a significant component of our growth strategy and may require significant capital investment, which could strain our resources and adversely impact current performance, while adding complexity to our current operations. Our overseas operations are subject to the laws of the countries in which we operate. We could face sanctions or other penalties if any of our overseas operations, associates, or agents violate these laws, which could harm our reputation, our business, and our operational performance.

In addition, we may face operational issues that could have a material adverse effect on our reputation, business and results of operations. These issues include, without limitation:

●	difficulties in developing, staffing and simultaneously managing a foreign operation as a result of distance, language and cultural differences;

●	challenges in formulating effective local sales and marketing strategies targeting users from various jurisdictions and cultures, who have a diverse range of preferences and demands;

●	challenges in identifying appropriate local business partners and establishing and maintaining good working relationships with them;

●	dependence on local platforms in marketing our products and services overseas;

●	challenges in selecting suitable geographical regions for international business;

●	longer customer payment cycles;

●	currency exchange rate fluctuations;

●	political or social unrest or economic instability;

●	protectionist or national security policies that restrict our ability to invest in or acquire companies; develop, import or export certain technologies, such as the national AI initiative proposed by the United States government; or utilize technologies that are deemed by local governmental regulators to pose a threat to their national security;

●	compliance with applicable foreign laws and regulations and unexpected changes in laws or regulations, including compliance with privacy laws and data security laws, including the European Union General Data Protection Regulation, or GDPR, and compliance costs across different legal systems;

●	differing, complex and potentially adverse customs, import/export laws, tax rules and regulations or other trade barriers or restrictions which may be applicable to transactions conducted through our international and cross-border platform, related compliance obligations and consequences of non-compliance, and any new developments in these areas; and

●	increased costs associated with doing business in foreign jurisdictions.

One or more of these factors could harm our overseas operations and consequently, could harm our overall results of operations.

Our international operations require us to comply with trade restrictions, such as economic sanctions and export controls.

Our international operations require us to comply with trade restrictions, including export controls and economic sanctions, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the U.N. Security Council and other relevant authorities. Our international trade operations may expose us to violations, or being accused of violations of such laws and regulations. We do not believe our business is subject to controls or licensing requirements because our business covers consumer electronic devices, goods classified as EAR 99 for the purposes of exporting by the U.S. Department of Commerce (the “DOC”). However, dependent upon changes enforced in export regulations, in the future, we could be controlled, similar to other self-defense device manufacturers, as a “crime control” product by the DOC, for export directly from the United States. Our inability to obtain DOC export licenses, if required, for sales of our device to international customers could significantly and adversely affect our business. In addition, despite our compliance efforts and activities, we cannot assure that such efforts and activities are effective nor the compliance by our employees or representatives for which we may be held responsible. Our failure to comply with such laws and regulations may expose us to harms in reputation and material penalties, including civil fines, criminal fines, imprisonment, disgorgement of profits, injunctions, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

If we are unable to conduct our marketing activities cost-effectively, our results of operations and financial condition in retail business may be materially and adversely affected.

We have incurred and will incur material expenses on online marketing to expand our retail customer base, increase our transaction volume and enhance our brand recognition. Marketing approaches and tools in the pre-owned consumer electronic devices market in Hong Kong are evolving. This further requires us to enhance our marketing approaches and experiment with new marketing methods to keep pace with industry developments and customer preferences. Failure to refine our existing marketing approaches or to introduce new marketing approaches in a cost-effective manner could reduce our market share, cause our net revenues to decline and negatively impact our profitability.

Our success depends on the continuing and collaborative efforts of our management team, and our business may be severely disrupted if we lose their services.

Our success heavily depends upon the continued services of our management. In particular, we rely on the expertise and experience of Ms. Hei Tung (Angel) Siu, the chairman and chief executive officer of CGT Holdings, and other executive officers. If one or more of our senior management were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all, and our business, financial condition and results of operations may be materially and adversely affected. If any of our senior management joins a competitor or forms a competing business, we may lose consumers, suppliers, know-how and key professionals and staff members. Our senior management has entered into employment agreements and confidentiality and non-competition agreements with us. However, if any dispute arises between our officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in Hong Kong or we may be unable to enforce them at all. In addition, we do not have key-man insurance for any of our executive officers or other key personnel. Events or activities attributed to our executive officers or other key personnel, and related publicity, whether or not justified, may affect their ability or willingness to continue to serve our company or dedicate their full time and efforts to our company and negatively affect our brand and reputation, resulting in an adverse effect on our business, operating results and financial condition.

If we are unable to recruit, train and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

To support our business operations and planned expansion, we intend to hire additional qualified employees. Our future success depends, to a significant extent, on our ability to recruit, train and retain qualified personnel, particularly technical, marketing and other operational personnel with experience in the pre-owned consumer electronic devices industry. Our experienced mid-level managers play a crucial role in putting our company strategy and plans into action as well as supporting our operations and expansion. The effective operation of our managerial and operating systems, storage space, customer service center and other back office functions also depends on the hard work and quality performance of our management and employees. Since our industry is characterized by high demand and intense competition for talent and labor, we can provide no assurance that we will be able to attract or retain qualified staff or other highly skilled employees that we will need to achieve our strategic objectives. Labor costs in Hong Kong have increased with Hong Kong’s economic development. We might not be able to offer steady and committed operational staff and other labor support enough incentives if our remuneration plan is not competitive in the market. Any failure to address these risks and uncertainties could materially and adversely affect our results of operations and financial performance. In addition, our ability to train and integrate new employees into our operations may also be limited and may not meet the demand for our business growth on a timely fashion, or at all, and rapid expansion may impair our ability to maintain our corporate culture.

Failure to obtain certain filings, approvals, licenses, permits and certificates required for our business operations may materially and adversely affect our business, financial condition and results of operations.

In accordance with the relevant Hong Kong laws and regulations, we are required to maintain various approvals, licenses, permits and filings to operate our business, including but not limited to business license and radio dealers license. The obtaining of these approvals, licenses, permits and filings are subject to satisfactory compliance with, among other things, licensing conditions and the applicable laws and regulations. Such licenses are valid for specified periods and subject to renewals on expiry. Although we currently possess the required licenses and are not aware of any legal impediment to renew the licenses, any failure to renew such licenses may materially and adversely affect our business, financial condition and results of operations.

Our leased property interest may be defective and such defects may negatively affect CGTHK’s right to such leases.

Title defects of leased properties may subject CGTHK to challenges by third parties, such that CGTHK’s leases may be deemed invalid or unenforceable and CGTHK may be forced to vacate from these leased properties. As a tenant, CGTHK is not liable for the title defects but our use of these properties may be affected upon third parties’ claims or challenges against the lease. If CGTHK is forced to move out and vacate from the leased properties, CGTHK may have to temporarily close the offices and incur additional costs in relocating its offices to another suitable locations, adversely affecting its business operations and financial condition.

Any breaches to our security measures, including unauthorized access, computer viruses and “hacking” may adversely affect our database and reduce use of our services and damage our reputation and brand names.

We process and store data during our ordinary course of business, which makes us or third-party service providers who host our servers targets and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins, or similar disruptions. Inadvertent disclosure of sensitive or confidential information, disruptions in access to our website, and other significant negative effects on our operations may result from breaches to our security measures, including computer viruses and hacking. These breaches may occur during the transfer of data or at any time, and result in people gaining unauthorized access to our systems and data. Our systems may be subject to infiltration as a result of third-party action, employee error, malfeasance or otherwise. While we have taken steps to protect the confidential information that we have access to, techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our website could cause confidential customer and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of any third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with customers and investors could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

The proper functioning of our technology platform is essential to our business. Any failure to maintain the satisfactory performance of our websites and systems could materially and adversely affect our business and reputation.

The satisfactory performance, reliability and availability of our technology platform are critical to our success and our ability to attract and retain consumers and provide quality customer service. Not only our online transactions require stable technology platform, the operations of offline transactions also rely on our proprietary business management systems and other technology systems. Any system interruptions caused by telecommunications failures, computer viruses, hacking or other attempts to harm our systems that result in the unavailability or slowdown of our websites or reduced order fulfillment performance could reduce the volume of products sold and the attractiveness of product offerings on our websites. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website slowdown or unavailability, delays or errors in transaction processing, loss of data or the inability to accept and fulfill customer orders. Security breaches, computer viruses and hacking attacks have become more prevalent in our industry. Because of our brand recognition in the pre-owned consumer electronic devices industry in Hong Kong, we believe we are a particularly attractive target for such attacks. Although we did not experience such attach in the past, we may experience such attacks and unexpected interruptions in the future.

We can provide no assurance that our current security mechanisms will be sufficient to protect our IT systems from any third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities. Any such future occurrences could reduce customer satisfaction, damage our reputation and result in a material decrease in our revenue.

Additionally, we must continue to upgrade and improve our technology platform to support our business growth, and failure to do so could impede our growth. However, we cannot assure you that we will be successful in executing these system upgrades and improvement strategies or when the execution of these system upgrades and improvement strategies will be effective. In particular, our systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If our existing or future technology platform does not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn could materially and adversely affect our business, financial condition and results of operations.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others, to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that our patent applications will be approved, that any issued patents will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Further, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms.

Enforcing intellectual property rights in Hong Kong can be difficult, time-consuming or costly. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in Hong Kong. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources, and could put our intellectual property at risk of being invalidated or narrowed in scope. We can provide no assurance that we will prevail in such litigation, and even if we do prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. Future legal actions and claims pertaining to third parties’ intellectual property rights may be made against us. Additionally, various parts of our business operations or the goods or services we provide on our marketplaces may violate other third parties’ intellectual property. There could also be existing patents of which we are not aware that our products or other aspects of our business may inadvertently infringe. We cannot assure you that holders of patents purportedly relating to some aspect of our technology platform or business, if any such holders exist, would not seek to enforce such patents against us in Hong Kong, the United States or any other jurisdictions. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s attention and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question.

Moreover, we may use open-source software in connection with our products and services in the future. Companies that incorporate open-source software into their products and services have, from time to time, faced claims challenging the ownership of open-source software and compliance with open-source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open-source software or noncompliance with open-source licensing terms. Some open-source software licenses require users who distribute open-source software as part of their software to publicly disclose all or part of the source code to such software and make available any derivative works of the open-source code on unfavorable terms or at no cost. Any requirement to disclose our source code or pay damages for breach of contract could be harmful to our business, results of operations and financial condition.

If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to CGT Holdings’ initial public offering, CGT Holdings was a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting (“ICFR”). In preparing our consolidated financial statements as of and for the year ended September 30, 2025, we identified two material weaknesses in our internal control over financial reporting: (1) we lack sufficient skilled staff with U.S. GAAP knowledge for the purpose of financial reporting, and (2) we lack formal accounting policies, and procedures manual to ensure proper financial reporting to comply with U.S. GAAP and SEC requirement. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in ICFR, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future.

Following the identification of the material weaknesses, we have taken measures and plan to continue to take measures to remediate these deficiencies. We are in the process of implementing a number of measures to address the material weakness identified, including but not limited to (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; and (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements. We also plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and establishing an audit committee and strengthening corporate governance. However, the implementation of these measures may not fully address these deficiencies in our ICFR, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective ICFR could significantly hinder our ability to prevent fraud.

We are subject to the Sarbanes-Oxley Act of 2002. Our independent registered public accounting firm must attest to and report on the effectiveness of our ICFR after we become not qualified as an emerging growth company. Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act. Our management may conclude that our ICFR is not effective in the future. Moreover, even if our management concludes that our ICFR is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our ICFR. If we fail to maintain the adequacy of our ICFR, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective ICFR in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of the Class A Ordinary Shares, may be materially and adversely affected.

Additionally, ineffective ICFR could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

CGTHK provides work-related injury insurance for its employees. However, CGTHK does not maintain key-man or product liability insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We may, from time to time, be subject to legal proceedings or administrative penalties during the course of our business operations.

We may be subject to legal proceedings or administrative penalties from time to time in the ordinary course of our business, which could have a material adverse effect on our business, results of operations and financial condition. Claims arising out of actual or alleged violations of law could be asserted against us by consumers and businesses that utilize our services, by competitors, or by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to those related to product liability, consumer protection, intellectual property, unfair competition, privacy, labor and employment, securities, real estate, tort, contract, property and employee benefit. There is no guarantee that we will prevail in defending ourselves in legal and administrative procedures or in enforcing our rights under various laws, and we may still be involved in several legal or administrative proceedings. Enforcing our rights against the different parties involved may be costly, time-consuming, and ultimately fruitless even if we are successful in our attempt to protect ourselves in legal and administrative processes or to claim our rights under various laws. These actions could expose us to negative publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We believe that our current cash and equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to improve our brand awareness, build and maintain our offline network, develop new products or services or further improve existing products and services, and acquire complementary businesses and technologies. We might try to get a credit facility or sell more equity or debt securities if our current resources aren’t enough to cover our financial needs. Existing shareholder dilution could occur as a result of the selling of additional equity securities. Increased debt payment costs and possible operating and financial covenants would follow the incurrence of debt, which would limit our ability to operate. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to retain our existing financial resources and obtain additional financing on acceptable terms is subject to a variety of uncertainties, including but not limited to:

●	economic, political and other conditions in Hong Kong or other jurisdictions where we plan to raise funds in;

●	Hong Kong governmental policies relating to bank loans and other credit facilities;

●	Hong Kong governmental regulations of foreign investment and the pre-owned electronics industry in Hong Kong;

●	conditions of capital markets in which we may seek to raise funds; and

●	our future results of operations, financial condition and cash flows.

If we are unable to obtain adequate financing or financing on satisfactory terms, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, results of operations, financial condition and prospects could be adversely affected.

The growth of our business depends on our ability to accurately predict consumer trends and demand and successfully introduce new products and product line extensions and improve existing products.

Our ability to successfully introduce new products, and enhance and reposition our current products to satisfy the needs of customers will play an important role in how quickly we grow. Our capacity to foresee and adapt to changing consumer trends, wants, and tastes is what ultimately determines this. Innovative new product development and line extensions come at a significant financial expense. Any new product or product line extension may not generate sufficient customer interest and sales to become a profitable product or to cover the costs of its development and promotion and may negatively affect our operating results and damage our reputation. If we are not able to anticipate, identify or develop and market products to respond to the changes in the requirements and preferences of customers, or if our new product introductions or repositioned products fail to gain consumer acceptance, we may not grow our business as anticipated, our sales may decline and our business, financial condition and results of operations may be materially adversely affected.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our board of directors and management team lack public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act. Our board of directors and senior management do not have much experience managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our board of directors and senior management may be unable to implement programs and policies in an effective and timely manner or that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract our management from attending to the management and growth of our business, result in a loss of investor confidence in our financial reports and have an adverse effect on our business and share price.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of CGT Holdings’ Class A Ordinary Shares may be materially and adversely affected.

We are subject to the reporting requirements of the Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. We are subject to the Sarbanes-Oxley Act of 2002. Our independent registered public accounting firm must attest to and report on the effectiveness of our ICFR after we become not qualified as an emerging growth company. Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act. In preparing our consolidated financial statements as of and for the year ended September 30, 2025, we identified two material weaknesses in our internal control over financial reporting: (1) we lack sufficient skilled staff with U.S. GAAP knowledge for the purpose of financial reporting, and (2) we lack formal accounting policies, and procedures manual to ensure proper financial reporting to comply with U.S. GAAP and SEC requirement. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Following the identification of the material weaknesses, we have taken measures and plan to continue to take measures to remediate these deficiencies. We are in the process of implementing a number of measures to address the material weakness identified, including but not limited to (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; and (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements. We also plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and establishing an audit committee and strengthening corporate governance.

However, we cannot assure you that we will not identify additional material weaknesses or significant deficiencies in the future. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our Class A Ordinary Shares may not be able to remain listed on Nasdaq.

We are subject to the reporting requirements of the Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. Once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of CGT Holdings’ Class A Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We may be held liable for information or content displayed on or linked to our website, which may materially and adversely affect our reputation, business and results of operations.

If information on our website or other product categories, including pre-owned products listings, is inaccurate or incomplete, we may be held liable. The information we collect and use for pre-owned product listings may be inaccurate or incomplete due to errors or on the part of our employees or third-party information providers, or frauds. Failure to ensure the accuracy and integrity of such information, regardless of its source, could undermine customer trust, result in further administrative penalties and adversely affect our reputation, business and results of operations.

We may not be able to successfully halt the operations of websites that aggregate our data as well as data from other companies, or “copycat” websites that misappropriate our data.

Due to the lack of widely accepted industry standards and practices, competitors could misappropriate data and information displayed on our website, such as pricing information for pre-owned consumer electronic devices. As of the date of this prospectus, we are not aware of any copycat websites that attempt to cause confusion or diversion of traffic from us. We cannot assure you that we will be able to successfully halt the operations of these websites or third parties. Failure to do so could damage our reputation, divert customer traffic or supply of pre-owned consumer electronic devices from us and thus materially and negatively affect our business operations, results of operations and financial condition.

Risks Related to Doing Business in Hong Kong

CGT Holdings is an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, CGT Holdings’ operations are conducted in Hong Kong by one of CGT Holdings’ subsidiaries.

CGT Holdings is a Cayman Islands holding company with no material operations. Substantially all of CGT Holdings’ business operations are conducted through its operating subsidiary, CGTHK. The ability of CGTHK to make dividend and other payments to CGT Holdings may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations. While there are currently no restrictions on foreign exchange and our ability to transfer cash or assets between CGT Holdings and CGTHK, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to us, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity (such as our operating subsidiary, CGTHK), such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on CGT Holdings or CGTHK to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of Hong Kong. Any limitation on the ability of CGTHK to pay dividends or make other distributions to its holding company could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. In addition, if CGTHK incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends.

The Hong Kong legal system embodies uncertainties which could negatively affect our ability to remain listed on Nasdaq and limit the legal protections available to you and us.

The Hong Kong legal system embodies uncertainties which could negatively affect our ability to remain listed on Nasdaq and limit the legal protections available to you and us. As one of the conditions for the handover of the sovereignty of Hong Kong to China, China had to accept some conditions such as Hong Kong’s Basic Law before its return. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for 50 years from 1997. This agreement has given Hong Kong the freedom to function in a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system. However, if the PRC reneges on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system, and may in turn bring about uncertainty in, for example, keeping CGT Holdings’ Class A Ordinary Shares listed on Nasdaq. This also could materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

We operate principally in Hong Kong, and adverse economic or other events affecting the region or any significant worsening to the present global financial condition could significantly impact our business.

The operation of our business is concentrated principally in a narrow geographic region of Hong Kong. Changes in demand, economic and political developments and regulatory changes in the region will have a significant effect on our business, results of operations and financial condition. In addition, adverse weather conditions, earthquakes, fires, power loss, telecommunications failures, breakage of land or submarine transmission cables, military or terrorist activity or similar events within Hong Kong may cause significant disruption to our business operations. The outbreak of any severe contagious disease or pandemic within Hong Kong could also have a material adverse effect on our business, results of operations and financial performance. Any significant and protracted worsening to the present global financial and economic climate could result in a change to the spending or usage behavior of our customers which could have an adverse impact on our business, results of operations and financial performance.

Our business is dependent on the government’s policy on the Hong Kong mobile telecom industry.

Our business is sensitive to consumer spending on mobile telecom services. We cannot assure you that it will grow in the future. Development of Hong Kong mobile telecom industry could be negatively affected by factors such as unfavorable government policies and changes of consumer preferences which may decrease spending on mobile telecom services. If Hong Kong mobile telecom industry does not develop as we anticipated, our business may be adversely affected and we may need to adjust our growth strategy and our results of operation may be adversely affected.

Hong Kong’s position and reputation is dependent on the high degree of autonomy.

Hong Kong is a special administrative region of the PRC with its own government. Hong Kong enjoys a high degree of autonomy from the PRC under the principle of “one country, two systems”. However, there can be no assurance that our financial condition and results of operations will not be adversely affected as a consequence of the exercise of PRC sovereignty over Hong Kong. On July 14, 2020, the President of U.S. signed an executive order to end the special status enjoyed by Hong Kong under the U.S.-Hong Kong Policy Act of 1992. Hong Kong’s position and reputation as an international financial and trade center may be further damaged, and our business may be materially and adversely affected.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

It will be difficult to acquire jurisdiction and enforce liabilities against us, our officers, directors and assets based in Hong Kong.

Almost all of our assets are located in Hong Kong. Our officers and directors currently reside outside of the U.S. and are residents of Hong Kong, except for Jingeng Chen, who is a resident of the mainland of China. Judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, an action can be brought upon a foreign judgment in Hong Kong courts. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In an action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in an action in Hong Kong brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, it may be difficult or not possible for U.S. investors to enforce their legal rights, to effect service of process upon us, our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of us, our directors and officers under federal securities laws.

Potential political and economic instability in Hong Kong may adversely impact our results of operations. We may also face the risk that changes in the policies of the PRC government could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business.

Our operational activities are primarily conducted in Hong Kong. Accordingly, political and economic conditions in Hong Kong and the surrounding region may directly affect our business. Since early 2019, a number of political protests and conflicts have occurred in Hong Kong in connection with proposed legislation that would allow local authorities to detain and extradite people who are wanted in territories that Hong Kong does not have extradition agreements with, including the mainland of China and Taiwan. The economy of Hong Kong has been negatively impacted, including our retail market, property market, securities market, and tourism, from such protests.

Under the Basic Law, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. We cannot assure you that the Hong Kong protests will not affect Hong Kong’s status as a Special Administrative Region of the People’s Republic of China and thereby affecting its current relations with foreign states and regions.

Our revenue is susceptible to Hong Kong protests as well as any other incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. It is unclear whether there will be other political or social unrest in the near future or that there will not be other events that could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or that the economic, political and social conditions in Hong Kong are to be disrupted, our overall business and results of operations may be adversely affected.

In addition, economic, political and legal developments and social conditions in the PRC may significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the mainland of China and Hong Kong. While we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will continue to follow market forces, we cannot assure you that this will be the case. Our business operations and prospects, financial condition, and results of operations may be adversely affected by changes in policies by the PRC government, including:

●	changes in laws, regulations or their interpretation;

●	confiscatory taxation;

●	restrictions on currency conversion, imports or sources of suppliers, or ability to continue as a for-profit enterprise;

●	expropriation or nationalization of private enterprises; and

●	the allocation of resources.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we conduct in Hong Kong and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The interpretations of many laws, regulations and rules may not always be uniform and the enforcement of these laws, regulations and rules may involve uncertainties for you and us. Our ability to operate in Hong Kong, conduct overseas offerings and continue to invest in Hong Kong may be harmed by these changes in its laws and regulations, including those relating to taxation, import and export tariffs, healthcare regulations, environmental regulations, land use and property ownership rights, and other matters. Accordingly, government actions in the future could have a significant effect on economic conditions in Hong Kong or particular regions thereof, and could limit or completely hinder our ability to offer or continue to offer securities to investors or require us to divest ourselves of any interest we then hold in Hong Kong properties or joint ventures. Any such actions (including divesture or similar actions) could result in a material adverse effect on us and on your investment in us and could render CGT Holdings’ Class A Ordinary Shares and your investment in CGT Holdings’ Class A Ordinary Shares worthless.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. Since 1970s, the PRC government has begun to promulgate a comprehensive system of laws that regulates economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourages foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 40 years to keep up with the rapidly changing society and economy in China. Because government agencies and courts that provide interpretations of laws and regulations and decide contractual disputes and issues may change their interpretation or enforcement very rapidly with little advance notice at any time, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, may cause possible problems to foreign investors.

Although the PRC government has been pursuing economic reform policies for more than four decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting, political, economic and social life in the PRC.

The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures which can cause economic harm to our business.

On May 28, 2020, the NPC of the PRC approved a proposal to impose a new national security law for Hong Kong and authorized the Standing Committee of the National People’s Congress to proceed to work out details of the legislation to be implemented in Hong Kong (the “Decision”). The Decision states that the new law will target secession, subversion of state power, terrorism activities and foreign interference. The stated objective of the Decision is to protect the national security of China as a whole (including Hong Kong and Macau) and is not intended to have a direct commercial bearing on commercial and economic activities. The government believes the new law may bring about more stability to Hong Kong, which in turn may lay the foundation for commercial and economic activities to flourish. On June 30, 2020, China’s National People’s Congress Standing Committee passed the national security law for the Hong Kong Special Administrative Region (HKSAR). Hong Kong’s Chief Executive promulgated it in Hong Kong later the same day. Among other things, it criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. We cannot rule out the possibility that the Decision and the implementation of the national security law may trigger sanctions or other forms of penalties by foreign governments, which may cause economic and other hardships for Hong Kong, including companies like us that do business in Hong Kong. It is difficult for us to predict the impact, in any, the implementation of the national security law will have on our business, as such impact will depend on future developments, which are highly uncertain and cannot be predicted.

Our Hong Kong subsidiary may be subject to restrictions on paying dividends or making other payments to us, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of CGT Holdings’ Class A Ordinary Shares. Dividends payable to our foreign investors and gains on the sale of CGT Holdings’ Class A Ordinary Shares of Class A Ordinary Shares by our foreign investors may become subject to tax by the PRC.

CGT Holdings is a holding company incorporated in the Cayman Islands with its operating subsidiary located in Hong Kong. Accordingly, most of our cash is maintained in Hong Kong Dollars. We conduct no other business and, as a result, we depend entirely upon our Hong Kong operating subsidiary’s earnings and cash flow. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. There are currently no restrictions of transferring funds between our Cayman Islands holding company and our operating subsidiary in Hong Kong or limitations on the ability of our Hong Kong subsidiary to issue dividends or other distributions to its overseas shareholders. However, we cannot assure you that the oversight of the PRC government will not be extended to companies operating in Hong Kong, like our Hong Kong operating subsidiary. There is a possibility that the PRC government could prevent our cash maintained in Hong Kong from leaving or the PRC could restrict the deployment of the cash into our business or for the payment of dividends. Any such controls or restrictions may adversely affect our ability to finance our cash requirements, service debt or make dividend or other distributions to our shareholders and could result in a material adverse change to our business operations, our prospects, financial condition, and results of operations, and could cause CGT Holdings’ Class A Ordinary Shares to significantly decline in value or become worthless.

The market price for CGT Holdings’ Class A Ordinary Shares could be adversely affected by increased tensions between the United States and China.

Recently there have been heightened tensions in the economic and political relations between the U.S. and China. On June 30, 2020, the Standing Committee of the PRC National People’s Congress issued the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region. This law defines the duties and government bodies of Hong Kong for safeguarding national security and four categories of offences — secession, subversion, terrorist activities and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the U.S. President signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on 11 individuals, including then Hong Kong chief executive. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions such as those provided in the HKAA is in practice discretionary and highly political, especially in a relationship as extensive and complex as that between the U.S. and China. It is difficult to predict the full impact of the HKAA on Hong Kong and companies like us. Furthermore, legislative or administrative actions in respect of Sino-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of CGT Holdings’ Class A Ordinary Shares could be adversely affected.

Our business, financial condition and results of operations, and/or the value of CGT Holdings’ Class A Ordinary Shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us.

We currently do not have any operations in the mainland of China. As a result, the laws and regulations of the PRC do not currently have any material impact on our business, financial condition, or results of operations. However, as we operate in Hong Kong, a special administrative region of China, there is no guarantee that if certain existing or future laws of the PRC become applicable to a company such as us, it will not have a material adverse impact on our business, financial condition and results of operations and/or our ability to offer or continue to offer securities to investors, any of which may cause the value of such securities to significantly decline or be worthless.

Except for the Basic Law, national laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to us, we may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

We may also become subject to the laws and regulations of the PRC to the extent we commence business and customer facing operations in the mainland of China as a result of any future acquisition, expansion or organic growth.

The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of the PRC must conduct their business activities. CGTHK, our operating entity, is a Hong Kong-based company with no substantive operations in the mainland of China. However, if we were to become subject to such direct influence or discretion, it may result in a material change in our operations and/or the value of CGT Holdings’ Class A Ordinary Shares, which would materially affect the interest of the investors.

We currently do not have any operations in the mainland of China. We primarily operate in Hong Kong, a special administrative region of China. The PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of the mainland of China, however, there is no guarantee that we will not be subject to such direct influence or discretion in the future due to changes in laws or other unforeseeable reasons or as a result of our expansion or acquisition of operations in the mainland of China.

The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistences, the enforcement of which involves uncertainties. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy through regulation and/or state ownership. Government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and businesses which are subject to such government actions.

If we became subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of our development, expansion or acquisition of operations in the PRC, it may require a material change in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the market prices of CGT Holdings’ Class A Ordinary Shares could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the PRC government would not intervene in or influence our operations at any time.

We are not currently required to obtain permission from the PRC government for the trading of CGT Holdings’ Class A Ordinary Shares on Nasdaq, however there is no guarantee that this will continue to be the case in the future, or even when such permission is obtained, it will not be subsequently denied or rescinded. Any actions by the PRC government to exert more oversight and control over offerings (including businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of CGT Holdings’ Class A Ordinary Shares to significantly decline or be worthless.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in CGT Holdings’ Class A Ordinary Shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting and reporting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we may have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in CGT Holdings’ Class A Ordinary Shares could be rendered worthless. In addition, major issues with other U.S. listed Chinese companies in the future, could have a negative effect on the value of your investment, even though CGT Holdings is not involved.

Because our operations are based in Hong Kong, we are subject to the regulations and rules of the Hong Kong government as well as the influence of the PRC government. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in Hong Kong may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, the Group could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Group may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Group’s operation could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. Given that the PRC government may intervene or influence our operations at any time with little to no advanced notice, it could result in a material change in our operation and the value of CGT Holdings’ Class A Ordinary Shares. Given recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Although the Group is currently not required to obtain permission from any PRC regulatory authorities and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, CGT Holdings’ Class A Ordinary Shares may decline in value dramatically or even become worthless should we become subject to new requirement to obtain permission from the PRC government to trade on a U.S. exchange in the future.

The approval of and/or filing with CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

On February 17, 2023, the CSRC issued the Trial Measures, which became effective on March 31, 2023. The CSRC also circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website, on the same day. The Trial Measures, together with the Guidance Rules and Notice (collectively, the “New Overseas Listing Rules”), reiterate the basic principles of the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and impose substantially the same requirements for the overseas securities offering and listing by domestic enterprises. Under the New Overseas Listing Rules, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the New Overseas Listing Rules’ requirements within three business days following the submission of application for an initial public offering or listing. On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing by Domestic Enterprises (“Confidentiality and Archives Administration Provisions”), which came into effectiveness on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations.

Although we do not believe we are subject to the filing and approval requirements because we have no business operation in or material connection with the mainland of China, there are uncertainties regarding the interpretation and implementation of the New Overseas Listing Rules. If we become subject to the New Overseas Listing Rules in the future, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely filing for such future offerings.

Although we do not believe we are subject to the review by the CAC or other PRC cybersecurity authorities because we have no operations in the mainland of China nor do we possess or process personal information from more than one million users, in light of recent events indicating greater oversight by the CAC over data security, we may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, our listing status on Nasdaq, financial condition, and results of operations.

From 2021, the CAC along with other PRC regulatory authorities, has promulgated a series of regulations requiring data processors and businesses with access to a large amount of personal data to become subject to regulatory reviews and other administrative measures. For example, on July 7, 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, which became effective on September 1, 2022. The data export measures require that any data processor, who processes or exports personal information exceeding a certain volume threshold pursuant to the measures, shall apply for a security assessment by the CAC before transferring any personal information abroad, including the following circumstances: (i) important data will be provided overseas by any data processor; (ii) personal information will be provided overseas by any operator of critical information infrastructure or any data processor who processes the personal information of more than 1,000,000 individuals; (iii) personal information will be provided overseas by any data processor who has provided the personal information of more than 100,000 individuals in the aggregate or has provided the sensitive personal information of more than 10,000 individuals in the aggregate since January 1 of last year; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. A data processor shall, before applying for the security assessment of an outbound data transfer, conduct a self-assessment of the risks involved in the outbound data transfer. The security assessment of a cross-border data transfer shall focus on assessing the risks that may be brought about by the cross-border data transfer concerning national security, public interests, or the lawful rights and interests of individuals or organizations. Although we do not believe we are subject to such requirements because we do not have any business operations in the mainland of China, nor do we possess or process a large amount of personal information. However, we may become subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business and our listing.

Failure to comply with Hong Kong Competition Law may result in material and adverse effect on our business, financial condition and results of operations.

We operate in a competitive industry and a highly competitive market. We may be subject to a variety of laws and other obligations regarding competition law in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. We face significant competition in the market due to a large amount of goods and service providers. We may be subject to the Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”), which laid down three forms of behavior and imposes three rules which are intended to prevent and discourage anti-competitive conduct: (i) the first conduct rule prohibits agreements between undertakings that have the object or effect of preventing, restricting and distorting competition in Hong Kong; (ii) the second conduct rule prohibits undertakings with a substantial degree of market power in a market from abusing that power by engaging in conduct that has the object or effect of preventing, restricting and distorting competition in Hong Kong; and (iii) the merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. Currently, the merger rule only applies where an undertaking that directly or indirectly holds a “carrier license” within the meaning of the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong) is involved in a merger, and is therefore not applicable to our business.

The Competition Commission is a statutory body in Hong Kong established to investigate any contravention against and enforce on the provisions of the Competition Ordinance, and the Competition Tribunal is a tribunal set up under the Competition Ordinance, as part of Hong Kong judiciary, to hear and decide cases connected with competition law in Hong Kong. Under the guidelines and policies published by the Competition Commission, possible outcomes of investigation of contravention of the Competition Ordinance may include the acceptance of commitment given by infringer, the issuing of warning notice or infringement notice, commencement of proceedings in the Competition Tribunal, applying for consent order, referral of complaint to a government agency and the conduct of a market study. The Competition Tribunal may order remedies including pecuniary penalty, disqualification or other order under the Competition Ordinance. The guidelines and policies published by the Competition Commission in Hong Kong did not mention any remedies which may impact on the Company’s ability to accept foreign investment or list on a U.S./foreign exchange as a result of the non-compliance of the Competition Ordinance.

The Company confirms that we have not adopted any anti-competitive conduct described in the Competition Ordinance and will continue to act in compliance with the Competition Ordinance. However, there may be uncertainties on the full effect of the rules in respect of compliance, infringement, and its effect on our business in particular when tendering is involved in securing contracts. We may face difficulties and may need to incur legal costs in ensuring our compliance with the rules. If we face any complaints of infringement of the Competition Ordinance, we may incur substantial legal costs and may result in business disruption and/or negative media coverage, which could adversely affect our business, results of operations and reputation.

Risks Related to CGT Holdings’ CLASS A Ordinary Shares and THIS OFFERING

CGT Holdings’ Class A Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting and the cessation of trading of CGT Holdings’ Class A Ordinary Shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment.

The HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On November 5, 2021, the SEC approved Rule 6100 adopted by the PCAOB to establish a framework for the PCAOB’s determinations under the HFCAA that the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by an authority in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021 to implement the submission and disclosure requirements in the HFCAA, which requires a company to identify in its annual report, (1) the auditors that provided opinions to the financial statements presented in the annual report, (2) the location where the auditors’ report was issued, and (3) the PCAOB ID number of the audit firm or branch that performed the audit work. After we become a public company, if the SEC determines have three consecutive non-inspection years, the SEC will issue a stop order to prohibit the trading of CGT Holdings’ Class A Ordinary Shares.

On December 16, 2021, the PCAOB issued a Determination Report which reported the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) the mainland of China of the PRC, because of a position taken by one or more authorities in the mainland of China; and (2) Hong Kong, a Special Administrative Region of the PRC, because of a position taken by one or more authorities in Hong Kong.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in the mainland of China and Hong Kong. Uncertainties still exist as to whether and how this new Statement of Protocol will be implemented. The PCAOB is required to reassess its determinations by the end of 2022 and there are uncertainties whether the PCAOB will determine it is still unable to inspect or investigate completely registered public accounting firms in the mainland of China and Hong Kong.

On December 15, 2022, the PCAOB issued a Determination Report determining that the PCAOB secured complete access to inspect and investigate registered public accounting firms headquartered in the mainland of China and Hong Kong, and vacating the 2021 Determinations the contrary. However, the PCAOB further noted that it will act immediately to consider the need to issue a new determination if the PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access.

On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law, which, among other things, amended the HFCAA to reduce the number of consecutive years an issuer can be identified as a Commission-Identified Issuer before the SEC must impose an initial trading prohibition on the issuer’s securities from three years to two years. Therefore, once an issuer is identified as a Commission-Identified Issuer for two consecutive years, the SEC is required under the HCFAA to prohibit the trading of the issuer’s securities on a national securities exchange and in the over-the-counter market.

Our former auditor, Wei, Wei & Co., LLP, as an auditor of companies traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts inspections to assess its compliance with applicable professional standards. Wei, Wei & Co., LLP is not a PCAOB-registered public accounting firm in the mainland of China or Hong Kong that is subject to the PCAOB’s determination on December 16, 2021 of having been unable to inspect or investigate completely. We are not aware of any reasons to believe that Wei, Wei & Co., LLP would not permit an inspection by the PCAOB or that it is not subject to such inspection. However, given the recent developments, we cannot assure you whether PCAOB or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. CGT Holdings’ Class A Ordinary Shares could still be delisted and prohibited from being traded over-the-counter under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditor which has a presence in China. Furthermore, there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB, and, as such, future investors may be deprived of such inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

Our current auditor, Edward Associate CPA PLLC, as an auditor of companies traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts inspections to assess its compliance with applicable professional standards. Edward Associate CPA PLLC is not a PCAOB-registered public accounting firm in the mainland of China or Hong Kong that is subject to the PCAOB’s determination on December 16, 2021 of having been unable to inspect or investigate completely. We are not aware of any reasons to believe that Edward Associate CPA PLLC would not permit an inspection by the PCAOB or that it is not subject to such inspection. However, given the recent developments, we cannot assure you whether PCAOB or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. CGT Holdings’ Class A Ordinary Shares could still be delisted and prohibited from being traded over-the-counter under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditor which has a presence in China. Furthermore, there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB, and, as such, future investors may be deprived of such inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

CGT Holdings’ Class A Ordinary Shares may encounter substantial volatility in its price, unrelated to our actual or anticipated operational performance, financial health, or prospects, posing challenges for potential investors in evaluating the rapidly changing value of CGT Holdings’ Class A Ordinary Shares.

The trading prices of CGT Holdings Class A Ordinary Shares are likely to exhibit high volatility and could undergo wide fluctuations due to factors beyond our control. Such fluctuations may result from broad market and industry influences, including the performance and volatility of market prices or the financial results of other publicly listed companies based in Hong Kong or mainland China. Some of these companies have witnessed significant volatility post their initial public offerings, with instances of substantial price declines in the trading of their securities. The trading performances of securities from other Hong Kong and Chinese companies subsequent to their offerings may impact investor sentiments toward U.S.-listed companies based in Hong Kong, thereby affecting the trading performance of CGT Holdings’ Class A Ordinary Shares, irrespective of our actual operational performance.

Furthermore, any adverse news or perceptions regarding inadequate corporate governance practices, fraudulent accounting, corporate structure, or other matters concerning Hong Kong and Mainland Chinese companies may also negatively influence investor sentiments toward companies in these regions, including us, even if we have not engaged in any inappropriate activities. Additionally, securities markets may undergo significant price and volume fluctuations unrelated to our operational performance, potentially having a material and adverse impact on the trading price of CGT Holdings’ Class A Ordinary Shares.

In addition to the above factors, the price and trading volume of CGT Holdings’ Class A Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us or our industry;

●	variations in our revenues, profit, and cash flow;

●	the general market reactions and financial market fluctuation due to the continuous Russia-Ukraine and Iranian conflicts;

●	changes in the economic performance or market valuations of other financial services firms; political, social and economic conditions of the PRC and Hong Kong;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	fluctuations of exchange rates among Hong Kong dollar, Renminbi, and the U.S. dollar;

●	changes in financial estimates by securities research analysts;

●	detrimental negative publicity about us, our services, our officers, directors, major shareholders, other beneficial owners, our business partners, or our industry;

●	announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

●	additions or departures of our senior management;

●	litigation or regulatory proceedings involving us, our officers, directors, or major shareholders;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares; and

●	sales or perceived potential sales of additional Class A Ordinary Shares.

Any of these factors above could lead to substantial and abrupt changes in the trading volume and price of CGT Holdings’ Class A Ordinary Shares.

Recent instances have seen extreme surges in stock prices followed by rapid declines and heightened volatility in stock prices, particularly among companies with relatively smaller public floats that recently went public. As a relatively small-capitalization company with a modest public float, we may encounter increased stock price volatility, significant price surges, lower trading volume, and reduced liquidity compared to larger-cap companies. Specifically, CGT Holdings’ Class A Ordinary Shares may be susceptible to swift and substantial price volatility, low trade volumes, and significant spreads between bid and ask prices. This volatility, including any stock run-up, may not be linked to our actual or anticipated operational performance, financial health, or prospects, posing challenges for potential investors in assessing the rapidly changing value of Class A Ordinary Shares of CGT Holdings.

Furthermore, if trading volumes of CGT Holdings’ Class A Ordinary Shares are low, individuals trading in relatively small quantities may easily impact share prices. This low trade volume could also result in substantial price fluctuations, with large percentage changes occurring within a single trading day. Shareholders may face difficulties in quickly liquidating their investment or may be compelled to sell at reduced prices due to low trading volume. Overall market fluctuations and broader economic and political conditions may also adversely affect the market price of CGT Holdings’ ordinary share. As a result of such volatility, investors may incur losses on their investment in CGT Holdings’ ordinary share. A decline in the market price of CGT Holdings’ Class A Ordinary Shares could also negatively impact CGT Holdings’ ability to issue additional Class A Ordinary Shares or other securities and obtain additional financing in the future. There is no guarantee that an active market for CGT Holdings’ ordinary share will develop or be sustained. If an active market does not emerge, holders of CGT Holdings’ Ordinary Share may struggle to sell their shares promptly or may be unable to sell them at all.

Historically, shareholders of public companies have frequently initiated securities class action lawsuits against those companies following periods of market price instability. If we were to become involved in such a lawsuit, it could divert a substantial portion of our management’s attention and resources from our business operations and necessitate significant expenditures to defend against the suit, potentially impacting our results of operations. Regardless of the suit’s success, it could harm our reputation and limit our ability to raise capital in the future. Moreover, if a claim against us is successful, we may be required to pay substantial damages, which could have a material adverse effect on our financial condition and results of operations.

Our estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainties and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunities are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies covered by our market opportunities estimates will purchase our products and solutions at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

Certain companies with public floats comparable to CGT Holdings’ public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. CGT Holdings may experience similar volatility, which may make it difficult for prospective investors to assess the value of its Class A Ordinary Shares.

In addition to the risks addressed above in “— CGT Holdings’ Class A Ordinary Shares may encounter substantial volatility in its price, unrelated to our actual or anticipated operational performance, financial health, or prospects, posing challenges for potential investors in evaluating the rapidly changing value of CGT Holdings’ Class A Ordinary Shares, CGT Holdings’ Class A Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme share price run-ups followed by rapid price declines, and such share price volatility was seemingly unrelated to the respective company’s underlying performance. As of the date of this prospectus, CGT Holdings has a relatively small public float due to the relatively small size of its initial public offering, the ownership percentage of its executive officers and directors, and greater than 5% shareholders. As a result of its small public float, CGT Holdings’ Class A Ordinary Shares may be less liquid and have greater share price volatility than the shares of companies with broader public ownership. The rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of CGT Holdings’ Class A Ordinary Shares. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. In addition, you may experience losses, which may be material, if you purchase CGT Holdings’ Class A Ordinary Shares prior to any price decline.

If we cannot continue to satisfy the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market. In order to maintain our listing on the Nasdaq Capital Market, we are required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum share price, minimum market value of publicly held shares, and various additional requirements. We may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

Previously, on September 10, 2025, the Company received a notification letter from the Listing Qualifications Department of Nasdaq, notifying the Company that it is currently not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2), because the closing bid price of the Company’s Class A Ordinary Shares was below $1.00 per share for a period of 30 consecutive business days from July 28, 2025 to September 9, 2025. On January 15, 2026, the Company received a notification from Nasdaq that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2), and the matter was closed.

On June 26, 2026, the Company received a notification letter from the Listing Qualifications Department of Nasdaq, notifying the Company that it was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2), because the closing bid price of the Company’s Class A Ordinary Shares had been below US$1.00 per share for a period of 30 consecutive business days from May 13, 2026 to June 25, 2026. On July 21, 2026, the Company received a notification from Nasdaq that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2), and the matter was closed.

Given that a substantial number of Class A Ordinary Shares will be sold in this Offering, this Offering could cause a decrease in the bid price of our Class A Ordinary Shares and the Company may fail to meet the continued listing requirements again.

In addition, on July 22, 2026, the SEC approved a Nasdaq rule change to adopt a new continued listing requirement that companies listed on Nasdaq maintain a minimum Market Value of Listed Securities (“MVLS”) of at least $5.0 million. Under the rule as approved, if a company’s MVLS remains below $5.0 million for 30 consecutive business days, Nasdaq will issue a Staff Delisting Determination and trading in the company’s securities will be immediately suspended, without any compliance or cure period. A request for a hearing before a Nasdaq Hearings Panel will not stay the suspension, although the Hearings Panel may, in limited circumstances, grant an exception of up to 180 days from the Staff Delisting Determination for the company to demonstrate that it satisfies all applicable initial listing requirements. On July 29, 2026, the SEC’s approval order was automatically stayed pending review by the SEC after notices of intention to petition for review were filed, and accordingly, the new $5.0 million MVLS requirement is not currently in effect. There can be no assurance as to the outcome or timing of the SEC’s review or whether or when the stay will be lifted and the requirement will become effective. If the requirement becomes effective and the MVLS of our Class A Ordinary Shares remains below $5.0 million for 30 consecutive business days, our Class A Ordinary Shares could be suspended from trading and delisted from Nasdaq without a compliance or cure period.

If we cannot continue to satisfy the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted. If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Share is a “penny stock,” which will require brokers trading in our Class A Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We have adopted a share incentive plan and may adopt a new share incentive plan in the future, which may result in increased share-based compensation expenses.

On January 17, 2025, CGT Holdings’ board of directors approved the 2024 Stock Incentive Plan, for the purpose of attracting and retaining the best available personnel, providing additional incentives to employees, directors and consultants, and promoting the success of our business. Under the 2024 Stock Incentive Plan, we are authorized to grant options. The maximum aggregate number of Class A ordinary shares originally authorized for awards under the 2024 Stock Incentive Plan was 4,287,500 (equivalent to 285,833 split-adjusted shares),

We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees. We granted 285,833 split-adjusted shares under the 2024 Stock Incentive Plan (4,287,500 shares before the share consolidation) as of March 19, 2025, we may adopt a new share incentive plan and may grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

Furthermore, perspective candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Thus, our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards. Furthermore, there are no assurances that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to grant equity awards to key employees under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the value of CGT Holdings’ Class A Ordinary Shares to decline.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding CGT Holdings’ Class A Ordinary Shares, the price of CGT Holdings’ Class A Ordinary Shares and trading volume could decline.

The trading market for CGT Holdings’ Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of CGT Holdings’ Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of CGT Holdings’ Class A Ordinary Shares and the trading volume to decline.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides substantially less protection when compared to the laws of the United States and it may be difficult for a shareholder of CGT Holdings to effect service of process or to enforce judgements obtained in the United States courts.

CGT Holdings’ corporate affairs are governed by its fourth amended and restated memorandum and articles of association (as may be amended from time to time) and by the Cayman Islands Companies Act (Revised) (the “Companies Act”) and common law of the Cayman Islands. The rights of shareholders to take legal action against CGT Holdings’ directors and CGT Holdings, actions by minority shareholders and the fiduciary responsibilities of CGT Holdings’ directors to CGT Holdings under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final court of appeal for British Overseas Territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court of the United Kingdom and the Court of Appeal are generally of persuasive authority but are not binding on the courts of the Cayman Islands. The rights of CGT Holdings’ shareholders and the fiduciary responsibilities of the directors of CGT Holdings under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the U.S. In particular, the Cayman Islands has a less developed body of securities laws as compared to the U.S., and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the U.S. federal courts. The Cayman Islands courts are also unlikely to impose liabilities against us in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws.

Currently, all of our operations are conducted outside the U.S., and substantially all of our assets are located outside the U.S. All of our directors and officers are nationals or residents of jurisdictions other than the U.S. and a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for a shareholder to effect service of process within the U.S. upon these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the U.S.

You may be unable to present proposals before general meetings or extraordinary general meetings not called by shareholders.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. CGT Holdings’ currently in-effect fourth amended and restated memorandum and articles of association provide that upon the requisition of any one or more of its shareholders holding shares which carry in aggregate not less than 10% of the rights to vote at such general meetings, its board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, CGT Holdings’ current fourth amended and restated memorandum and articles of association do not provide its shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

CGT Holdings’ Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

CGT Holdings’ Class A Ordinary Shares may be “thinly-traded,” meaning that the number of persons interested in purchasing CGT Holdings’ Class A Ordinary Shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be caused by a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of CGT Holdings’ Class A Ordinary Shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in CGT Holdings’ Class A Ordinary Shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for CGT Holdings’ Class A Ordinary Shares may not develop or be sustained.

Volatility in CGT Holdings’ Class A Ordinary Shares price may subject us to securities litigation.

When compared to seasoned issuers, the market for CGT Holdings’ Class A Ordinary Shares may experience significant price volatility, and we anticipate that our share price may be more volatile than a seasoned issuer for the foreseeable future. Following times of volatility in the market price of a company’s ordinary shares, plaintiffs have frequently started securities class action litigation against that company in the past. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

In order to raise sufficient funds to enhance operations, CGT Holdings may have to issue additional securities at prices which may result in substantial dilution to CGT Holdings’ shareholders.

If CGT Holdings raises additional funds through the sale of equity or convertible debt, the current shareholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of Class A Ordinary Shares outstanding. CGT Holdings may have to issue securities that may have rights, preferences, and privileges senior to CGT Holdings’ Class A Ordinary Shares. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

CGT Holdings is not likely to pay cash dividends in the foreseeable future.

CGT Holdings currently intends to retain any future earnings for use in the operation and expansion of the business of itself and its subsidiaries. Accordingly, CGT Holdings does not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should CGT Holdings determine to pay dividends in the future, its ability to do so will depend upon the receipt of dividends or other payments from its subsidiaries.

CGT Holdings is a foreign private issuer within the meaning of the rules under the Exchange Act, and as such it is exempt from certain provisions applicable to United States domestic public companies.

CGT Holdings is a foreign private issuer within the meaning of the rules under the Exchange Act. As such, it is exempt from certain provisions applicable to United States domestic public companies. For example:

●	CGT Holdings is not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, CGT Holdings is permitted to comply solely with its home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	CGT Holdings is not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	CGT Holdings is exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	CGT Holdings is not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	CGT Holdings is not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

CGT Holdings files an annual report on Form 20-F within four months of the end of each fiscal year. In addition, CGT Holdings files reports on Form 6-K as a foreign private issuer. However, the information CGT Holdings is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an “emerging growth company” under applicable law, we are subject to reduced disclosure requirements. Such reduced disclosure may make CGT Holdings’ Class A Ordinary Shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find CGT Holdings’ Class A Ordinary Shares less attractive as a result, there may be a less active trading market for CGT Holdings’ Class A Ordinary Shares and our share price may be more volatile.

We incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

We incurred significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, imposes various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of CGT Holdings’ initial public offering, (b) in which we have total annual gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of CGT Holdings’ Class A Ordinary Shares that is held by non-affiliates exceeds US$700 million as of the last business day of the CGT Holdings’ most recently completed fiscal year, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of CGT Holdings’ initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We will incur additional costs in obtaining director and officer liability insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

CGT Holdings is a “controlled company” under the Nasdaq Rules, and CGT Holdings, as a result, can rely on exemptions from certain corporate governance requirements that could adversely affect CGT Holdings’ public shareholders.

As of the date of this prospectus, Mr. Shangzhao (Cizar) Hong, the founder of CGT Holdings, holds a majority of the voting power of CGT Holdings. Therefore, CGT Holdings qualifies as a “controlled company” under the Nasdaq Rules. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of CGT Holdings’ directors be independent, as defined in the Nasdaq Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. CGT Holdings may elect to rely on any of such exemptions so long as it remains a controlled company and during any transition period following the time when CGT Holdings is no longer a controlled company. Should CGT Holdings choose to do so, you would not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq corporate governance requirements.

Cayman Islands economic substance requirements may have an effect on our business and operations..

Pursuant to the International Tax Cooperation (Economic Substance) Act (2026 Revision) of the Cayman Islands, or the ES Law, that came into force on January 1, 2019, a “relevant entity” that carries on a relevant activity is required to satisfy the economic substance test set out in the ES Law. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. Based on the current interpretation of the ES Law, we believe that our Company, Creative Global Technology Holdings Limited, is a pure equity holding company since it only holds equity participation in other entities and only earns dividends and capital gains. Accordingly, for so long as our Company, Creative Global Technology Holdings Limited, is a “pure equity holding company”, it is only subject to the minimum substance requirements, which require us to (i) comply with all applicable filing requirements under the Companies Act; and (ii) has adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Law. Uncertainties over the interpretation and implementation of the ES Law may have an adverse impact on our business and operations.

Because our business is conducted in Hong Kong dollars and the price of CGT Holdings’ Class A Ordinary Shares are quoted in United States Dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in USD. Changes in the exchange rate between the Hong Kong dollar and USD affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the U.S. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, although CGT Holdings’ Class A Ordinary Shares are denominated in USD, we will need to convert the net proceeds we receive into Hong Kong dollars in order to use the funds for our business. Changes in the conversion rate between the USD and the Hong Kong dollar will affect that amount of proceeds we will have available for our business.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in CGT Holdings’ Ordinary Shares to significant adverse U.S. federal income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). We will be treated as owning our proportionate share of the assets and earnings of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Based upon our current and expected income and assets, and the market price of CGT Holdings’ Ordinary Shares, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be classified as a PFIC, the determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service, or the IRS, could challenge our classification of certain income and assets as non-passive, which could result in our company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation — United States Federal Income Tax Considerations”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of CGT Holdings’ Ordinary Shares and on the receipt of distributions on the Ordinary Shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds CGT Holdings’ Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds CGT Holdings’ Ordinary Shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the Ordinary Shares. For more information see “Taxation — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company (“PFIC”) Rules.”

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were not subject to these rules. As a result, we do not have in place effective disclosure controls and procedures or internal controls over financial reporting. We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Class A Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We do not presently have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise funds in a debt or equity financing.

Although we do not believe we are required to file with the China Securities Regulatory Commission for this offering under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises promulgated in February 2023, if we are required to do so, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file for this offering.

On February 17, 2023, the CSRC issued the Trial Measures, which became effective on March 31, 2023. The CSRC also circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website, on the same day. The Trial Measures, together with the Guidance Rules and Notice (collectively, the “New Overseas Listing Rules”), reiterate the basic principles of the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and impose substantially the same requirements for the overseas securities offering and listing by domestic enterprises. Under the New Overseas Listing Rules, domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the New Overseas Listing Rules’ requirements within three business days following the submission of application for an initial public offering or listing. To determine whether an overseas offering and listing will be deemed as “the indirect overseas offering and listing” by a PRC domestic company, the Trial Measures provides that (i) any overseas offering and listing made by an issuer that meets both the following explicit criteria will be determined as an “indirect overseas offering and listing”: (a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies (“Criteria A”), and (b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; and (ii) the determination as to whether or not an overseas offering and listing by a PRC domestic company is an “indirect overseas offering and listing”, shall be made on a “substance over form” basis (the “Discretional Clause”).

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing by Domestic Enterprises (“Confidentiality and Archives Administration Provisions”), which came into effectiveness on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations. We do not believe we are subject to the filing and approval requirements because we have no business operation in or material connection with the mainland of China, and the offering of CGT Holdings’ Class A Ordinary Shares will likely not be regarded as an indirect overseas offering by PRC domestic enterprises. However, we cannot rule out the possibility that CSRC would take a different view when determining whether to apply the Discretional Clause on us. Although we do not believe we are subject to the filing and approval requirements because we have no business operation in or material connection with the mainland of China, there are uncertainties regarding the interpretation and implementation of the New Overseas Listing Rules. If we become subject to the New Overseas Listing Rules, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file for this offering.

Certain existing shareholders have control over our Company and their interests may not be aligned with the interests of our other shareholders.

Mr. Shangzhao (“Cizar”) Hong, the controlling shareholder of CGT Holdings, owns an aggregate of 98.10% of the total voting power of our outstanding shares as of the date of this prospectus. As a result, he has control over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets, election of directors and other significant corporate actions.

The controlling shareholder may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the Class A Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders. In addition, the significant concentration of share ownership may adversely affect the trading price of the Class A Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

Shareholders will suffer substantial dilution and the Company will not receive any proceeds if the holders of the Warrants elect to exercise such Warrants using the zero exercise price option.

The Warrants issued as part of this offering contain a “zero exercise price option” provision which provides that a holder may effect a zero exercise price option at any time while the Warrants are outstanding following the initial issuance date, provided that the Low Price is lower than the then applicable exercise price. Under the zero exercise price option, the holder of the Warrants, has the right to receive the number of Class A Ordinary Shares set forth in the applicable Warrant, which will be more than such number of Class A Ordinary Shares that is issuable upon cash exercise or cashless exercise. Under this provision, the total number of Class A Ordinary Shares that may be issued in this Offering is up to 46,428,564, including up to 3,571,428 Class A Ordinary Shares that may be issued as part of the Units in this Offering and 42,857,136 Class A Ordinary Shares upon exercise of all the Warrants if the zero exercise price warrant is utilized. These figures are based on the assumed public offering price of $1.82 per Unit and will be greater if the final public offering price is lower; see “Dilution — Sensitivity to the Public Offering Price”.

Consequently, following the exercise of all Warrants, the number of issued and outstanding Class A Ordinary Shares could increase from 1,152,588 as of the date of this prospectus to as many as 47,581,152 (assuming the Warrants issued in this offering are exercised in full under the zero exercise price option), which represents an increase of approximately 4,028%.

Notwithstanding the stated cash exercise price at the initial exercise price of $2.002 per Class A Ordinary Share and the cashless exercise option based on the same initial exercise price, the zero exercise price option allows exercise of the Warrants for no additional consideration. In addition, the number of Class A Ordinary Shares that investors will receive under the zero exercise price option will be more than such number of Class A Ordinary Shares that is issuable upon cash exercise or cashless exercise. As a result, there is no practical or financial incentive for holders of the Warrants to exercise the Warrants via cash exercise or cashless exercise and we do not expect to receive any proceeds from the exercise of the Warrants overall.

This multiplier effect could result in a substantially larger number of shares being issued, leading to a greater degree of dilution and potentially decreasing the value of existing shareholders’ investments.

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to fund our business plan. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

The public offering price per Unit will be determined at pricing, is expected to be at a discount to the market price of our Class A Ordinary Shares and may be lower than the assumed public offering price used in this prospectus, which would increase the number of Class A Ordinary Shares we issue in this offering and upon exercise of the Warrants.

The public offering price per Unit will be determined at the time of pricing between us and the investors, in consultation with the placement agent, based principally on the market price of our Class A Ordinary Shares immediately prior to pricing, and is expected to be at a discount to that market price. The assumed public offering price of $1.82 per Unit used throughout this prospectus represents a discount of approximately 24.48% to the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market of $2.41 on November 12, 2026; the final public offering price may be at a greater discount and therefore lower than the assumed public offering price. Because the maximum gross proceeds of this offering are fixed at $6,500,000, a lower public offering price would increase the number of Units we sell and, because each Warrant may be exercised under the zero exercise price option for up to twelve (12) Class A Ordinary Shares, would proportionately increase the number of Class A Ordinary Shares issuable upon exercise of the Warrants. In addition, the initial exercise price of the Warrants (110% of the final public offering price) and the Floor Price (one-seventh of the initial exercise price) will each be lower if the final public offering price is lower. The Floor Price ($0.286 at the assumed public offering price) is well below the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market. Because the number of Class A Ordinary Shares issuable under the zero exercise price option increases as the Low Price declines toward the Floor Price, holders of the Warrants may have an incentive to sell Class A Ordinary Shares into a declining market, and issuances under the zero exercise price option could occur at, and contribute to, prices below the minimum bid price requirement. The sale of Units at a discount to the market price, and the subsequent resale of a large number of Class A Ordinary Shares issued in this offering and upon exercise of the Warrants, may cause the market price of our Class A Ordinary Shares to decline and to fall below the Nasdaq minimum bid price requirement, and existing shareholders may experience dilution greater than that described in this prospectus at the assumed public offering price. See “— Shareholders will suffer substantial dilution and the Company will not receive any proceeds if the holders of the Warrants elect to exercise such Warrants using the zero exercise price option” and “Dilution — Sensitivity to the Public Offering Price”.

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional Class A Ordinary Shares or other securities convertible into or exchangeable for our Class A Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Class A Ordinary Shares, or securities convertible or exchangeable into our Class A Ordinary Shares, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

This offering grants our management broad discretion in the application of the net proceeds. There are no contractual restrictions on how the management can allocate the net proceeds from this offering, which may be used at their discretion for general corporate purposes, including but not limited to, working capital, operational expenses, and repayment of debt. While management intends to use the net proceeds in a manner that furthers our business objectives and maximizes the value for our investors, investors will have limited visibility into the specific uses of the net proceeds. This wide-ranging discretion allows management to allocate funds to areas that investors might not deem a priority or in their best interest. Consequently, the success of the investment is substantially dependent on the judgment of our management with regard to the application of the net proceeds. Investors should be aware that the broad discretion in the use of proceeds increases the risk of their investment, as it may reduce the ability to assess the viability and potential return of the investment. See “Use of Proceeds.”

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under prior suitability rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and, for retail customers, determine that the investment is in the customer’s “best interest,” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our Class A Ordinary Shares, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our Class A Ordinary Shares, reducing a shareholder’s ability to resell Class A Ordinary Shares.

An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

Investors are cautioned that an investment in the securities offered hereby is highly speculative and involves a significant degree of risk. The success of our business and the ability to achieve our business goals and objectives, as outlined in this prospectus, are subject to numerous uncertainties, contingencies and risks. As such, there is no assurance that investors will realize a return on their investment or that they will not lose their entire investment. Potential investors should carefully consider whether such a speculative investment is suitable for their financial situation and investment objectives before purchasing securities.

We may use the proceeds of this offering in ways with which you may not agree.

Our management will have considerable discretion in deciding how to apply the proceeds of this offering. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of our Class A Ordinary Shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There is no public market for the Warrants.

The Warrants offered in this offering are not and will not be listed on any securities exchange. Also, we do not intend to apply to have the Warrants listed on any securities exchange. Consequently, there is no established public trading market for the Warrants, and we do not intend to list the Warrants on any national securities exchange or trading system. Accordingly, investors may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Warrants. This lack of a trading market could result in investors being unable to liquidate their investment in the warrants or to sell them at a price that reflects their value. The absence of a public market for these securities could also reduce the liquidity and market price of our Class A Ordinary Shares for which these warrants are exercisable. Investors should be prepared to bear the risk of investment in the Warrants indefinitely.

There are no voting rights for the Warrants.

Holders of the Warrants will not have the same voting rights as those associated with our ordinary shares and may have no voting rights with respect to the shares underlying the warrants until such shares are acquired upon exercise of the warrants. As a result, if such holders do not exercise their warrants, they will not have any influence over matters requiring shareholder approval during the period they hold the Warrants, as applicable.

Ownership interests of existing shareholders will be significantly diluted by the exercise of the Warrants.

The exercise of the Warrants will increase the number of ordinary shares issued and outstanding, which will significantly dilute the ownership interests of existing shareholders. The amount of dilution, or the reduction in value to existing ordinary shares, is determined by the number of shares ultimately obtained upon the exercise of the Warrants relative to the number of ordinary shares outstanding at the time of exercise.

The terms of the Warrants may be adjusted.

The terms of the Warrants, including the exercise price and the number of Class A Ordinary Shares issuable upon exercise, may be adjusted in certain circumstances, including in the event of share dividends, share splits, and similar transactions. While adjustments are generally intended to prevent dilution for holders of the Warrants, there is no assurance that such adjustments will fully protect the value of the Warrants.

The Warrants have beneficial ownership limitations.

An investment in the Warrants involves a significant risk due to the 4.99% (or 9.99% if the investor so elects) beneficial ownership limitation. The terms of the Warrants prohibit any single holder from exercising the warrants if such exercise would result in the holder beneficially owning more than 4.99% (or 9.99% if the investor so elects) of our outstanding Class A Ordinary Shares immediately after the exercise, as elected by the holder at the time of issuance of the warrants. This limitation may also hinder the holder’s ability to exercise the Warrants when it may be most advantageous to do so, which could affect the value of their investment.

If the holders of the Warrants elect to exercise such warrants using the cashless exercise option, we may not receive any meaningful amount of additional funds upon the exercise of the Warrant.

The Warrants contain a cashless exercise provision which provides that a holder may effect a “cashless exercise”, if at the time of any exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the warrant shares to the holder. Under the cashless exercise option, the holder of the Warrants shall be entitled to receive a number of Class A Ordinary Shares equal to the quotient obtained by dividing (A-B) (X) by (A), where (A) = trading price calculated based on provided formula; (B) = the exercise price of the Warrants, as adjusted hereunder; and (X) = the number of warrant shares that would be issuable upon exercise of such warrant by means of a cash exercise. Subject to customary adjustments for share dividends, splits or other changes in share capital, the maximum number of Class A Ordinary Shares issuable upon cashless exercise of the Warrants is 3,571,428. Accordingly, we will not receive any or any meaningful additional funds upon the cashless exercise of the Warrants.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Hong Kong. All of the Directors and Executive Officers of our Company and the auditors of our Company reside outside the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

We have been advised by Ogier, our counsel as to Cayman Islands law, that it is uncertain whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments or orders obtained in a federal or state court of the United States, the courts of the Cayman Islands would recognize and enforce a foreign judgment or order, without re-examination or re-litigation of the matters adjudicated upon, if the judgment or order: (i) is given by a foreign court of competent jurisdiction; (ii) is final and conclusive; (iii) is not in respect of a tax, fine or other penalty; (iv) was not obtained by fraud; and (v) is not of a kind, the enforcement of which is contrary to public policy in the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Hong Kong

Lawrence Chan & Co., our counsel with respect to Hong Kong law, has advised us that judgments of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, an action can be brought upon a foreign judgment in Hong Kong courts. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In an action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in an action in Hong Kong brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

USE OF PROCEEDS

We estimate the net proceeds from this offering to us will be approximately $5,757,239, after deducting the estimated placement agent fees and expected offering expenses payable by us, and none of the Warrants issued in this offering are exercised. Even if the Warrants are exercised, we do not expect to receive any proceeds from the exercise of the Warrants because it is highly unlikely that a holder of the Warrants would elect to exercise the Warrants by paying cash or via cashless exercise in lieu of the zero exercise price option. We may, however, receive cash proceeds to the extent holders exercise Warrants for cash at times when the zero exercise price option is unavailable or would yield fewer than one Class A Ordinary Share per Warrant; any such proceeds would be used for working capital and general corporate purposes. The maximum gross proceeds of this offering are fixed at $6,500,000. Accordingly, a public offering price per Unit lower than the assumed public offering price of $1.82 per Unit would increase the number of Units we sell but, assuming we sell the maximum number of Units, would not change the gross or net proceeds to us. If we sell fewer than the maximum number of Units, each decrease of 500,000 Units would reduce the net proceeds to us by approximately $846,300, assuming the assumed public offering price per Unit remains the same and after deducting placement agent fees.

We currently intend to use the net proceeds to us from this Offering for business expansion, marketing and promotional activities, strategic investments and other general corporate purposes.

Accordingly, our management will have flexibility in applying the net proceeds from this offering and will have broad discretion over how to use the net proceeds we receive from this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

DIVIDENDS AND DIVIDEND POLICY

CGTL’s board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law. In addition, CGTL’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by its board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that CGTL may only pay dividends out of profits, share premium, or other funds legally available for distribution, and provided always that in no circumstances may a dividend be paid out of the share premium account if this would result in CGTL being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution is proposed to be paid. Even if CGTL decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CGTL does not have any present plan to pay any cash dividends on its Class A Ordinary Shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

CGTL is a holding company incorporated in the Cayman Islands. CGTL may rely on dividends from its subsidiaries for its cash requirements, including any payment of dividends to its shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2026 on an actual basis and on a pro forma as-adjusted basis after giving effect to this offering. The pro forma as-adjusted information is illustrative only because the number of securities, offering price, placement-agent compensation and offering expenses have not yet been finalized.

As of March 31, 2026, after retroactive effect to the 1-for-15 share consolidation, 1,152,588 Class A ordinary shares and 566,667 Class B ordinary shares were issued and outstanding. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 100 votes. Class B ordinary shares are convertible into Class A ordinary shares on a one-for-one basis at the holder’s option; Class A ordinary shares are not convertible into Class B ordinary shares.

You should read this table together with “Use of Proceeds,” “Dilution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Actual (Unaudited)	Pro Forma As Adjusted
Long-term debt	$—	$—
Operating lease liability – non-current	55,736	55,736
Class A ordinary shares, par value US$0.00015 per share	173	709
Class B ordinary shares, par value US$0.00015 per share	85	85
Additional paid-in capital	17,981,003	23,737,706
Accumulated deficit	(3,671,264)	(3,671,264)
Accumulated other comprehensive loss	(51,190)	(51,190)
Total shareholders’ equity	$14,258,807	$20,016,046
Total capitalization	$14,314,543	$20,071,782

The actual column excludes current liabilities, including current operating lease liabilities of US$80,172 and amounts due to a related party of US$18,016 as of March 31, 2026. Pro forma as-adjusted amounts remain subject to the final terms and net proceeds of this offering.

DILUTION

Investors purchasing our Class A Ordinary Shares in this offering will not experience dilution in the pro forma as adjusted net tangible book value of their Class A Ordinary Shares, because the assumed public offering price in this offering is below our historical net tangible book value per ordinary share. Instead, our existing shareholders will experience an immediate decrease in the pro forma as adjusted net tangible book value per share of their ordinary shares, and investors purchasing our Class A Ordinary Shares in this offering will acquire them at a price below that net tangible book value per share. Dilution or accretion in pro forma as adjusted net tangible book value represents the difference between the public offering price of our Class A Ordinary Shares and the pro forma as adjusted net tangible book value per share of our Class A Ordinary Shares immediately after the offering.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to 100 votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

As of March 31, 2026, our historical net tangible book value was US$14,258,807, or US$8.29 per ordinary share, based on 1,719,255 ordinary shares outstanding after retroactive effect to the 1-for-15 share consolidation. Historical net tangible book value is total tangible assets less total liabilities; we reported no intangible assets as of that date.

After giving effect to the sale of 3,571,428 Class A ordinary shares in this offering at an assumed public offering price of US$1.82 per share, after deducting placement-agent compensation and estimated offering expenses payable by us, and excluding any Class A ordinary shares issuable upon exercise of the Pre-Funded Warrants and Warrants, our pro forma as-adjusted net tangible book value would have been US$20,016,046, or US$3.78 per ordinary share. This would represent an immediate decrease of US$4.51 per share in the pro forma as-adjusted net tangible book value per share to our existing shareholders and an immediate accretion of US$1.96 per share to investors purchasing Class A ordinary shares in this offering.

The following table illustrates the estimated dilution on a per share basis to new investors.

Per Share
Assumed public offering price per Class A ordinary share	$1.82
Historical net tangible book value per ordinary share as of March 31, 2026	$8.29
Decrease in pro forma as-adjusted net tangible book value per share attributable to this offering	$4.51
Pro forma as-adjusted net tangible book value per share after this offering	$3.78
Accretion per share to investors in this offering	$1.96

The pro forma as-adjusted calculations must be completed when the offering size, pricing, placement-agent compensation and estimated offering expenses are finalized. Exercise or conversion of outstanding warrants, options or other potentially dilutive securities could cause additional dilution.

Sensitivity to the Public Offering Price

The final public offering price per Unit will be determined at pricing and may be at a discount to the market price of our Class A Ordinary Shares at that time. Because the maximum gross proceeds of this offering are fixed at US$6,500,000, a lower public offering price increases the number of Units sold and the number of Class A Ordinary Shares issuable upon exercise of the Warrants, but does not change the net proceeds to us if we sell the maximum number of Units. The following table illustrates the effect of a public offering price at various discounts to the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market of US$2.41 on November 12, 2026, including the approximately 24.48% discount reflected in the assumed public offering price of US$1.82 per Unit, in each case assuming maximum gross proceeds of US$6,500,000, the sale of Class A Ordinary Shares rather than Pre-Funded Warrants, the exercise of all Warrants under the zero exercise price option at the Floor Price where indicated, and the deduction of placement-agent compensation and estimated offering expenses payable by us:

Discount to last reported sale price of US$2.41	Public offering price per Unit		Units sold	Class A Ordinary Shares issuable upon exercise of the Warrants (zero exercise price option)	Class A Ordinary Shares outstanding after this offering (no Warrant exercise)	Class A Ordinary Shares outstanding after full exercise of the Warrants	Existing shareholders’ ownership after full exercise of the Warrants	Pro forma as- adjusted net tangible book value per ordinary share		Accretion per share to investors in this offering
0% (no discount)	US$	2.41	2,697,095	32,365,140	3,849,683	36,214,823	4.7%	US$	4.53	US$	2.12
Approximately 24.48% (assumed)	US$	1.82	3,571,428	42,857,136	4,724,016	47,581,152	3.6%	US$	3.78	US$	1.96
Approximately 40%	US$	1.45	4,482,758	53,793,096	5,635,346	59,428,442	2.9%	US$	3.23	US$	1.78
Approximately 50%	US$	1.21	5,371,900	64,462,800	6,524,488	70,987,288	2.4%	US$	2.82	US$	1.61

The initial exercise price of the Warrants (110% of the public offering price per Unit) and the Floor Price (one-seventh of the initial exercise price) are each lower at a lower public offering price, so that the zero exercise price option yields twelve (12) Class A Ordinary Shares per Warrant at the Floor Price in every case. If all Warrants were exercised under the zero exercise price option at the Floor Price, our pro forma as-adjusted net tangible book value per ordinary share would be approximately US$0.42 at the assumed public offering price (US$0.54, US$0.33 and US$0.28 at the illustrated 0%, approximately 40% and approximately 50% discounts, respectively), and Mr. Hong would hold approximately 54.4% of the aggregate voting power of our outstanding ordinary shares at the assumed public offering price (61.1%, 48.9% and 44.4% at the illustrated 0%, approximately 40% and approximately 50% discounts, respectively). The information above is illustrative only; the final public offering price, the number of Units sold and the resulting figures will be determined at pricing and may differ materially from those shown.

CORPORATE HISTORY AND STRUCTURE

Creative Global Technology Holdings Limited is a Cayman exempted company formed on January 11, 2023. In March, 2023, CGT Holdings completed a reorganization of its corporate structure. CGT Holdings owns 100% equity interest in Creative Global Technology (BVI) Limited (“CGT BVI”), a BVI holding company formed on January 12, 2023. On March 9, 2023, CGT BVI became 100% owner of CGTHK.

CGTHK, the operating entity conducting substantially all of our business operations, was founded under the laws of Hong Kong in 2016. Since its formation, CGTHK has been engaged in the business of sourcing pre-owned consumer electronic devices (mainly smartphones, tablets, and laptops) from suppliers in the U.S., Japan, and some other developed countries, pursuant to the orders placed by wholesalers that will sell these goods in Southeast Asia and other areas. Although CGTHK has been expanding into the retail and leasing of consumer electronic devices business since 2021, the traditional wholesale of pre-owned consumer electronic devices business still accounted for over 99.8% of CGTHK’s revenue for the fiscal year ended on September 30, 2025.

The following diagram illustrates our corporate structure, including our subsidiaries. Unless otherwise indicated, equity interests depicted in this diagram are held 100%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We conduct substantially all of our business operations through CGTHK, a Hong Kong Company founded in 2016. Since its formation, CGTHK has been engaged in the business of sourcing pre-owned consumer electronic devices (mainly smartphones, tablets, and laptops) from suppliers in the U.S., Japan, and some other developed countries, pursuant to the orders placed by wholesalers that will sell these goods in Southeast Asia and other areas. Our revenue for the years ended September 30, 2025, 2024 and 2023 was US$21.2 million, US$35.6 million, and US$50.3 million, respectively.

We generate most of our revenue from the recycled consumer electronic devices wholesale business, which was 99.8%, 99.8% and 99.8% of our total revenue for the fiscal years ended September 30, 2025, 2024 and 2023, respectively. We diversified our business operations by launching our retail business in December 2021.Our retail business for consumer electronic devices accounted for 0.2% of our total revenue for the year ended September 30, 2025, compared to 0.2% and 0.2% for the years ended September 30, 2024 and 2023, respectively.

For the six months ended March 31, 2026, revenue was US$18.4 million, compared with US$12.2 million for the six months ended March 31, 2025. Revenue increased as we increased shipment volume under a phased inventory destocking strategy in response to evolving eSIM-related market conditions. Wholesale sales represented 99.9% and 99.8% of revenue in the respective interim periods.

We recorded a gross loss of US$3.8 million and a net loss of US$3.8 million for the six months ended March 31, 2026, compared with gross profit of US$1.5 million and a net loss of US$13.7 million in the prior-year period. The gross loss reflected the sale of aging and slow-moving inventory at reduced prices and related inventory write-downs. The decrease in net loss primarily reflected the absence of the share-based compensation expense recorded in the prior-year period, partially offset by the current-period gross loss.

Key Factors Affecting Our Results of Operations

Key factors affecting our results of operations include the following:

Our relationships with major customers

Our future growth and profitability are significantly dependent on our ability to maintain close and mutually beneficial relationships with existing customers and to expand our customer base. For the years ended September 30, 2025, 2024 and 2023, the total sales to our five largest customers were 88.6%, 84.5% and 41.8% of our total revenue, respectively, and the total sales to our largest customer were 34.7%, 43.4% and 11.4% of our total revenue, respectively. There is no assurance that our five largest customers will continue to be satisfied with our services and products, or will continue to be our customer and we may not be able to diversify our customer base or otherwise locate new customers to engage us at comparable rates and terms, or at all. Any material deteriorations in our relationships with any of our five largest customers may materially and adversely affect our business, results of operations and financial condition.

Fluctuations in the procurement prices of pre-owned electronic devices

Certain pre-owned electronic devices are subject to price volatility caused by external conditions, including commodity price fluctuations and changes in governmental policies. Generally, we do not enter into long-term supply contracts with our suppliers or commit any minimum quantities to our external suppliers. Accordingly, any material fluctuations in the procurement prices of pre-owned electronic devices may have a material effect on the cost of sales of our Group. There is no assurance that future price increase in pre-owned electronic devices or changes in the supply of pre-owned electronic devices will not materially and adversely affect our operating results and performance.

Supply chain

For the year ended September 30, 2025, 74.8% of CGTHK’s purchase orders are fulfilled by airfreight. Additionally, CGTHK’s customers rely on a stable supply chain to transport and distribute the devices purchased from CGTHK. Therefore, our business and outcome of operations significantly depend on the stability of the global supply chain.

Since 2022, the global supply chain also suffered from the Russian invasion of Ukraine and other geopolitical tensions. But the flights on which CGTHK’s purchase orders directly rely were not significantly affected. Therefore, we have been able to manage our transportation costs and our supply chain.

We will closely monitor the changes in the global supply chain and take timely measures to address the problems.

Pricing of our products

Price of our pre-owned electronic devices is determined on a cost-plus basis according to market sentiment, distribution expenses and our intended profit margins. In general, we are able to pass on the increase in our costs of sales to our customers.

Market competition

We face competition from a number of other suppliers in Hong Kong. Should these competitors possess sources of supply, expertise, and sales and marketing capabilities comparable to or better than ours, we might not be able to maintain our competitive edges, and the business operations and profitability of us might be adversely affected.

The majority of our current revenues is generated from Apple products. Though Apple sells their own products through the “Certified Refurbished” program, we do not compete directly with Apple in selling pre-owned Apple products. First, Apple’s “Certified Refurbished” program targets retail consumers while we currently target wholesale customers in most cases. Second, Apple’s “Certified Refurbished” program seems to sell a very limited option of models of Apple products based on the information from Apple’s website. As of December 31, 2025, Apple’s US online shop (https://www.apple.com/shop/refurbished/iphone) only sells iPhone 14 and 15 series refurbished mobile phones. We typically offer a wide range of models to the customers. For example, the models of pre-owned iPhone we sell range from iPhone 3GS to iPhone 16 Pro Max.

Key Operating Metrics

We evaluate the number of devices transacted and GP% as key metrics affecting our results of operations.

Number of consumer products transacted

Our number of consumer products transacted calculates the number of consumer products distributed to customers. We track the number of products transacted to measure our sourcing capabilities and our ability to distribute pre-owned consumer products. Our number of products transacted was 109,566, 164,217 and 257,274 for the years ended September 30, 2025, 2024 and 2023 respectively.

Profit margin

Our gross profit relies on our profit margin for each product sold. We track the profit margin for each product transacted to measure our profitability. Our profit margin was 10.8%, 17.8% and 9.9% for the years ended September 30, 2025, 2024 and 2023 respectively. For the six months ended March 31, 2026, our profit margin was (20.5%) and 12.6% respectively.

Results of Operations

Six Months Ended March 31, 2026 and 2025

			Change
	2026	2025	Amount	%
	(Unaudited)	(Unaudited)
	(US$)	(US$)	(US$)
Selected Consolidated Statements of Operations and Comprehensive Loss Data:
Revenues	18,413,179	12,248,499	6,164,680	50.3%
Cost of revenues	(22,188,832)	(10,700,185)	(11,488,647)	107.4%
Gross Profit	(3,775,653)	1,548,314	(5,323,967)	-343.9%

Operating expenses:
Selling and marketing	(10,097)	(15,429)	5,332	-34.6%
General and administrative	(669,909)	(885,228)	215,319	-24.3%
Share-based compensation	—	(14,236,000)	14,236,000	-100.0%
Total operating expenses	(680,006)	(15,136,657)	14,456,651	-95.5%

Income from operations	(4,455,659)	(13,588,343)	9,132,684	-67.2%
Total other income (expenses), net	(2,506)	11,367	(13,873)	-122.1%

Income (loss) before income tax	(4,458,165)	(13,576,976)	9,118,811	-67.2%
Income tax benefit (expense)	700,850	(142,362)	843,212	-592.3%
Net income(loss)	(3,757,315)	(13,719,338)	9,962,023	-72.6%

Revenue

Revenue increased by US$6.2 million, or 50.3%, from US$12.2 million for the six months ended March 31, 2025 to US$18.4 million for the six months ended March 31, 2026. The increase was primarily attributable to higher wholesale revenue resulting from increased shipment volume under our phased inventory destocking strategy in response to evolving eSIM-related market conditions.

(i) Revenue by sales category

	2026		2025
	(Unaudited)		(Unaudited)
Wholesale of pre-owned consumer electronic devices	$18,390,482	99.9%	$12,227,493	99.8%
Retail sale of pre-owned consumer electronic devices	18,826	0.1%	21,006	0.2%
Device rental	3,871	*—%	—	—%
Total	$18,413,179	100%	$12,248,499	100%

*	Less than 0.1%

(ii) Revenue by product category

	2026		2025
	(Unaudited)		(Unaudited)
Smartphones	$14,794,553	80.4%	$4,925,821	40.2%
Tablets	356,913	1.9%	804,128	6.6%
Laptops and other	3,257,842	17.7%	6,518,550	53.2%
Rental	3,871	*—%	—	—%
Total	$18,413,179	100.0%	$12,248,499	100.0%

*	Less than 0.1%

Smartphones

Smartphone revenue was US$14.8 million for the six months ended March 31, 2026, representing 80.4% of our total revenue, compared with US$4.9 million, or 40.2% of our total revenue, for the six months ended March 31, 2025, representing an increase of 200.4%. The increase was primarily attributable to higher sales volume generated from our inventory destocking activities, including the sale of certain eSIM-enabled smartphones at reduced prices. Due to weaker-than-expected local market demand, we implemented promotional pricing measures to accelerate the sale of excess and aging inventory, which contributed to the increase in revenue but adversely affected our gross margin. In addition, beginning in January 2026, we further intensified our inventory clearance efforts by adopting more competitive pricing to accelerate inventory turnover, recover working capital and respond to rapid product iteration, which further increased smartphone sales volume during the period.

Tablets

Tablet revenue was US$0.4 million for the six months ended March 31, 2026, representing 1.9% of our total revenue, compared with US$0.8 million, or 6.6% of our total revenue, for the six months ended March 31, 2025. Tablet revenue decreased by US$447,215, or 55.6%, primarily due to lower customer demand, which led us to reduce our procurement of tablets during the period.

Laptops and others

Revenue from laptops, watches and other products was US$3.3 million for the six months ended March 31, 2026, representing 17.7% of our total revenue, compared with US$6.5 million, or 53.2% of our total revenue, for the six months ended March 31, 2025. Revenue from these products decreased by US$3,260,708, or 50.0%, primarily because we shifted our procurement and sales focus toward iPhones, resulting in lower purchase and sales volumes of laptops, watches, iMacs and other similar products. In addition, certain of these products experienced continued declines in market prices during the period as a result of product aging and rapid product iteration, while the related inventory had been acquired at higher historical costs. Beginning in March 2026, we sold certain of these inventories at then-prevailing market prices, including below cost in some cases, as part of our inventory destocking efforts to accelerate inventory turnover and recover working capital.

Cost of revenues and gross profit (loss)

Cost of revenues increased by US$11.5 million, or 107.4%, from US$10.7 million to US$22.2 million. The increase in the cost of sales for the current-period is primarily driven by the expansion of revenue scale.

Historically, the Company accumulated a significant amount of inventory of U.S.-version iPhones equipped with eSIM functionality in anticipation of the full implementation of the eSIM policy in Hong Kong. However, the anticipated policy was not implemented, while end-user demand continued to favor handsets equipped with physical SIM card slots. As a result, market demand for these eSIM-only models remained relatively weak. Although the Company was technically able to modify such devices to support physical SIM cards, the related modification costs were considered commercially uneconomical.

To accelerate the clearance of such inventory and improve cash recovery, the Company adopted a discounted sales strategy and sold certain eSIM-model inventory at prices below its carrying cost. As a result, these clearance sales generated negative gross profit on the relevant products and adversely affected the Company’s overall gross margin, while increasing cost of sales as a percentage of revenue. In addition, transportation expenses included in cost of sales increased in line with the higher shipment volume associated with the growth in sales revenue.

	For the Six months Ended March 31,
	2026		2025
	Gross Profit	Profit margin	Gross Profit	Profit margin
Smartphones	$(2,956,851)	(20.0)%	$528,541	10.7%
Tablets	(94,873)	(26.6)%	116,024	14.4%
Laptops and others	(726,839)	(22.3)%	903,749	13.9%
Rental	2,909	75.2%	—	—%
Total	$(3,775,653)	(20.5)%	$1,548,314	12.6%

We recorded a gross loss of approximately US$3.8 million for the six months ended March 31, 2026, compared with a gross profit of approximately US$1.5 million for the six months ended March 31, 2025. Our gross margin decreased from 12.6% to negative 20.5% during the same periods. The decrease in gross profit and gross margin was primarily attributable to the clearance of certain aging and slow-moving inventory at selling prices below their carrying costs, particularly smartphones and laptops and other products.

Gross loss from smartphones was approximately US$3.0 million for the six months ended March 31, 2026, compared with gross profit of approximately US$0.5 million for the corresponding period in 2025, while gross margin decreased from 10.7% to negative 20.0%. The deterioration was primarily attributable to our inventory destocking activities. In particular, we had accumulated an inventory of eSIM-enabled iPhones in anticipation of the implementation of eSIM-related policies in Southeast Asia. As the anticipated policy was not implemented and local end-user demand continued to favor smartphones equipped with physical SIM card slots, demand for such eSIM-only models remained weaker than expected. To accelerate inventory turnover and recover working capital, we sold certain of these smartphones at discounted prices, including at prices below their carrying costs, which resulted in negative gross profit on such sales.

Gross loss from laptops and other products was approximately US$0.7 million for the six months ended March 31, 2026, compared with gross profit of approximately US$0.9 million for the corresponding period in 2025, while gross margin decreased from 13.9% to negative 22.3%. The decrease was primarily attributable to continued declines in market prices resulting from product aging and rapid product iteration, while the related inventory had been acquired at higher historical costs. Beginning in March 2026, we sold certain of these inventories at reduced prices, including below cost in some cases, as part of our inventory destocking efforts, which adversely affected the gross margin of this product category.

Gross profit from tablets also decreased from approximately US$0.1 million for the six months ended March 31, 2025 to a gross loss of approximately US$0.1 million for the six months ended March 31, 2026, with gross margin decreasing from 14.4% to negative 26.6%.

Selling and marketing expenses

Selling and marketing expenses decreased by US$5,332, or 34.6%, from US$15,429 to US$10,097, primarily due to lower staff costs.

General and administrative expenses

General and administrative expenses decreased by US$0.2 million, or 24.3%, from US$0.9 million to US$0.7 million. The fluctuation was primarily attributable to (i) a decrease of $293,769 in listing expenses, as the prior period included certain non-recurring costs incurred in connection with the Company’s initial public offering on Nasdaq, which was completed on November 27, 2024, whereas the current period primarily reflected recurring listing-related expenses;

(ii) a decrease of $44,005 in business entertainment expenses, primarily because the prior period included expenses incurred in connection with the Nasdaq bell-ringing ceremony, which did not recur in the current period. These decreases were partially offset by (iii) an increase of $188,448 in auditor remuneration and (iv) an increase of $75,171 in legal and professional fees, primarily due to additional costs incurred in connection with the Company’s ongoing obligations as a U.S.-listed company, including annual audit, SEC reporting and other regulatory compliance matters.

Share-based compensation

Share-based compensation expense was nil for the six months ended March 31, 2026, compared with US$14,236,000 for the six months ended March 31, 2025. The prior-year expense related to 285,833 split-adjusted ordinary shares granted under the 2024 Stock Incentive Plan (4,287,500 ordinary shares before the share consolidation). No additional awards were granted during the six months ended March 31, 2026.

Other income (expense), net

We recorded other expense, net, of US$2,506 for the six months ended March 31, 2026, compared with other income, net, of US$11,367 in the prior-year period. The change primarily reflected lower government grants and a realized exchange loss in the current period, compared with a realized exchange gain in the prior-year period.

Income taxes

We recorded an income tax benefit of US$700,850 for the six months ended March 31, 2026, compared with income tax expense of US$142,362 in the prior-year period. The effective tax rates were 15.72% and (1.05)%, respectively. The current-period benefit principally reflected deferred tax effects recorded in the interim financial statements.

Net loss and loss per share

Net loss decreased by US$10.0 million, or 72.6%, from US$13.7 million to US$3.8 million. The decrease primarily reflected the absence of the prior-year share-based compensation expense and the current-period income tax benefit, partially offset by the current-period gross loss. Basic and diluted loss per share was US$2.19, compared with US$9.62 in the prior-year period, based on split-adjusted weighted-average shares of 1,719,255 and 1,426,712, respectively.

Liquidity and Capital Resources

Liquidity as of March 31, 2026

As of March 31, 2026, we had cash and cash equivalents of US$0.5 million, total current assets of US$13.8 million and total current liabilities of US$0.3 million, resulting in working capital of US$13.5 million and a current ratio of 46.7 to 1. Current assets included US$6.4 million of prepayments, other receivables and other current assets and US$6.9 million of net inventories. Current liabilities included US$0.1 million of tax payable, US$0.1 million of other payables and accrued liabilities, US$0.1 million of current lease liabilities and US$18,016 due to a related party.

Cash increased from US$0.2 million at September 30, 2025 to US$0.5 million at March 31, 2026, primarily because operating activities provided US$0.4 million, partially offset by US$0.1 million of unfavorable foreign-exchange effects. Based on current expectations, management expects to fund near-term liquidity needs through cash reserves, cash generated from operations and, if available, external financing. This assessment is sensitive to the timing of inventory purchases and sales, product margins, collection of prepayments and other receivables, and the availability and terms of financing.

Cash Flows

Six Months Ended March 31, 2026 and 2025

	For the Six Months Ended March 31,
	2026	2025
	US$	US$
Net cash provided by (used in) from operating activities	445,398	$(4,768,395)
Net cash provided by financing activities	—	4,583,949
Effect of foreign exchange rate changes	(136,854)	(38,144)
Net (decrease) increase in cash, equivalents	308,544	(222,590)
Cash, and equivalents beginning of year	185,240	443,322
Cash, and equivalents at end of year	493,784	220,732

Cash flows from operating activities

For the six months ended March 31, 2026, our net cash generated from operating activities was approximately US$0.4 million, which primarily reflected our net loss of approximately US$3.8 million, mainly adjusted by (i) a decrease in inventory of approximately US$7.9 million, primarily attributable to our inventory destocking activities during the period; partially offset by (ii) an increase in prepayments, other receivables and other current assets of approximately US$3.0 million, (iii) an increase in deferred tax assets of approximately US$0.7 million, and (iv) a decrease in other payables and accrued liabilities of approximately US$0.04 million. The remaining adjustments mainly consisted of depreciation and amortization and changes in right-of-use assets, lease liabilities, tax payable, accounts payable and amounts due to related parties.

For the six months ended March 31, 2025, our net cash used in operating activities was approximately US$4.8 million, which primarily reflected our net loss of approximately US$13.7 million, mainly adjusted by (i) non-cash share-based compensation expense of approximately US$14.2 million and (ii) a decrease in accounts receivable of approximately US$10.5 million, primarily attributable to collections from customers; partially offset by (iii) an increase in inventory of approximately US$10.5 million, (iv) an increase in prepayments, other receivables and other current assets of approximately US$2.9 million, and (v) a decrease in tax payable of approximately US$2.5 million. The remaining adjustments mainly consisted of depreciation and amortization and changes in right-of-use assets, lease liabilities, accounts payable, other payables and accrued liabilities, deferred tax assets and deferred tax liabilities.

Cash flows from financing activities

For the six months ended March 31, 2026, there were no cash flows from financing activities.

For the six months ended March 31, 2025, our net cash generated from financing activities was approximately US$4.6 million, which primarily reflected proceeds from our initial public offering of approximately US$4.9 million, partially offset by payments for deferred offering costs of approximately US$0.3 million. The remaining financing cash flows mainly consisted of a receipt of share capital of US$1,438.

CAPITAL EXPENDITURES AND CONTRACTUAL OBLIGATIONS

We had no capital expenditures during the six months ended March 31, 2026 and 2025. We expect future capital expenditures to consist primarily of purchases of property and equipment and intend to fund them from working capital and, if available, proceeds from financing activities.

As of March 31, 2026, our disclosed contractual obligations consisted of operating lease payments for offices and storage space as follows:

Operating Lease Payments
Twelve months ending March 31, 2027	$85,195
Thereafter	56,796
Total undiscounted lease payments	$141,991
Less: imputed interest	(6,083)
Present value of operating lease liabilities	$135,908

Years Ended September 30, 2025, 2024 and 2023

The following table sets forth a summary of our consolidated statements of operating for the years ended September 30, 2025, 2024 and 2023, respectively. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	2025	2024	2023
Selected Consolidated Statements of Operations and Comprehensive Loss Data:
Revenues	$21,150,042	$35,611,761	$50,278,937
Cost of goods sold	(18,864,549)	(29,275,274)	(45,309,410)
Gross profit	2,285,493	6,336,487	4,969,527
Selling and marketing expenses	(25,497)	(32,738)	(34,132)
General and administrative expenses	(1,184,369)	(1,118,217)	(1,141,069
Share-based compensation	(14,236,000)	—	—
Income(loss) from operations	(13,160,373)	5,185,532	3,794,326
Total other income, net	2,677	118	40,810
Income(loss) before provision for income taxes	(13,157,696)	5,185,650	3,835,136
Provision for income taxes	(212,053)	(903,282)	(679,815)
Net income(loss)	$(13,369,749)	$4,282,368	$3,155,321

Revenues

(i) Revenue by sales category

	2025		2024		2023
Wholesale of pre-owned consumer electronic devices	$21,104,622	99.8%	$35,548,886	99.8%	$50,199,955	99.8%
Retail sale of pre-owned consumer electronic devices	45,419	0.2%	62,875	0.2%	73,452	0.2%
Device rental	—	—%	—	—%	5,530	*—%

*	Less than 0.1%

(ii) Revenue by product category

	2025		2024		2023
Smartphones	$12,873,100	60.9%	$26,291,823	73.8%	$41,104,583	81.8%
Tablets	899,556	4.3%	2,588,041	7.3%	3,648,756	7.3%
Laptops and other	7,377,385	34.9%	6,731,897	18.9%	5,525,598	10.9%
Total	$21,150,042	100%	$35,611,761	100%	$50,278,937	100.0%

For the years ended September 30, 2025 and 2024, total revenue was US$21.1 million and US$35.6 million, respectively. The decrease was primarily due to a decline in wholesale revenue from US$35.5 million in fiscal 2024 to US$21.1 million in fiscal 2025, driven mainly by lower demand for used smartphones. The decline was largely attributable to uncertain roll out policy of eSIM in certain ultimate end users market which in turn affected our customers’ for their purchase decision and pending for clearer eSIM policy come out in certain ultimate end users market.

For the years ended September 30, 2024 and 2023, total revenue was US$35.6 million and US$50.3 million. The decrease was mainly due to the (i) decrease in wholesale revenue from US$50.2 million in year ended September 30, 2023 to US$35.5 million in year ended September 30, 2024. During the year ended September 30, 2024, the Company established its market share and intentionally select higher margin orders, this resulted in decreased revenue but increased gross profit with higher profit margin over its products. All revenues were generated from Hong Kong.

Smartphones

For the years ended September 30, 2025 and 2024, revenue from smartphones was 60.9% and 73.8% of our total revenue, respectively. The decrease was mainly attributable to a decline in the number of units sold, from 149,032 in 2024 to 35,663 in 2025.The decrease was primarily due to lower demand for used smartphones. The decline was largely attributable to uncertain roll out policy of eSIM in certain ultimate end users market which in turn affected our customers’ for their purchase decision and pending for clearer eSIM policy come out in certain ultimate end users market. Accordingly, the Company recorded a decrease in smartphone unit sales and related revenue for the year ended September 30, 2025.

For the years ended September 30, 2024 and 2023, revenue from smartphones was 73.8% and 81.8% of our total revenue respectively. The decrease was mainly due to the decrease in number of units sold from 149,032 to 67,448 resulting from our strategy to intentionally select higher margin orders, this resulted in decreased revenue but maintain its gross profit with higher profit margin over its products. This resulted in increased average unit cost of sales from US$248 to US$319, and increased the average unit selling price from US$272 to US$390 in the years ended September 30, 2023 and 2024 respectively.

Tablets

For the years ended September 30, 2025 and 2024, revenue from tablets was 4.3% and 7.3% of our total revenue, respectively. Although the number of tablets sold increased from 31,066 in 2024 to 34,633 in 2025, revenue from tablets declined as a percentage of total revenue primarily due to the Company’s adjustment of its inventory management and product strategy. During the year ended September 30, 2025, the Company reduced its inventory buildup of tablets and strategically reallocated resources and working capital toward smartphones and laptops, which are considered the Company’s key product categories. As a result, the Company shifted its product focus to smartphones and laptops, leading to a relative decline in the contribution of tablet to total revenue.

For the years ended September 30, 2024 and 2023, revenue from tablets was 7.3% and 7.3% of our total revenue respectively. The number of units sold decreased from 44,603 to 31,066 resulting from the decreased market demand and new release of tablets. The average unit cost of sales decreased from $74 to $71, but at the same time the Company was able to increase the average unit selling price from US$82 to US$83, for the years ended September 30, 2023 and 2024 respectively.

Laptops and other

For the years ended September 30, 2025 and 2024, revenue from laptops and other products was 34.9% and 18.9% of our total revenue, respectively. Although the total number of units sold decreased from 65,703 for the year ended September 30, 2024 to 39,270 for the year ended September 30, 2025, revenue from laptops and other products increased as compared to the prior year. Laptops and other products include both laptop and PC products. During the year ended September 30, 2025, the number of laptop sold decreased from 37,428 in 2024 to 26,107 in 2025. However, sales of PC products increased from 1,674 in 2024 to 11,593 in 2025. The growth in the Company’s PC business was the primary driver of the increase in revenue from laptops and other products, despite an overall decrease in units sold.

For the years ended September 30, 2024 and 2023, revenue from laptops and other was 18.9% and 10.9% of our total revenue respectively. The number of units sold increased from 61,617 for the year ended September 30, 2023 to 65,703 for the year ended September 30, 2024, was mainly due to the market demand and our effort to increase our profit margin by selecting higher margin products from 8.3% in the year ended September 30, 2023 to 17.8% in the year ended September 30, 2024. The increase in percentage of revenue was mainly due to the decreased total amount of revenue and the increase in number of units sold for laptops and others product category.

Cost of revenues and gross revenue

Cost of revenues mainly consists of procurement cost of the pre-owned consumer electronic devices. For the years ended September 30, 2025, 2024 and 2023, the cost of revenues was US$18.9 million, US$29.3 million and US$45.3 million, respectively.

For the years ended September 30, 2025 and 2024, the decrease in cost of revenues was primarily due to a reduction in the volume of products sold during the year. As discussed above, the transition from physical SIM cards to full eSIM and related market and policy developments affected demand for certain products, resulting in lower sales volume than expected. Although the Company’s inventory purchases increased as compared to the prior year, fewer products were sold and recognized as cost of revenues during the year. Accordingly, the cost of revenues decreased.

For the years ended September 30, 2024 and 2023, the increase is mainly due to the increase in acquisition volume by 28.9% from 197,963 units to 255,252 units, respectively, together by an increase in acquisition cost explained above.

Gross profit

	For the Years Ended September 30,
	2025		2024		2023
	Gross Profit	Profit margin	Gross Profit	Profit margin	Gross Profit	Profit margin
Smartphones	$1,133,510	8.8%	$4,765,439	18.1%	$4,166,115	10.1%
Tablets	130,558	14.5%	375,471	14.5%	344,254	9.4%
Laptops and others	1,021,425	13.8%	1,195,577	17.8%	459,158	8.3%
Total	$2,285,493	10.8%	$6,336,487	17.8%	$4,969,527	9.9%

Gross profit for the years ended September 30, 2025 and 2024 was US$2.3 million and US$6.3 million, respectively, a profit margin of 10.8% and 17.8%, respectively. The decrease in gross profit and profit margin was primarily driven by lower smartphone sales volume and increased pricing pressure. During fiscal 2025, as market and policy developments relating to the transition from physical SIM cards to eSIM affected demand for certain smartphone models, the Company experienced weaker sales and, in order to support sell-through and maintain customer demand, offered additional pricing concessions to the market. As smartphones accounted for a significant portion of the Company’s revenue, reduced smartphone sales volume and lower unit margins adversely affected the Company’s overall gross profit and gross profit margin.

Gross profit for the years ended September 30, 2024 and 2023 was US$6.3 million and US$5.0 million, respectively, or 17.8% and 9.9%, respectively, of operating revenue. The increase of gross profit margin was mainly due to the company’s intentionally selecting higher margin products after the Company optimized its product portfolio during the year ended September 30, 2024.

Selling and marketing expenses

For the years ended September 30, 2025 and 2024, selling and marketing expenses were US$25,497 and US$32,738 respectively. The decrease is mainly attributable to the Company’s efforts to control expenses in the sales department for the year ended September 30, 2025, primarily driven by a reduction in salaries and allowances. Specifically, personnel-related costs decreased from US$31,179 in 2024 to US$24,165 in 2025.

For the years ended September 30, 2024 and 2023, selling and marketing expenses were US$32,738 and US$34,132 respectively, the decrease is mainly attributable to the Company’s efforts to control the sales department expenses for the year ended September 30, 2024.

General and administrative expenses

General and administrative expenses mainly include staff cost for general and administrative purposes.

For the years ended September 30, 2025 and 2024, general and administrative expenses were US$1,184,369 and US$1,118,217, respectively. The increase in general and administrative expenses was primarily attributable to higher legal and professional fees and increased staff-related costs. During the year ended September 30, 2025, the Company completed its listing-related work, and the related legal and professional fees were fully recognized as expenses for the year. As a result, legal expenses increased by approximately US$5,660 as compared to the prior year. In addition, auditor’s remuneration, amounting to approximately US$29,826, was included in general and administrative expenses for the year. Furthermore, salaries and allowances increased by US$39,872 as compared to the prior year, mainly due to the appointment of three independent non-executive directors during the year.

For the years ended September 30, 2024 and 2023, administrative expenses were US$1,118,217 and US$1,141,069 respectively, the decrease is mainly due to the decrease of salaries and employee benefits of US$23,225, decrease of one-off stamp duty and trademark expenses amounting to US$27,573, decrease of website development expenses amounting to US$25,516 and offset by the increase in office rental and building management fee of US$25,752, increase in business entertainment of US$13,112 and increase in depreciation expenses of a US$10,381.

Share-based compensation

For the years ended September 30, 2025 and 2024, Share-based compensation were US$14,236,000 and US$0 respectively. On January 17, 2025, the Company adopted a 2024 Stock Incentive Plan. Under the Plan, the maximum number of Ordinary Shares that may be issued pursuant to the awards was 4,287,500 Ordinary Shares. As of March 19, 2025, the Company had issued and 4,287,500 Ordinary Shares under the Plan, with a total value of $14,236,000.

Other net income

Other net income mainly include government grants, gain on disposal of short term investments and realized exchange gain (loss).

For the years ended September 30, 2025 and 2024, other net income was US$2,677 and US$118 respectively. The decrease is mainly (i) decrease in realized exchange gain of US$4,113; (ii) decrease in bank interest income of US$3,039.

For the years ended September 30, 2024 and 2023, other net income was US$118 and US$40,810 respectively. The decrease is mainly (i) decrease in realized exchange gain of US$24,748; (ii) decrease in bank interest income of US$5,836; and (iii) increase of finance cost in relation to lease liabilities of US$6,948.

Net income (loss)

Our net income (loss) for the years ended September 30, 2025 and 2024, is US$13.4 million (loss) and US$4.3 million, respectively. The decrease was mainly due to the decrease of sales and gross profit, and share-based compensation.

Our net income for the years ended September 30, 2024 and 2023, was US$4.3 million and US$3.2 million, respectively. The increase was mainly due to the increase in gross profit and decrease in selling and marketing expenses and general and administrative expenses, offset by the decrease in other net income and the increase in income tax.

Cayman Islands taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on certain instruments executed in, or after execution, brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for 20 years from the date of the undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation shall apply to our Company or its operations; and no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands.

Payment of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares.

British Virgin Islands taxation

A business company incorporated in the British Virgin Islands (a “BVI Company”) is exempt from all provisions of the Income Tax Act of the BVI (including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by the company to persons who are not persons resident in the British Virgin Islands).

Capital gains realized with respect to any shares, debt obligations or other securities of a BVI Company by persons who are not persons resident in the British Virgin Islands are also exempt from all provisions of the Income Tax Act of the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of a BVI Company, save for interest payable to or for the benefit of an individual resident in the European Union.

Hong Kong taxation

Under the current Hong Kong Inland Revenue Ordinance, our subsidiaries incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong for the year of assessment 2023/2024 and 2024/2025. Under the two-tiered profits tax rates regime, commencing from the year of assessment 2018/2019, the first two million of profits in Hong Kong dollars earned by a Hong Kong entity (except for those with a connected entity nominated to be chargeable at the two-tiered rates) will be taxed at half the current tax rate (i.e., 8.25% for corporations, and 7.5% for unincorporated businesses) while the remaining profits will continue to be taxed at the existing 16.5% tax rate for corporations and standard rate of 15% for unincorporated businesses. Payments of dividends by a Hong Kong entity to its shareholders are not subject to any Hong Kong withholding tax.

Earnings before provision for income taxes and loss per Share

Basic earnings per share is computed by dividing the net income attributable to the ordinary shareholders by the weighted average number of shares of ordinary share outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional Ordinary Shares that would have been outstanding if the potential Ordinary Shares had been issued and if the additional Ordinary Shares were dilutive. There were no potentially dilutive securities that were in-the-money that were outstanding during the years ended September 30, 2025, 2024 and 2023.

Liquidity and Capital Resources

Our primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and financial support from our shareholder. As of September 30, 2025, 2024 and 2023, we had cash and equivalents of US$185,240, US$443,322 and US$4,305,577, respectively. Currently, our primary uses of cash are for operations and capital expenditures. We believe that net cash generated from operating activities, cash on hand and available capital through access to capital markets will be adequate to meet our liquidity and capital requirements.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	For the Years Ended September 30,
	2025	2024	2023
	US$	US$	US$
Net cash provided by (used in) from operating activities	(4,811,035)	(3,524,152)	4,874,638
Net cash (used in) from investing activities	—	(18,597)	(3,784)
Net cash provided by (used in) from financing activities	4,584,014	(299,324)	(1,546,250)
Effect of foreign exchange rate changes	(31,061)	(20,182)	21,673
Net (decrease) increase in cash, equivalents	(258,082)	(3,862,255)	3,346,277
Cash, and equivalents beginning of year	443,322	4,305,577	959,300
Cash, equivalents at end of year	185,240	443,322	4,305,577

Cash flows from operating activities

During the years ended September 30, 2025, 2024 and 2023, the cash inflows/outflows from our operating activities were primarily from our sales revenue together with the cash inflows/outflows from our decrease/increase in inventory.

Our net cash generated from operating activities primarily reflected our net income, as adjusted for non-operating items, such as accounts receivables, depreciation and amortization, prepayments, other receivables and other assets, inventory and other payables and accruals, tax payable and deferred tax liabilities.

For the year ended September 30, 2025, our net cash used in operating activities was approximately $4.8 million, which primarily reflected our net loss of approximately US$13.4 million, mainly adjusted by (i) the non-cash depreciation and amortization, Provision for inventory impairment, deferred tax liabilities, deferred tax assets, share-based compensation totaling to approximately US$14.4 million; together with (ii) a decrease in accounts receivables of approximately US$10.5 million. The decrease in accounts receivable was mainly due to the collection of outstanding balances from the prior year. Partially offset by (iii) an increase in inventory of approximately US$10.9 million, (iv) an increase in prepayments, other receivables, and other assets totaling to approximately US$2.8 million and a decrease in tax payables of approximately US$2.6 million.

For the year ended September 30, 2024, our net cash used in operating activities was approximately $3.5 million, which primarily reflected our net income of approximately US$4.3 million, mainly adjusted by (i) the non-cash depreciation and amortization, deferred tax liabilities and tax payables totaling to approximately US$1.0 million; together with (ii) a decrease in prepayments, other receivables and other assets totaling to approximately US$0.2 million and (iii) decrease in inventory of approximately US$1.9 million. which partially offset by decrease in other payables and accrued liabilities totaling to approximately US$0.4 million and increase in accounts receivables of approximately US$10.5 million. The increase in accounts receivables are mainly due to the company’s commencing to grant credit period for their customers in order to attract higher profit margin orders during the year ended September 30, 2024.

For the year ended September 30, 2023, our net cash generated from operating activities was approximately $4.9 million, which primarily reflected our net income of approximately US$3.2 million, mainly adjusted by (i) the non-cash depreciation and amortization, deferred tax liabilities and tax payables totaling to approximately US$0.7 million; together with (ii) a decrease in prepayments, other receivables and other assets totaling to approximately US$2.5 million (iii) increase in other payables and accrued liabilities totaling to approximately US$0.4 million which partially offset by increase in inventory of approximately US$1.9 million.

Cash flows (used in) from investing activities

Our cash flows generated from investing activities primarily consisted of the purchase of property, plant and equipment.

For the years ended September 30, 2025, 2024 and 2023, net cash used in investing activities was US$0, US$18,597 and US$3,784, respectively. There were no investing activities during the year ended September 30, 2025. Net cash used in investing activities in prior years mainly represented payments for the purchase of property, plant and equipment.

Cash flows from financing activities

Our cash inflows from financing activities primarily consist of proceeds from the initial public offering of US$4,586,352, partially offset by payments for deferred offering costs of US$272,338, for the year ended September 30, 2025.

Our cash outflows from financing activities primarily consists of payments for deferred offering costs of US$299,324 for the year ended September 30, 2024.

Our cash outflows from financing activities primarily consist of repayment to a director of US$992,228, and payments for deferred offering costs of US$554,022 for the year ended September 30, 2023.

Research and Development, Patents and Licenses

CGTHK regards its trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to its success, and relies on trademark and trade secret law and confidentiality and invention assignment with our employees and others to protect its proprietary rights. As of the date of this prospectus, the Group has no other registered intellectual property or domain name except for the trademark registered with the Hong Kong Intellectual Property Department on June 23, 2023, and the domain names https://cgt-electronics.com and https://cgt-recycle.com. A trademark was registered with the U.S. Patent and Trademark Office on February 25, 2025.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Trend Information.

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes

Critical Accounting Estimates

Revenue Recognition

The Company follows ASC Topic 606, Revenue from Contracts with Customers, and all subsequent ASUs that modified ASC 606. The Company derives revenue principally from trading of pre-owned electronic devices and revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

A contract contains a promise (or promises) to transfer goods or services to a customer. A performance obligation is a promise (or a group of promises) that is distinct. The transaction price is the amount of consideration a company expects to be entitled from a customer in exchange for providing the goods or services.

The unit of account for revenue recognition is a performance obligation (a good or service). A contract may contain one or more performance obligations. Performance obligations are accounted for separately if they are distinct. A good or service is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and the good or service is distinct in the context of the contract. Otherwise, performance obligations are combined with other promised goods or services until the Company identifies a bundle of goods or services that is distinct. Promises in contracts which do not result in the transfer of a good or service are not performance obligations, as well as those promises that are administrative in nature, or are immaterial in the context of the contract. The Company has addressed whether various goods and services promised to the customer represent distinct performance obligations. The Company applied the guidance of ASC Topic 606-10-25-16 through 18 in order to verify which promises should be assessed for classification as distinct performance obligations.

The transaction price is allocated to each performance obligation in the contract on the basis of the relative stand-alone selling prices of the promised goods or services. The individual standalone selling price of a good or service that has not previously been sold on a stand-alone basis, or has a highly variable selling price, is determined based on the residual portion of the transaction price after allocating the transaction price to goods and/or services with observable stand-alone selling price. A discount or variable consideration is allocated to one or more, but not all, of the performance obligations if it relates specifically to those performance obligations.

Transaction price is the amount of consideration in the contract to which the Company expects to be entitled in exchange for transferring the promised goods or services. The transaction price may be fixed or variable and is adjusted for time value of money if the contract includes a significant financing component. Consideration payable to a customer is deducted from the transaction price if the Company does not receive a separate identifiable benefit from the customer. When consideration is variable, if applicable, the estimated amount is included in the transaction price to the extent that it is highly probable that a significant reversal of the cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved.

Revenue may be recognized at a point in time or over time following the timing of satisfaction of the performance obligation. If a performance obligation is satisfied over time, revenue is recognized based on the percentage of completion reflecting the progress towards complete satisfaction of that performance obligation. Typically, performance obligation for products where the process is described as below, the performance obligation is satisfied at point in time.

The Company currently generates its revenue from the following main sources:

a. Wholesale of pre-owned electronic devices

For the wholesale of pre-owned electronic devices, the Company typically signs sales contracts with its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the product to the customer at Company’s inventory warehouse or their specified location at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product. Typical payment terms set forth in the sales contract is payment in full before delivery.

b. Retail sales of pre-owned electronic devices

For the retail sales of pre-owned electronic devices s, the customers comes up to the Company’s sales counter and after inspecting the pre-owned electronic devices and accepts the condition of the pre-owned electronic devices, the customers will pay in cash in full and sign the delivery order as evidence for acceptance of goods delivered. The signing of the delivery order serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the product to the customer at Company’s sales counter at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product.

c. Device rental

The Company provides rental services for electronic devices to customers. The Company will sign rental contract with customers which will set forth the terms and conditions including the transaction price and period, products to be delivered, terms of delivery, and terms of payment. The rental contract is typically less than six months. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is identified as a single performance obligation where delivery of the finished product to the customer at the location specified by the customer and completed all the services agreed upon in the rental contract. The completion of this earning process is typically evidenced by a written customer acceptance of laptops at the beginning of the rental period and recognized over time on monthly basis during the rental period.

Leases

ROU assets represent our rights to use underlying assets for the lease terms and lease liabilities represent our obligation to make lease payments arising from the leases. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term, reduced by lease incentives received, plus any initial direct costs, using the discount rate for the lease at the commencement date. If the implicit rate in lease is not readily determinable for our operating leases, we generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We elected not to separate non-lease components from lease components; therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract for the office leases. Lease payments are fixed.

For operating leases, lease expense is recognized on a straight-line basis in operations over the lease term.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU asset and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

Income Taxes

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC Topic 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain.

The Company follows ASC Topic 740-10-05, Income Tax, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred taxes are charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

OUR BUSINESS

Mission

Consumer electronic devices have a limited life, but some rest idle with meaningful useful life left. We aim to help make every minute of recycled consumer electronic devices’ lives count with our expertise in quickly connecting their demands and supplies, thereby facilitating the circular economy in the consumer electronic devices business and reducing waste.

Business

Who We Are

We are engaged in the business of recycled consumer electronic devices. We aim to help make every minute of recycled consumer electronic devices’ lives count with our expertise in quickly connecting their demands and supplies, thereby facilitating the circular economy in the consumer electronic devices business and reducing waste.

We conduct our business through CGTHK, a Hong Kong-based company sourcing and reselling recycled consumer electronic devices, currently mostly smartphones, tablets, and laptops. CGTHK sources such pre-owned consumer electronic devices from developed economies such as the U.S. and Japan, where more affluent consumers can afford the latest models and consequently have a large number of such retired consumer electronic devices collected through trade-in plans offered by network carriers or stores. CGTHK will distribute such sourced pre-owned consumer electronic devices to consumers in Southeast Asia or Hong Kong, depending on the customers’ demands.

Currently, our business consists of the (1) wholesale, and (2) retail of pre-owned consumer electronic devices.

Wholesale of Pre-Owned Consumer Electronic Devices Business

The pre-owned consumer electronic devices wholesale business is our primary business. Wholesale revenue was US$18.4 million and US$12.2 million for the six months ended March 31, 2026 and 2025, respectively, representing 99.9% and 99.8% of total revenue. Wholesale revenue was US$21.1 million, US$35.5 million and US$50.2 million for fiscal 2025, 2024 and 2023, respectively.

Our wholesale model is designed to align procurement with customer demand, but orders may be delayed or cancelled, and market conditions may change after inventory is acquired. Net inventory increased substantially during fiscal 2025. During the six months ended March 31, 2026, we implemented a phased destocking strategy and sold aging and slow-moving inventory at reduced prices, reducing net inventory to US$6.9 million while contributing to a gross loss. We continue to evaluate procurement, pricing and inventory aging to manage working capital and valuation risks.

CGTHK’s logistics arrangements and grading system facilitate the process. CGTHK uses air freight to ship most of its ordered pre-owned consumer electronic devices for time efficiency. The courier firms will ship the goods to CGTHK’s storage space in Hong Kong and clear customs. The ordered consumer electronic devices usually arrive within three to seven business days after the placement of an order, depending on the origination place, number, and types of the goods ordered. CGTHK inspects the consumer electronic devices upon their arrival and sorts them into five grades, each priced differently. After completion of the inspection and grading process, and the removal of any user data remaining on the devices, CGTHK will inform the clients to pick up the goods and have the clients arrange the shipment from CGTHK’s storage space by themselves. It usually takes one to three weeks, but not more than one month, between CGTHK’s receipt of a client’s inquiry and the ordered goods are ready for pick-up.

CGTHK has curated a solid client base and supplier network over the years. The suppliers are willing to prioritize orders placed by CGTHK because it offers competitive payment terms and rarely cancels orders. The stable supply of pre-owned consumer electronic devices helps CGTHK build a good reputation with its clients, which in turn helps CGTHK’s relationships with the suppliers. The synergy connecting upper and lower business streams is what distinguishes CGTHK from its competitors.

Our ability to connect supply and demand can support inventory turnover and liquidity; however, fiscal 2025 and the six months ended March 31, 2026 demonstrated that changes in demand, product technology and customer purchase timing can materially increase inventory holdings, write-downs and margin pressure.

Retail Sales of Pre-Owned Consumer Electronic Devices

In the year ended September 30, 2021, CGTHK launched its retail business, offering consumers in Hong Kong an access to recycled consumer electronic devices. CGTHK orders from suppliers for pre-owned electronics that it believes most popular based on its own database. CGTHK displays the available products on its website. Local consumers in Hong Kong will inquire and place orders online, and come to CGTHK’s storage space to inspect, pick up, and complete payment for the selected devices.

Our retail business remains at an early stage. Retail revenue was US$18,826 and US$21,006 for the six months ended March 31, 2026 and 2025, respectively, and US$45,419, US$62,875 and US$73,452 for fiscal 2025, 2024 and 2023, respectively. We plan to expand the range of devices offered as market conditions permit.

Rental of Pre-owned Consumer Electronic Devices

CGTHK launched its local device rental business in 2022 to cater the demands driven by the remote working trend caused by the COVID-19 pandemic and governmental measures taken in response to it.

With the supply chain built for the wholesale and retail business, CGTHK is able to source pre-owned consumer electronic devices for rent. Information about the consumer electronic devices available for rent is posted on CGTHK’s website. A rental client will contact CGTHK for the availability, specifications, and prices of the devices. If the client intends to proceed, it will come to CGTHK’s storage space to inspect, make payment and deposit for, and pick up the devices. Upon completion of the lease, the client is responsible for returning the leased devices. The deposit will be refunded upon CGTHK’s receipt and confirmation of the returned devices.

Our device rental business is focused on laptop computers and remains experimental. We resumed rental operations during the six months ended March 31, 2026 and recorded rental revenue of US$3,871 and gross profit of US$2,909. Rental activity represented less than 0.1% of total interim revenue and may be non-recurring.

Products — pre-owned consumer electronic devices

The recycled consumer electronic devices offered by CGTHK include smartphones (iPhone, Samsung), tablets (iPad, Samsung Tablet), laptops (MacBook), and other accessories (smartwatches, headphones, etc.). For the years ended September 30, 2025, 2024 and 2023, revenues from Apple products (iPhones, iPads, MacBooks, Apple Watches, etc.) accounted for 90.4%, 98.9% and 99.5% of our revenue, respectively. Below are charts listing the products CGTHK sold and the respective percentage of sales by value for each category of products for the fiscal years ended September 30, 2025, 2024 and 2023, respectively. For the six months ended March 31, 2026, smartphones, tablets, laptops and other products, and rentals represented 80.4%, 1.9%, 17.7% and less than 0.1% of revenue, respectively, compared with 40.2%, 6.6%, 53.2% and nil in the prior-year period.

	Years ended September 30,
	2025	2024	2023
Smartphones	60.9%	73.8%	81.8%
Tablets	4.3%	7.3%	7.3%
Laptops and others (smartwatches and wireless headphones)	34.9%	18.9%	10.9%

Business Process

Below is an illustration of the business process of CGTHK.

Inspection and Testing

Recycled consumer electronic devices are of different models and conditions. End users will pay different prices for devices in different conditions. To reduce mismatches, CGTHK performs reliable inspection and testing upon the receipt of the ordered goods.

The process starts from the exteriors of a device — CGTHK’s employee will inspect the scratches on the body of the device, the screen condition, the functionality of buttons, and other signs of wear and tear. Then the inspector will use software to check the battery health, functionality of the speaker, the network module, and other modules.

Additionally, CGTHK will run software applications on the tested devices to find out whether it meets the requirements for daily functions.

CGTHK prides itself with the inspection and testing system. With over a dozen of items tested and inspected, the consumer electronic devices acquired by CGTHK can be sorted into respective grades and pricings with precision.

Grading

Tested devices are graded into five levels, from A, the highest, to F, the lowest, depending on their conditions. Devices graded A to C are ready for use. Grade D devices need some repairing or refurbishment before use. Grade F devices are those in need of major repairs or even beyond repair, but they are still of value after dissembling to take out useful parts or for resellers who can manage an efficient repairing process. A detailed description of each grade is listed below.

Grading	Status
Grade A+ (Like New), Grade A (Excellent)	Second-hand smartphones or tablets that do not have any sign of use, no scratches, cracks or scuffs to the screen or rear housing.

Devices have been fully tested and have all functions.

Grade B (Good)	Second-hand smartphones or tablets that show some minor signs of use, including minor scratches to the screen and rear housing.

Devices have been fully tested and have all functions.

Grade C (Fair)	Second-hand smartphones or tablets that show some signs of use, including some scratches and scuffs to the screen and casing. But they do not have cracks on the screen or rear housing.

Devices have been fully tested and have all functions.

Grade D	Devices need repair or refurbishment; not appropriate for sale directly to end users.

Devices may require the replacement of certain parts, touch screens, or rear housing, etc.

Grade F	Devices are non-functional and require repair and refurbishment.

Pricing

The grade of recycled electronics is the benchmark of their prices. However, the price is further adjusted based on the self-developed database and self-developed algorithm. CGTHK tracks the market trend and historical transaction information and price these factors into each transaction. As a result, CGTHK is able to provide competitive offers and maintain a reasonable margin.

Suppliers

CGTHK has developed and maintained long-term relationships with over thirty (30) suppliers, spanning across the U.S., Japan, and European countries. The suppliers collect pre-owned consumer electronic devices from network carriers, companies, and individuals. Most of CGTHK’s suppliers are located in the United States, because many U.S. telecommunication suppliers offer lease contracts lasting from twelve (12) to eighteen (18) months, at the expiration of which the consumers will retire the old models and trade them in for the latest ones. As a result, CGTHK’s suppliers have a stable source of retired smartphones and other devices in relatively good condition. CGTHK supplements the supply from suppliers in Japan and European countries, which also have a stable supply of retired electronic devices through trade-in plans and other recycling programs from consumers. The prices of the pre-owned consumer electronics devices are not subject to any raw material volatility.

To ensure the suppliers can provide devices meeting high standards, CGTHK has developed a reference and background check mechanism and we make purchase order also considering the suppliers’ past track record. On the other hand, CGTHK can secure orders from the suppliers because it offers competitive prices, enabled by CGTHK’s healthy financial conditions. CGTHK also rarely cancels its orders because it only places orders after it first secures the client’s order. These factors help strengthen CGTHK’s relationship with the suppliers. As a result of the good relationships and the effective supply management system, CGTHK has been able to maintain a stable supply of recycled consumer electronic devices since 2016.

For the years ended September 30, 2025, 2024, and 2023, the purchases from the top five suppliers accounted for 70.1%, 83.7% and 80.2% of the total purchases, respectively.

For the years ended September 30, 2025, 2024 and 2023, the vendors which accounted for 10% or more of total purchases are as follows:

	2025		2024		2023
Vendor		%		%		%
A	$5,785,990	19.7	$—	—	—	—
B	4,903,050	16.7	—	—	$—	—
C	4,384,274	15.0	3,722,438	13.8	—	—
D	3,352,637	11.4	—	—	—	—
E	—	—	11,330,745	42.0	15,063,407	32.4
F	—	—	—	—	11,397,173	24.5
G	—	—	4,223,162	15.6	6,682,636	14.4

For the six months ended March 31, 2026 and 2025, the purchases from the top five suppliers accounted for 72.5% and 79.7% of the total purchases, respectively.

For the six months ended March 31, 2026 and 2025, the vendors which accounted for 10% or more of total purchases are as follows:

	2026		2025
Vendor		%		%
A	$2,571,240	18.1	$—	—
B	2,473,240	17.4	—	—
C	2,104,714	14.8	—	—
D	1,979,356	13.9	—	—
E	—	—	5,785,990	27.5
F	—	—	4,903,050	23.3
G	—	—	2,229,030	10.6
H			2,103,635	10.0

Customers

Wholesale customer

CGTHK currently derives most of its revenues from consumer electronic device wholesalers. Such wholesalers purchase recycled consumer electronic devices from CGTHK and then resell them in Southeast Asia and other areas. For the years ended September 30, 2025, 2024 and 2023, CGTHK’s largest customer accounted for 34.7%, 43.4% and 11.4% of total revenue, respectively, while its five largest customers accounted for 88.6%, 84.5% and 41.8% of total revenue, respectively.

For the six months ended March 31, 2026 and 2025, wholesale sales represented 99.9% and 99.8% of total revenue, respectively. During the six months ended March 31, 2026, Customers A and B accounted for 10.8% and 33.1% of total revenue, respectively. During the six months ended March 31, 2025, Customers A, B, C, E and F accounted for 16.3%, 24.8%, 26.6%, 10.4% and 10.3% of total revenue, respectively.

Retail consumers

In addition to the wholesale clients, CGTHK has operated its retail business segment targeting individual consumers since 2021. For the years ended September 30, 2025, 2024 and 2023, the retail sales accounted for 0.2%, 0.2% and 0.2% of CGTHK’s total revenue, respectively. Retail sales represented 0.1% and 0.2% of total revenue for the six months ended March 31, 2026 and 2025, respectively.

For the years ended September 30, 2025, 2024 and 2023, customers accounting for 10% or more of total revenues are as follows:

	2025		2024		2023
Customer		%		%		%
A	7,331,333	34.7	$15,458,421	43.4	—	—
B	4,042,798	19.1	6,738,937	18.9
C	3,759,910	17.8			5,554,474	11.0
D	—				5,748,637	11.4

For the years ended September 30, 2025, 2024 and 2023, customer accounted for 10% or more of accounts receivable are as follows:

	2025		2024		2023
Customer		%		%		%
E	—	—	2,041,922	19.5	—	—
F	—	—	1,985,869	18.9	—	—
G	—	—	1,979,011	18.9	—	—
A	—	—	1,844,322	17.6	—	—
H	—	—	1,185,300	11.3	—	—

For the six months ended March 31, 2026 and 2025, customers accounting for 10% or more of total revenues are as follows:

	2026		2025
Customer		%		%
A	$1,982,750	10.8	$1,991,581	16.3
B	6,086,268	33.1	3,033,793	24.8
C	—	—	3,258,159	26.6
E	—	—	1,277,458	10.4
F	—	—	1,262,125	10.3

For the six months ended March 31, 2026 and 2025, no customer accounted for 10% or more of the Company’s accounts receivable.

Client acquisition and marketing channels

CGTHK built a solid client base from years of experience in the industry. The existing clients generate new referrals because of the well-maintained business relationship with and the good reputation of CGTHK. In addition, CGTHK also closely monitors the purchase trends of the clients and regularly communicate with key clients to learn their new needs and update them with new industry information. The management team also rapidly adapts the marketing and sourcing strategies based on the communications with the clients. Our marketing channels include creating and implementing ad campaigns, and word of mouth. The ad campaigns are typically employed in different social media platforms, including Facebook, Instagram, and LinkedIn. The ad campaigns are used as a marketing channel targeting retail customers. For wholesale customers, our marketing channel is the word of mouth. The existing customers generally recommend our products to others when they receive our good quality products and services.

Competitive Strengths

We believe the following competitive strengths contribute to our success and set us apart from our competitors:

Proven sourcing and supply network

CGTHK has been effectively curating its supplier network with competitive payment terms and stable demands. The network has grown to cover diverse suppliers in major economies including the United States and Japan, enabling CGTHK to source sufficient recycled devices to meet the clients’ demands while not relying on a concentrated base of suppliers. The good relationship has also allowed CGTHK to acquire most of the recycled devices through privately negotiated deals instead of public auctions. Thus, CGTHK has been able to keep the costs at a reasonable level.

One-stop wholesale solution

Downstream re-sellers need various types of electronic devices for different purposes — resale without further work, resale after refurbishment, or dissemble for spare parts. As a result, resellers spend lots of time and effort to acquire the devices meeting all their needs. In contrast to most of its peer wholesalers, CGTHK offers a one-stop wholesale solution that can locate and deliver most of the requested devices of various makes, models, and conditions in one batch, thanks to its supply network. Such one-stop solution provides CGTHK with a special edge over its competitors.

Fast response

CGTHK responds fast to its clients’ needs. The fast response is enabled by CGTHK’s streamlined process handling orders and sourcing supplies. CGTHK also uses air freight courier services to ship the goods. These measures help reduce any waste of the remaining useful time left for the recycled consumer electronic devices — better satisfying the clients and putting the recycled devices back into use faster, which reduces waste thereby.

Established client base

CGTHK has been delivering quality products and services to its clients for several years. As a result, the client base has been solid and growing. Additionally, CGTHK seeks the growth of clients in a strategic manner — key clients are developed in different areas or types of devices. The strategic management of client differentiation allowed CGTHK not to rely on an overly concentrated client base and cover more markets without undue overlapping.

Pricing database and algorithm

CGTHK has developed a database and algorithm for pricing strategies in sales and purchase. By taking into account factors including the current market price of similar products, historical transaction prices of similar products, size of the order, specifications of the products, the grading of the products, and the quantity of the products, CGTHK is able to set prices in a flexible way to balance demands and profitability.

Testing process and grading system

A testing process and grading system is CGTHK’s answer to the “market for lemons” problem. CGTHK developed an inspection and testing process covering over a dozen items with the help of testing software. After the inspection and testing, the conditions of the recycled devices will be precisely identified. Thereafter, the devices will be assigned to the five grades depending on the result. The grading will serve as the benchmark for the device’s price. The grading system has been well accepted by CGTHK’s clients, helping reduce frictions in communication and pricing.

Experienced and dedicated management team

CGTHK has an experienced and dedicated management team. CGTHK’s CEO, Ms. Hei Tung (Angel) Siu, has over 8 years in the recycled consumer electronic devices industry. Under Ms. Siu’s leadership, the management team has maintained good relationships with key suppliers and clients in the industry.

Economy of scale

As a well-established business in the recycled consumer electronic devices industry, CGTHK benefits from its economy of scale. With large amounts of purchase and sale, CGTHK can secure preferable prices and payment terms. Additionally, CGTHK is able to further invest in its infrastructures and spread such costs on future operations. Such investment can provide CGTHK with further competitive advantages.

Strategic location

CGTHK, our operating entity, is located in Hong Kong. Hong Kong is one of the busiest ports and enjoys the advantage of duty-free status, making it a major hub for the global recycled electronic devices industry. Located in Hong Kong, CGTHK can conveniently receive recycled electronic devices from, and have them dispatched to, most of the regions in the world.

Business STRATEGIES

CGTHK is in the early stages of development and keeps exploring new business opportunities.

Organically expand the wholesale business and develop a wholesale auction market

CGTHK plans to further expand its wholesale client base in recycled consumer electronic devices by exploring sales of products through auctions. The auction sales is expected to supplement CGTHK’s traditional business model of individual negotiations and attract potential clients and the price achieved through the auction process to help CGTHK get better knowledge of the prevailing market trend and feed CGTHK’s database and pricing algorithm.

Diversify the product portfolio

CGTHK is engaged in the business of recycled consumer electronic devices cell phones, laptops, and other accessories. Subject to market conditions, Company intends to further diversify its product portfolio by participating in the recycling of additional categories of consumer electronic devices and related products.

Expand into strategic overseas markets

To shorten the supply chain and better interact with the clients located in these strategic markets, CGTHK intends to set up sales operations or strategic alliance in Southeast Asian countries in the next five years. This strategic move may help increase the revenues and market presence.

Enhance the business infrastructures

To better prepare for its future growth, CGTHK plans to upgrade its business infrastructures, including the inventory management and information system. CGTHK expects to lease additional space to store more recycled consumer electronic devices. As a result, it plans to upgrade its inventory management system to manage the growth. Additionally, CGTHK plans to enhance its device testing software and a data removal software to further streamline the testing and grading system. With the updated infrastructures, CGTHK expects to increase the efficiency and data security in its operations.

Recruit additional employees

CGTHK plans to employ additional personnel to meet its growth needs. The hiring plan includes the recruitment of marketing staff to build the brand recognition, the sales staff to meet the increased wholesale and retail demands, as well as a financial and accounting team to strengthen the financial control system.

ESG and Compliance

We are committed to the pursuit of sustainable business development. By recycling and prolonging the use life of electronic goods, CGT helps reduce the waste and pollution to the environment caused by the production of electronic goods. For example, according to Apple Inc.’s Product Environmental Report for iPhone 13 Pro, an iPhone 13 Pro generates 69 kg carbon emissions in its life cycle, 84% of which are generated in its production stage. Therefore, by extending the life of consumer electronic devices, such as an iPhone, fewer devices will be produced, thereby reducing the carbon emissions from the production stage and spreading the emissions over a longer period of time.

Additionally, CGTHK has implemented ESG policies and procedures to facilitate ESG goals. Furthermore, CGTHK follows and has been certified by the following standards to conduct its business operations in order to run an environmentally friendly and safe business.

●	R2

R2 stands for Responsible Recycling and is a standard specifically created for the electronics recycling industry by Sustainable Electronics Recycling International (SERI). SERI is the housing body and ANSI-accredited Standards Development Organization for the R2 Standard: Responsible Recycling Practices for Use in Accredited Certifications Programs.

●	ISO 14001

ISO 14001 sets out the criteria for an environmental management system and can be certified to. It maps out a framework that a company or organization can follow to set up an effective environmental management system.

●	ISO 45001

ISO 45001 is an occupational health and safety management system that seeks to improve working conditions continuously by complying with the laws and regulations to ensure good practices.

Radio Dealers License (unrestricted)

CGTHK has obtained the Radio Dealers License (Unrestricted), the document required to conduct the trade or business in apparatus or material for radio-communications or any components part thereof, including the performing of repairs and refurbishment, and the import and export of radio-communications transmitting apparatus. The current term of the License expired on April 30, 2026 and has been renewed for a further term expiring on April 30, 2027. CGTHK will comply with the requirements and keep the license valid.

Competition

The recycled consumer electronic wholesale industry in Hong Kong is competitive and relatively fragmented, with approximately 1,000 wholesalers engaged in sourcing, grading, refurbishing and resale of pre-owned consumer electronic devices. The major competitors of CGTHK include the following:

●	Guang Yi Co. Ltd., founded in 2020, is primarily engaged in the international wholesaling and trading of cellphones and other consumer electronic devices in various grades, including brand new, nearly new, and average grading. Suppliers of Guang Yi Co. Ltd. include telecommunication companies and over 100 other vendors. In addition, the Guang Yi Co. Ltd. has built a global buy-back network to recycle pre-owned cellphones through a B2C channel.

●	Brightway Trading Co., established in 2013, is focusing on the submarket of cell phones returned by customers. Brightway Trading Co. sources cellphones of all conditions from Europe, the U.K., the U.S.

●	CommNet Telecom Limited, a Hong Kong based consumer electronic devices recycling firm that started its business in 2004, specializes in the import and export of brand new and used cell phones. The majority of CommNet Telecom Limited’s suppliers are located in the U.S. and the U.K.

Employees

As of the date of this prospectus, CGTHK had 12 employees. The following table sets forth the breakdown of our employees including appointed directors and officers as of the date of this prospectus by function:

Functions	Number
Key Management (CEO, COO, CFO)	3
Accounting and Administration Team (headed by CFO)	2
Sales Team (headed by CEO)	1
Purchasing Team (headed by COO)	3
Warehouse and Operation Team (headed by COO)	2
QC & Technical Team	1
Total	12

As of the date of this prospectus, 12 employees were based in Hong Kong, where our principal executive offices are located.

We enter into standard labor and confidentiality agreements with our employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Facilities

CGTHK is based in Hong Kong. CGTHK currently leases Unit 2, 10/F, Unit 3 and Unit 5, 22/F, Westin Centre, 26 Hung To Road, Kwun Tong, Kowloon, Hong Kong as its office and storage space, aggregating 3,177 sq.ft.

Intellectual Property

CGTHK regards its trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to its success, and relies on trademark and trade secret law and confidentiality and invention assignment with our employees and others to protect its proprietary rights. As of the date of this prospectus, the Group has no other registered intellectual property or domain name except for the trademark registered with the Hong Kong Intellectual Property Department on June 23, 2023, and the domain names https://cgt-electronics.com and https://cgt-recycle.com. A trademark was registered with the U.S. Patent and Trademark Office on February 25, 2025.

Insurance

CGTHK keeps insurance policies in accordance with its business needs. The policies currently in place include those covering the lease of property, business interruption, personal accidents, and employees’ compensation insurance. The policies are renewed annually at a market annual rate of HK$36,078 (approximately US$4,655).

SEASONALITY

We experience a moderate level of seasonality in our business primarily as a result of new product launches by consumer electronic devices manufacturers and promotional campaigns by e-commerce platforms in Hong Kong. In addition, new product launches by major cell phone brands such as Apple each year also boost our customer traffic and purchase orders. All of these activities can affect our results for those quarters. Overall, the historical seasonality of our business has been relatively mild since we are in cooperation with multiple consumer electronic devices manufacturers which historically had product launches generally throughout a year. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, the trading price of CGT Holdings’ Class A Ordinary Shares may fluctuate from time to time due to seasonality.

Legal Proceedings

As of the date of this prospectus, to the management’s best knowledge, the Group is not subject to or under threat of any litigation or legal proceeding that would cause material adverse effect on the business of the Group.

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATORY ENVIRONMENT

Hong Kong Regulations

As we conduct business in Hong Kong through our wholly-owned subsidiary, CGTHK, our business operations are subject to various regulations and rules promulgated by the Hong Kong government. The following is a brief summary of the Hong Kong laws and regulations that currently and materially affect our business. This section does not purport to be a comprehensive summary of all present and proposed regulations and legislation relating to the industries in which we operate.

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (the “BRO”)

As we carry on businesses in Hong Kong, we are subject to the BRO, which requires every person (a company or an individual) carrying on a business in Hong Kong to register with the Inland Revenue Department and obtain a business registration certificate within one month of the commencement of the business. Business registration is a process based on application and does not involve government approval. Once the requisite criteria are met, a business registration certificate will be granted. Business registration serves to notify the Inland Revenue Department of the establishment of a business in Hong Kong and facilitate the collection of tax from businesses in Hong Kong.

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (the “IRO”)

The IRO is an ordinance for the purposes of imposing taxes on property, earnings and profits in Hong Kong. The IRO provides, among others, that persons, which include corporations, partnerships, trustees and bodies of persons, carrying on any trade, profession or business in Hong Kong are chargeable to tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business. The standard profits tax rate for corporations is at 16.5%. Under the two-tiered profits tax rates regime, the first two million of profits in Hong Kong dollars earned by a Hong Kong entity (except those with a connected entity which is nominated to be chargeable at the two-tiered rates) will be taxed at half the current tax rate (i.e., 8.25%) while the remaining profits will continue to be taxed at the existing 16.5% tax rate. In other words, within a group of connected entities, only one entity can enjoy the two-tiered profits tax rates. The IRO also contains provisions relating to, among others, permissible deductions for outgoings and expenses, set-offs for losses and allowances for depreciation. As our Group carries out business in Hong Kong, we are subject to the profits tax regime under the IRO.

As we may carry on business through subsidiaries in Hong Kong and other jurisdictions, the provisions relating to transfer pricing for intra-group transactions in the IRO may apply to us. The IRO contains provisions which require the adoption of the arm’s length principle for pricing in related party transactions. Section 20A of the IRO gives the Inland Revenue Department (the “IRD”) wide powers to collect tax due from non-residents. The IRD may also make transfer pricing adjustments by disallowing expenses incurred by the Hong Kong resident under sections 16(1), 17(1)(b) and 17(1)(c) of the IRO and challenging the entire arrangement under general anti-avoidance provisions, such as sections 61 and 61A of the IRO.

Hong Kong Laws and Regulations Relating to Trade Descriptions

Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong) (the “TDO”), aims to prohibit false or misleading trade description and statements to goods and services provided to the customers during or after a commercial transaction. Pursuant to the TDO, any person in the course of any trade or business applies a false trade description to any goods or supply or offers to supply them commits an offence and a person also commits the same offence if he/she is in possession for sale or for any purpose of trade or manufacture of any goods with a false description. The TDO also provides that traders may commit an offence if they engage in a commercial practice that has a misleading omission of material information of the goods, an aggressive commercial practice, involves bait advertising, bait and switch or wrong acceptance of payment. It is also an offence for any person to have in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied. To amount to a false trade description, the falsity of the trade descriptions has to be to a material degree. Trivial errors or discrepancies in trade descriptions would not constitute an offence. What constitutes a material degree will vary with the facts.

Contravention of the prohibitions in the TDO is an offence, and the offender is liable to fine and imprisonment. However, the TDO also provides regulators with the ability to accept (and publish) written undertakings from businesses and individuals not to continue, repeat or engage in unfair trade practices in return of which regulator will not commence or continue investigations or proceedings relating to that matter. Regulators are also empowered to seek an injunction against businesses and persons engaging in unfair trade practices or who have breached an undertaking.

Hong Kong Laws and Regulations Relating to Sale of Goods

Pursuant to Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) (the “SOGO”), in every contract of sale, there is an implied warranty that the goods are free, and will remain free until the time when the property is to pass, from any charge or encumbrance not disclosed or known to the buyer before the contract is made and that the buyer will enjoy quiet possession of the goods except so far as it may be disturbed by the owner or other person entitled to the benefit of any charge or encumbrance so disclosed or known. The SOGO provides that there is an implied condition that the goods shall correspond with the description where there is a contract for the sale of goods by description, and there is any implied condition or warranty as to the quality or fitness for any particular purpose of goods supplied under a contract of sale. Where the seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which that examination ought to reveal; or (iii) if the contract is a contract for sale by sample, as regards defects which would have been apparent on a reasonable examination of the sample. Where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality, (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample, and (iii) the goods shall be free from any defect, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample. Under SOGO, where any right, duty or liability would arise under a contract of sale of goods by implication of law, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by the course of dealing between the parties, or by usage if the usage is such as to bind both parties to the contract.

Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) (the “SSO”)

The SSO, which aims to consolidate and amend the laws with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire), provides that: (a) where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and (b) where the supplier is acting in the course of a business, the time for the service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time. As against a party to a contract for the supply of a service who deals as consumer, the other party cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the SSO. Except as provided in the SSO, where a right, duty or liability would arise under a contract for the supply of a service by virtue of the SSO, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong) (the “TO’’)

Under the TO, a license, namely Radio Dealers License (Unrestricted), is required for dealing in the course of trade or business in apparatus or material for radio communications or in any component part of any such apparatus or in apparatus of any kind that generates and emits radio waves whether or not the apparatus is intended, or capable of being used, for radio communications. However, the above requirement does not apply to licensed exempted radio communications apparatus (e.g., mobile phones, short-range walkie-talkies, cordless phones) meeting prescribed specifications. Under the Radio Dealers License (Unrestricted), the licensee is permitted to deal in radio communications apparatus pursuant to section 9 of the TO. A Radio Dealers License (Unrestricted) is generally valid for a period of 12 months, and is renewable on payment of the prescribed fee, at the discretion of Office of the Communications Authority (“OFCA”).

We are licensees of the Radio Dealers Licenses (Unrestricted). The material licensing conditions are: (a) to store the licensed apparatus at a specified address, (b) to display the license at the licensed premises, (c) to keep and maintain complete and accurate registers for the last twelve months, of the licensed apparatus and of the licensee’s dealings and transactions therewith, except those apparatus which have been exempted, (d) not to deal locally in radio apparatus which is not of a type approved by the Communications Authority or not licensable in Hong Kong; and to only deliver radio apparatus to a customer if (i) they have been exempted by statute, (ii) the customer is not a tourist and is licensed to possess or use the apparatus, or (iii) the customer is a tourist who intends to export the apparatus after purchase.

Radio Dealers Licenses have different dates of grant and are valid for 12 months. CGTHK’s radio dealers license will expire on April 30, 2027, and will be renewed upon expiry (subject to the discretion of OFCA). We will renew the Radio Dealers Licenses in accordance with the Telecommunications Regulations (Chapter 106A of the Laws of Hong Kong) by paying the required renewal fee to OFCA. We are not aware of any legal impediment to renew the Radio Dealers Licenses subject to the conditions below: (I) We have to pay to OFCA the required renewal fee as may from time to time be determined and required by OFCA on or before the respective date of expiry of the Radio Dealers Licenses; and (II) We have to comply with the “General Conditions to be observed by Licensee of Radio Dealers License (Unrestricted)” and the “Conditions” set out in the Radio Dealers Licenses.

Consumer Goods Safety Ordinance (Chapter 456 of the Laws of Hong Kong) (the “CGSO”) and Consumer Goods Safety Regulation (Chapter 456A of the Laws of Hong Kong) (the “CGSR”)

The CGSO is enacted to impose a duty on manufacturers, importers and suppliers of certain consumer goods to ensure that the consumer goods they supply are safe. Electrical products and any other goods the safety of which is controlled by specific legislation are not covered by the CGSO.

The CGSO prohibits a person from supplying, manufacturing, or importing into Hong Kong consumer goods unless the consumer goods comply with the general safety requirement or an approved standard for consumer goods. Currently there is no approved standard which has been approved in any regulation to the CGSO. Contravention with the above requirement is an offence and the offender is liable to fine and imprisonment.

It is a defense to the above offence if the commission of the offence was due to (a) the act or default of another person or reliance on information given by another, and (b) that it was reasonable in all the circumstances for him to have relied on the information, having regard in particular (i) to the steps which he took, and those which might reasonably have been taken, for the purpose of verifying the information; and (ii) to whether he had any reason to disbelieve the information. A court may take into consideration the existence of a certificate from an approved laboratory showing that the samples of consumer goods which are the subject of the prosecution had been tested before being sold and had complied with the safety standard or safety specification set out in the certificate.

The CGSR requires any warning or caution affixed on any consumer goods or their packages to be in both the English and the Chinese languages. The warning or caution shall be legible and be placed in a conspicuous position on (a) the consumer goods; (b) any package of the consumer goods; (c) a label securely affixed to the package; or (d) a document enclosed in the package. Any person who supplies consumer goods which do not comply with the above requirements commits an offence and is liable to fine and imprisonment.

Electricity Ordinance (Chapter 406 of the Laws of Hong Kong) (the “EO”) and Electrical Products (Safety) Regulation (Chapter 406G of the Laws of Hong Kong) (the “EPSR”)

The EO was enacted, amongst others, to provide safety requirements for electrical products. It defines “electrical product” to mean any current-using equipment, lighting fitting or accessory, that uses low voltage or high voltage electricity. The EO empowers the Chief Executive in Council to make regulations for the general purpose of the EO.

The EPSR applies to an electrical product which is designed for household use and supplied in Hong Kong. It does not apply, amongst other exceptions, to an electrical product which is a travel adaptor, or supplied in a place other than Hong Kong under a sale agreement entered into in Hong Kong.

The EPSR provides for the safety requirements for different electrical products, and prohibits any person from supplying an electrical product without a certificate of safety compliance being issued in respect of the product and the product complies with the applicable safety requirements. Any person who supplies an electrical product which fails to comply with the applicable safety requirements commits an offence and is liable to fine and imprisonment, unless he shows that he took all reasonable steps and exercised all due diligence to avoid committing the offence.

It is a defense to the above offence if the commission of the offence was due to (a) the act or default of another person or reliance on information given by another, and (b) that it was reasonable in all the circumstances for him to have relied on the information, having regard in particular (i) to the steps which he took, and those which might reasonably have been taken, for the purpose of verifying the information; and (ii) to whether he had any reason to disbelieve the information.

Tortious Liabilities under Common Law

The common law provides for different duties of care a wholesaler or retailer needs to exercise in respect of their customers. Generally, a wholesaler must take reasonable steps to check the safety of what he distributes. For products which cannot practically be examined in his hands, his duty is then limited to taking reasonable steps to deal with reputable suppliers. A retailer may be liable in tort, if it sells goods it has reason to know may be defective, or if it disregards instructions issued by manufacturers or distributors, or if it sells goods with reason to know they are likely to be used to harm others, at least where it does not make it clear to the buyer.

Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong) (the “CECO”)

The CECO regulates and limits the scope of clauses intending to limit or restrict a party’s liability in relation to breach of contract, negligence or other breach of duty. The CECO provides that as against a person who deals as a consumer (such as the retail customers of our Group), our Group cannot by reference to any contract term exclude or restrict liability of breach of obligations arising under sections 14 to 17 of the SOGO (i.e., implied undertakings as to title, conformity with description, merchantable quality, reasonable fitness for purpose and conformity with sample). As against a person who does not deal as a customer, our Group may exclude or restrict its liability if the exclusion or restriction is reasonable.

Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong) (the “I&EO”), Import and Export (General) Regulations (Chapter 60A of the Laws of Hong Kong) (the “I&EGR”), and Import and Export (Registration) Regulations (Chapter 60E of the Laws of Hong Kong) (the “I&ERR”)

The I&EO regulates and controls, inter alia, the import of articles into and the export of articles from Hong Kong. Except under and in accordance with a license, import and export of the articles listed in Schedules 1 and 2 (respectively) of the I&EGR are prohibited. Our Group does not import or export any such prohibited articles. Any person who imports and exports any prohibited article without a license commits an offence and is liable to fine and imprisonment.

The I&ERR requires, inter alia, every person who imports or exports any article other than an exempted article to lodge with the Commissioner of Customs and Excise an accurate and complete import declaration within 14 days relating to such article using services provided by a specified body, in accordance with the requirements that the Commissioner may specify. Articles exempted from the declaration requirement include, amongst others, (i) any postal packet the contents of which are valued at less than HK$4,000, (ii) any article consisting solely of and marked clearly as a sample of a product intended to be distributed free of charge for the purpose of advertising the product, and (iii) any article consisting solely of and marked clearly as a sample, valued at less than HK$1,000, of a product intended to be used for advertising the product. Any person who fails or neglects, without reasonable excuse, to file the declaration using services provided by a specified body within 14 days, or, where he has such excuse, fails or neglects to lodge such declaration in such manner as soon as is practicable after the cessation of such excuse, commits an offence and is liable on summary conviction to a fine and a daily fine. In addition to any fines imposed, a penalty would also be payable for late declaration in accordance with a prescribed scale depending on the length of the delay.

Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong) (the “OLO”)

The OLO regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the land. The OLO imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitors will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

Hong Kong Laws and Regulations Relating to Intellectual Properties Rights

Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) (“TMO”) provides the framework for the Hong Kong’s system of registration of trademarks and sets out the rights attached to a registered trade mark, including logo and a brand name. The TMO restricts unauthorized use of a sign which is identical or similar to the registered mark for identical and/or similar goods and/or services for which the mark was registered, where such use is likely to cause confusion on the part of the public. The TMO provides that a person may also commit a criminal offence if that person fraudulently uses a trademark, including selling and importing goods bearing a forged trade mark, or possessing or using equipment for the purpose of forging a trademark. However, pursuant to section 20 of the TMO, a registered trade mark is not infringed by the use of trade mark in relation to goods which have been put on the market anywhere in the world under that trade mark by the owner or with his consent (whether express or implied or conditional or unconditional), unless the condition of the goods has been changed or impaired after they have been put on the market, and the use of the registered trade mark in relation to those goods is detrimental to the distinctive character or repute of the trade mark.

Patents Ordinance (Chapter 514 of the Laws of Hong Kong) provides the framework for “re-registration” system of Chinese, UK and European patents in Hong Kong. Patents (Amendment) Ordinance 2016, which came into full effect in Hong Kong on December 19, 2019 provides a new framework for a new patent system — an “original grant patent” system, running in parallel with the “re-registration” system.

Copyright Ordinance (Chapter 528 of the Laws of Hong Kong) (“CO”) provides comprehensive protection for recognized categories of underlying works such as literary, dramatic, musical and artistic works. The CO restricts unauthorized acts such as copying and/or making available copies to the public of a copyright work. The CO provides that a person commits an offence if he, without the license of the copyright owner of a copyright work imports an infringing copy of the work into Hong Kong, at any time within 15 months beginning on the first day of publication of the work in Hong Kong or elsewhere, otherwise than for his private and domestic use.

Hong Kong Laws and Regulations Relating to Competition

Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. It imposes three key rules: (i) the first conduct rule prohibits agreements between undertakings which have the object or effect of preventing, restricting or distorting competition in Hong Kong; (ii) the second conduct rule prohibits undertakings with a substantial degree of market power from abusing their power by engaging in conduct that has the object or effect of preventing, restricting or distorting competition in Hong Kong; and (iii) the merger rule prohibits mergers involving carrier license holders within the meaning of the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong) that have or are likely to have the effect of substantially lessening competition in Hong Kong. The penalties for breaches of the Competition Ordinance include, but are not limited to, financial penalties linked to the offender’s total gross revenues obtained in Hong Kong.

Hong Kong Laws and Regulations Relating to Employment

Pursuant to Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“EO”), all employees covered by the EO, irrespective of their hours of work, are entitled to basic protection under the EO including but not limited to payment of wages, restrictions on wages deductions and the granting of statutory holidays. According to the EO, an employer who willfully and without reasonable excuse fails to pay wages to an employee when it becomes due is liable to a fine and imprisonment. Employees who are employed under a continuous contract are further entitled to such benefits as rest days, paid annual leave, sickness allowance, severance payment and long service payment, etc.

Pursuant to Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”), every employer must take all practicable steps to ensure that the employee becomes a member of a Mandatory Provident Fund (MPF) scheme. Section 7A of the MPFSO requires an employer who is employing a relevant employee to, for each contribution period occurring after that commencement (i) from the employer’s own funds, contribute to the relevant registered scheme the amount determined in accordance with MPFSO; and (ii) deduct from the employee’s relevant income for that period as a contribution by the employee to that scheme the amount determined in accordance with MPFSO. Under the MPF Scheme, the employer and its employees are each required to make contributions to the plan at 5% of the employees’ relevant income, subject to the minimum and maximum relevant income levels. For monthly-paid employees, the minimum and maximum relevant income levels are HK$7,100 and HK$30,000 respectively. An employer who fails to comply with such a requirement may face a fine and imprisonment.

Pursuant to Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”), all employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries or death at work in respect of all of their employees. Under the ECO, if an employee sustains injuries or dies as a result of an accident arising out of and in the course of employment, the employer is generally liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. An employer failing to do so may be liable to a fine and imprisonment.

Pursuant to Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”), an employee is entitled to be paid wages no less than the statutory minimum wage rate during the wage period. With effect from May 1, 2026, the statutory minimum wage rate was fixed at HK$43.1 per hour. Failure to comply with MWO constitutes an offence under EO.

Pursuant to Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong) (the “OSHO”), employers must as far as reasonably practicably ensure the safety and health of their employees in workplace. An employer who fails to ensure the safety and health of employees in a workplace is liable to fine and imprisonment.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the U.S., the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our websites at https://cgt-recycle.com. or through phone number +852 2690 9121.

British Virgin Islands Laws and Regulations Relating to Foreign Exchange Control

Under the laws of the British Virgin Islands, a BVI business company is free to acquire, hold and sell foreign currency and securities without restriction. There is no exchange control legislation under British Virgin Islands law and accordingly there are no exchange control regulations imposed under British Virgin Islands law that would prevent the BVI business company from paying dividends to shareholders in US$ or any other currencies, and all such dividends may be freely transferred out of the British Virgin Islands, clear of any income or other tax of the British Virgin Islands imposed by withholding or otherwise without the necessity of obtaining any consent of any government or authority of the British Virgin Islands.

United States laws and regulations relating to export control and international trade

United States Export Regulation

Consumer electronic devices are classified as EAR 99, relatively unrestricted by the DOC. Accordingly, our business of pre-owned consumer electronics purchase and resale will be regulated under export administration regulations and subject to export bans established by DOC to a limited set of restricted countries. We believe we are not required to obtain licenses for our business. However, dependent upon changes enforced in export regulations, in the future, we could be controlled, similar to other self-defense device manufacturers, as a “crime control” product by the DOC, for export directly from the United States. Our inability to obtain DOC export licenses, if required, for sales of our device to international customers could significantly and adversely affect our business. The need to obtain these licenses may cause a delay in our shipments if we develop an international sales program.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Hei Tung (Angel) Siu	35	Chief Executive Officer and Chairman of the Board of Directors
Jia Yun Hong	42	Chief Operations Officer, Director
Hung Leung (Alan) Tsang	57	Chief Financial Officer
Wai Leung (Alfred) Lau	46	Independent Director
Xinyu Liao	56	Independent Director
Jingeng Chen	49	Independent Director

Board of Directors

CGT Holdings’ Board of Directors currently consists of five directors. Our Board of Directors believes that our three independent directors, Wai Leung (Alfred) Lau, Jingeng Chen, and Xinyu Liao satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Biographical Information

Hei Tung (Angel) Siu, Chief Executive Officer and Chairman of the Board of Directors of CGT Holdings

Ms. Siu was appointed a director of the board of directors of CGT Holdings on January 11, 2023. Ms. Siu joined CGTHK in 2019. Ms. Siu is primarily responsible for procurement and warehouse operations at CGTHK. Ms. Siu has over 8 years of working experience in the pre-owned consumer electronic devices recycling industry. Prior to joining CGTHK, Ms. Siu worked as a marketing and operation manager and was responsible for business and operations consulting at All In Global Enterprise Limited, a business consulting company engaging in business and operation consulting for local SME companies, from 2016 to 2019. From 2013 to 2016, Ms. Siu worked at Eastlink as a purchasing and supply manager and managed purchase and suppliers. In 2021, Ms. Siu obtained a bachelor’s degree in marketing from University of Hull.

Jia Yun Hong, Chief Operations Officer and Director of CGT Holdings

Mr. Jia Yun Hong, age 42, is a sales and operations professional in the pre-owned electronics industry with 15 years’ experience. From June 2018 to March 2025, Mr. Hong was Chief Operations Officer and Head of Sales & Marketing at Huizhou Juhui Technology Co., Ltd. While working in Huizhou Juhui Technology Co., Ltd., Mr. Jia Yun Hong was in charge of operations and business development for pre-owned devices (cell phones, tablets, PCs). From July 2016 to May 2018, he was in charge of sales operations at Huizhou Yixingda Technology Co., Ltd. From January 2010 to June 2016, he managed sales operations of Shenzhen-based Hongdingxiang Communication Ltd. focusing on international sales and supply chain management for pre-owned electronics.

Hung Leung (Alan) Tsang, Chief Financial Officer

Mr. Tsang has been the chief financial officer of CGTHK since November 1, 2022. Mr. Tsang was the chief financial officer, and later as vice president, responsible for financial reporting and investors relationship of Debao Property Development Limited (SGX.BTF), a public company listed on the Singapore Stock Exchange, from October 2018 to October 2022. Prior to joining Debao Property Development Limited, Mr. Tsang worked at Eastern Glory Financial and Investment Services Limited from 2014 to 2018 and was responsible for financial advisory of initial public offering projects. He was the chief financial officer of Combine Will International Holdings Limited (SGX.N0Z), a public company listed on the Singapore Stock Exchange, and was involved in financial reporting and treasury management from 2006 to 2014. From 2001 to 2006, he was responsible for the internal audit and supervisory work for the operations of Ng Fung Hong and CR Vanguard while he worked for China Resources Enterprise Limited (0291.HK), a public company listed on the Hong Kong Stock Exchange. Mr. Tsang was also a financial controller in Hong Kong Netcom Limited from 2000 to 2001. In addition, Mr. Tsang has been an independent director at Millennium Group International Holdings Limited, a public company listed on Nasdaq (Nasdaq: MGIH), since March 2023. Mr. Tsang graduated with an accounting degree from the City University of Hong Kong in 1993 and is a certified public accountant of the Hong Kong Institute of Certified Public Accountants.

Wai Leung (Alfred) Lau, Independent Director

Mr. Lau is an independent director of CGT Holdings. Mr. Lau served as a director of Risecomm Group Holdings Limited (HKEX: 1679) from November, 2017 to June, 2020 and was re-appointed as an executive director from January, 2021 to July, 2023. He has been an independent non-executive director of Sky Light Holdings Limited (3882.HK) since December 8, 2023. Mr. Lau was an independent non-executive director of Sau San Tong Holdings Limited, a company listed on GEM of the Hong Kong Stock Exchange (HKEX: 8200) from December, 2016 to August, 2025. Mr. Lau was an independent non-executive director of Samson Paper Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange (HKEX: 731) from July, 2020 to May, 2021, and re-designated as an executive director from May, 2021 to January, 2022. Mr. Lau was an independent non-executive director of Xinming China Holdings Limited, a company listed on Main Board of the Hong Kong Stock Exchange (HKEX: 2699) from November, 2021 to October, 2024. Mr. Lau has been an independent non-executive director of Jianzhi Education Technology Group Company Limited, a company listed on Nasdaq (stock code: JZ), since August, 2022. Mr. Lau obtained a bachelor’s degree in business administration from the City University of Hong Kong in 2002. He is a member of the American Institute of Certified Public Accountants and is also a certified public accountant in Washington State of the United States of America.

Xinyu Liao, Independent Director

Mr. Liao is an independent director of CGT Holdings. Mr. Liao possesses around 10 years in pre-owned consumer electronics product trading business. From November 2016 to present, Mr. Liao serves as a director and general manager at Jicheng Technology (Shenzhen) Co., Ltd., responsible for investment and project management of environmental and energy-saving projects. and pre-owned consumer electronics products trading. Mr. Liao also serves as Director of ChdgAI Commodities Limited since November 19, 2025 and serves as Director of Fuermosha (HK) Co., Ltd. since January 30, 2023, where he is responsible for business development of sales in commodity trading and risk management related software system. From January 2006 to October 2016, Mr. Liao served as deputy general manager at Shenzhen Boyi Technology Co., Ltd., responsible for sales and business development of environmental and energy-saving products and equipment, investment and project management of environmental and energy-saving projects. From August 1993 to December 2005, Mr. Liao served as an engineer at the National Construction and Urban Machinery Quality Supervision and Inspection Center. In July 1993, Mr. Liao graduated from the Department of Chemical Engineering of Hunan University.

Jingeng Chen, Independent Director

Mr. Chen is an independent director of CGT Holdings. Mr. Chen has over 13 years of experience in the legal service industry. From November 2007 to April 2008, Mr. Chen was a legal assistant in the Hong Kong office of Clyde & Co., a Hong Kong solicitors’ firm. Since October 2008, Mr. Chen has been working in the Shenzhen office of Zhong Lun Law Firm, focusing on capital market practice, and was admitted as partner in January 2012. Mr. Chen is a registered lawyer in the PRC. Mr. Chen was appointed as the independent non-executive Director of Buyang International Holding Inc (a company listed on the Hong Kong Stock Exchange, stock code: 2457) on October 28, 2020. Mr. Chen graduated from Shanghai University of Finance and Economics and obtained a law degree, specializing in international economic laws, in June 1999. Mr. Chen was further awarded the degree of Master of Laws and the degree of Master of Arts in Legal Studies by the University of Bristol in January 2004 and June 2005, respectively.

Family Relationships

There are no family relations in respect of any member of the Board.

Compensation of Directors and Executive Officers

For the year ended September 30, 2025, we paid $134,610 in cash compensation and did not grant any shares to our directors and executive officers. For the year ended September 30, 2024, we paid $156,129 in cash compensation to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have not granted any equity awards to our directors or executive officers during the years ended September 30, 2025, 2024, and 2023.

Director and Executive Officer Compensation Table

The following table sets forth information regarding the compensation paid to our directors and our executive officers during the three years ended September 30, 2025:

Name and Principal Position	Fiscal Year	Remuneration	Salary	Bonus	Share Awards	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
Hei Tung (Angel) Siu	2025	$—	$30,968	$—	—	—	$30,968
	2024	$—	$30,968	$6,452	—	—	$37,420
	2023	$—	$28,387	$23,226	—	—	$54,194
Jia Yun Hong	2025	$—	$15,900	$—	—	—	$15,900
	2024	$—	$—	$—	—	—	$—
	2023	$—	$—	$—	—	—	$—
Hung Leung (Alan) Tsang	2025	$—	$87,742	$—	—	—	$87,742
	2024	$—	$56,774	$—	—	—	$56,774
	2023	$—	$56,774	$—	—	—	$56,774
Wai Leung (Alfred) Leung	2025	$—	$17,077	$—	—	—	$17,077
	2024	$—	$—	$—	—	—	$—
	2023	$—	$—	$—	—	—	$—
Michael Osofsky	2025	$—	$19,696	$—	—	—	$19,696
	2024	$—	$—	$—	—	—	$—
	2023	$—	$—	$—	—	—	$—
Xinyu Liao	2025	$—	$—	$—	—	—	$—
	2024	$—	$—	$—	—	—	$—
	2023	$—	$—	$—	—	—	$—
Jingeng Chen	2025	$—	$19,619	$—	—	—	$19,619
	2024	$—	$—	$—	—	—	$—
	2023	$—	$—	$—	—	—	$—

Board of Directors and Committees

CGT Holdings’ board of directors (“BOD”) had established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee member is appointed by the BOD and will serve until his or her successor is elected and qualified, unless he or she is earlier removed or resigns.

Audit Committee

CGT Holdings’ Audit Committee consists of Wai Leung (“Alfred”) Lau, Xinyu Liao, and Jingeng Chen, each of whom is an independent director under Nasdaq’s listing standards. Wai Leung (“Alfred”) Lau is the Chairperson of the audit committee.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	overseeing the Company’s relationship with the independent auditor;

●	reviewing the adequacy and effectiveness of the Company’s internal control policies and procedures on a regular basis;

●	overseeing the Company’s compliance procedures; and

●	reviewing the Company’s annual and quarterly financial statements.

Financial Experts on Audit Committee

Our board of directors has determined that Wai Leung (“Alfred”) Lau qualified as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating and Corporate Governance Committee

CGT Holdings’ Nominating and Corporate Governance Committee consists of Wai Leung (“Alfred”) Lau, Xinyu Liao, and Jingeng Chen, each of whom is an independent director under Nasdaq’s listing standards. Xinyu Liao is the Chairperson of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our BOD. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

The nominating and corporate governance committee’s duties, which are specified in our Nominating and Corporate Governance Committee Charter, include, but are not limited to:

●	making recommendations as to the size and composition of the BOD;

●	recommending desired qualifications and characteristics for board membership and with corresponding attributes;

●	establishing and administering a periodic assessment procedure relating to the performance of the board as a whole and its individual members; and

●	developing and recommending to the BOD a set of corporate governance principles and practices.

Guidelines For Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the BOD and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the BOD. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. Our board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our memorandum and articles of association. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

CGT Holdings’ Compensation Committee consists of Wai Leung (“Alfred”) Lau, Xinyu Liao, and Jingeng Chen, each of whom is an independent director under Nasdaq’s listing standards. Jingeng Chen is the Chairperson of the Compensation Committee. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing the Company’s goals and objectives relevant to the executives’ compensation and evaluation of the executives; performance of such goals and objectives;

●	reviewing and making recommendations to the board of directors with respect to director compensation

●	administering the Company’s incentive-compensation plans and equity-based plans; and

●	approving any share option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement.

Code Of Ethics

Our Code of Ethics applies to all of our executive officers, directors and employees. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association (as may be amended from time to time). We have the right to seek damages if a duty owed by any of our directors is breached.

Our board of directors has all the powers necessary for managing, directing and supervising our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ general meetings of shareholders;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers

Our directors may be elected by a resolution of our board of directors or by an ordinary resolution of our shareholders. Under our Fourth Amended and Restated Memorandum and Articles of Association, an appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. A director will cease to be a director if he (i) is prohibited by the law of the Cayman Islands from acting as a Director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors; (iii) resigns his office by notice to the company; (iv) only held office as a director for a fixed term and such term expires; (v) in the opinion of a registered medical practitioner by whom the director is being treated, the director becomes physically or mentally incapable of acting as a director; (vi) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (vii) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (viii) without the consent of the other directors, is absent from meetings of directors for a continuous period of six months. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements

We entered into employment agreements with each of our executive officers. Pursuant to such employment agreements, we have agreed to employ each of our executive officers for a specified time period, which will be automatically renewed unless either party gives the other party a written notice to terminate the agreement six months prior to the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a three-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We have also entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement.

Equity Incentive Plan

On January 17, 2025, CGT Holdings’ board of directors approved the 2024 Stock Incentive Plan to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The maximum number of Class A ordinary shares originally authorized under the 2024 Stock Incentive Plan was 4,287,500 before the share consolidation, equivalent to 285,833 split-adjusted shares.

As of March 19, 2025, we had granted 285,833 split-adjusted Class A ordinary shares under the 2024 Stock Incentive Plan (4,287,500 shares before the share consolidation).

The following paragraphs summarize the principal terms of the 2024 Stock Incentive Plan.

Type of Awards. The 2024 Stock Incentive Plan permits the awards of Class A Ordinary Shares or any other right or benefit.

Plan Administration. CGT Holdings’ board of directors or one or more committees appointed by CGT Holdings’ board of directors will administer the 2024 Stock Incentive Plan. The plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

Award Agreement. Awards granted under the 2024 Stock Incentive Plan will be evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to employees, directors and consultants.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the participant without complying with the provisions of the M&A and other documents of the Company in relation to the Shares, if any.

Termination and Amendment of the Plan. Unless terminated earlier, the 2024 Stock Incentive Plan has a term of ten years from the date of its effectiveness. CGT Holdings’ board of directors has the authority to amend, suspend or terminate the 2024 Stock Incentive Plan, provided that certain amendments to the plan require the approval of CGT Holdings’ shareholders. However, unless otherwise determined by the plan administrator in good faith, no such action may materially adversely affect in any material way any award previously issued pursuant to the 2024 Stock Incentive Plan.

Awards Granted. As of the date of this prospectus, we have not granted any shares or other awards to our directors or executive officers.

Incentive Compensation

Other than disclosed below, we do not maintain any cash incentive or bonus programs and did not maintain any such programs during the years ended September 30, 2025, 2024, and 2023.

In fiscal 2025, we granted a cash bonus of $6,452.

In fiscal 2024, no cash bonus was granted.

In fiscal 2023, we granted a cash bonus of US$30,968 to Shangzhao (Cizar) Hong and US$23,226 to Hei Tung (Angel) Siu. Shangzhao (Cizar) Hong subsequently ceased to hold an executive position with the Company during fiscal 2025.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus for:

●	each of our directors and executive officers;

●	all of our current directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Class A Ordinary Shares or Class B Ordinary Shares.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants, or convertible securities, including Class B Ordinary Shares, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares or Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 1,152,588 Class A Ordinary Shares and 566,667 Class B Ordinary Shares outstanding as of the date of this prospectus. The percentage of beneficial ownership in the table below after this offering is based on 4,724,016 Class A Ordinary Shares/Pre-Funded Warrants and 566,667 Class B Ordinary Shares outstanding after the closing of this offering, not taking into account the Class A Ordinary Shares that are issuable upon the Warrants. The number of Class A Ordinary Shares outstanding after this offering is based on the assumed public offering price of $1.82 per Unit.

Except as otherwise indicated in the table below, addresses of CGT Holdings’ directors, executive officers and named beneficial owners are in care of Creative Global Technology Limited, Unit 03, 22/F, Westin Centre, 26 Hung To Road, Kwun Tong, Kowloon, Hong Kong, Tel: + (852) 2690 9121.

	Ordinary Shares Beneficially Owned before the Offering				Ordinary Shares Beneficially Owned after the Offering
	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership(1)	% of Aggregate Voting Power	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership(1)	% of Aggregate Voting Power(1)(2)
Director and Executive Officers:
Hei Tung (“Angel”) Siu	—	—	—%	—%	—	—	—%	—%
Hung Leung (“Alan”) Tsang	—	—	—%	—%	—	—	—%	—%
Jingeng Chen	—	—	—%	—%	—	—	—%	—%
Wai Leung (“Alfred”) Lau	—	—	—%	—%	—	—	—%	—%
Jia Yun Hong	—	—	—%	—%	—	—	—%	—%
Xinyu Liao	—	—	—%	—%	—	—	—%	—%
5% or Greater Shareholders:
Shangzhao (“Cizar”) Hong(1)(2)	56,667	566,667	36.26%	98.10%	56,667	566,667	11.78%	92.40%
HSZ Holdings Limited(3)	56,667	566,667	36.26%	98.10%	56,667	566,667	11.78%	92.40%
All directors and executive officers as a group (six individuals)	—	—	—%	—%	—	—	—%	—%

—	Less than 1%
(1)	The address of Mr. Shangzhao (“Cizar”) Hong is Flat E, 6/F, Tower 1, Corinthia By The Sea, 23 Tong Yin Street, Tseung Kwan O, N.T., Hong Kong.
(2)	All of the shares held by Mr. Shangzhao (“Cizar”) Hong are held through HSZ Holdings Limited, an entity controlled by Mr. Shangzhao (“Cizar”) Hong.
(3)	The address of HSZ Holdings Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, VG1110, British Virgin Islands.

RELATED PARTY TRANSACTIONS

During the six months ended March 31, 2026, we engaged in funds transfers with Shangzhao (“Cizar”) Hong, our controlling shareholder. The interim financial statement footnote reports related-party transfer activity of US$18,016 for the period and an amount due to Mr. Hong of US$18,016 as of March 31, 2026. There was no related-party transfer activity in the six months ended March 31, 2025 and no outstanding related-party balance as of September 30, 2025.

Related Party and Transaction	Six Months Ended March 31, 2026	Balance at March 31, 2026	Balance at September 30, 2025	Balance at September 30, 2024	Balance at September 30, 2023
Shangzhao (“Cizar”) Hong – funds transfer	$18,016	$18,016	$—	$—	$—

Our annual financial statement footnote states that there were no other related-party transactions during fiscal 2025, 2024 and 2023 and no outstanding related-party balances as of September 30, 2025, 2024 and 2023.

The amount due to Mr. Hong is classified within current liabilities as of March 31, 2026.

Related Party and Transaction	April 1, 2026 through September 24, 2026	Balance at September 24, 2026
Shangzhao (“Cizar”) Hong – funds transfer	$6,812	$24,828

The amount due to Mr. Hong is classified within current liabilities as of September 24, 2026.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act and the common law of Cayman Islands.

Our current authorized share capital is US$900,000, divided into (a) 5,700,000,000 Class A Ordinary Shares with a par value of US$0.00015 each and (b) 300,000,000 Class B Ordinary Shares with a par value of US$0.00015 each, of which 1,152,588 Class A Ordinary Shares and 566,667 Class B Ordinary Shares are issued and outstanding as of the date of this prospectus.

On June 12, 2026, our shareholders approved an increase in Class B voting rights from 20 to 100 votes per share, an increase in authorized share capital from US$2,000,000 to US$90,000,000, a reduction in par value from US$0.001 to US$0.00001 per ordinary share and authorization for the board of directors to effect one or more share consolidations within the approved parameters. Taken together, the increase of authorized share capital and share capital reduction resulted in the authorized share capital of the Company becoming US$900,000 divided into (a) 85,500,000,000 Class A ordinary shares with a par value of US$0.00001 each and (b) 4,500,000,000 Class B ordinary shares with a par value of US$0.00001 each.

On June 16, 2026, our board of directors approved a 1-for-15 consolidation of our issued and unissued Class A and Class B Ordinary Shares. The share consolidation became effective after market close on July 6, 2026, and our Class A Ordinary Shares began trading on a split-adjusted basis on July 7, 2026. Following the share capital par-value reduction and share consolidation, each ordinary share has a par value of US$0.00015 and our authorized share capital consists of 5,700,000,000 Class A Ordinary Shares and 300,000,000 Class B ordinary shares. Unless otherwise indicated, all share and per-share information in this prospectus has been retroactively adjusted to reflect the share consolidation.

All of our Class A Ordinary Shares to be issued in the offering will, subject to the Company receiving consideration for the full issue price thereof (which shall equal to at least the aggregate par value of such shares), be issued as fully paid.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association (which shall be referred to as the “Amended and Restated Memorandum and Articles of Association” in this section) and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company. Under our Amended and Restated Memorandum and Articles of Association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Class A Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. For the avoidance of doubt, no dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to shareholders on a winding up) may be made to holders of Class B Ordinary Shares.

Share Rights. Class A Ordinary Shares and Class B Ordinary Shares shall, except as otherwise provided in the Amended and Restated Memorandum and Articles of Association, carry equal rights and rank pari passu with one another:

Holders of Class A Ordinary Shares shall, subject to the Amended and Restated Memorandum and Articles of Association, have the following rights:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally, be entitled to enjoy all of the rights attaching to shares.

Holders of Class B Ordinary Shares shall, subject to the Amended and Restated Memorandum and Articles of Association, have the following rights:

(a)	As regards conversion

For purposes of the below:

“Conversion Date” means “in respect of a Conversion Notice means the day on which that Conversion Notice is delivered”.

“Conversion Notice” means “a written notice delivered to the Company at its registered office (and as otherwise stated therein) stating that a holder of Class B Ordinary Shares elects to convert the number of Class B Ordinary Shares specified therein pursuant to Amended and Restated Memorandum and Articles of Association.”

“Conversion Number” means “in relation to any Class B Ordinary Shares, such number of Class A Ordinary Shares as may, upon exercise of the Conversion Right, be issued at the Conversion Rate.”

“Conversion Rate” means “at any time, on a 1:1 basis.”

“Conversion Right” in respect of a Class B Ordinary Share means “the right of its holder, subject to the provisions of the Amended and Restated Memorandum and Articles of Association and to any applicable fiscal or other laws or regulations including the Companies Act, to convert all or any of its Class B Ordinary Shares, into the Conversion Number of Class A Ordinary Shares in its discretion.”

(i)	Subject to the provisions in the Amended and Restated Memorandum and Articles of Association and to compliance with all fiscal and other laws and regulations applicable thereto, including the Companies Act, a holder of Class B Ordinary Shares shall have the Conversion Right in respect of each Class B Ordinary Share. For the avoidance of doubt, a holder of Class A Ordinary Shares shall have no rights to convert Class A Ordinary Shares into Class B Ordinary Shares under any circumstances.

(ii)	Each Class B Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Ordinary Share calculated at the Conversion Rate. Such conversion shall take effect on the Conversion Date. A Conversion Notice shall not be effective if it is not accompanied by the share certificates in respect of the relevant Class B Ordinary Shares and such other evidence (if any) as the directors may reasonably require to prove the title of the person exercising such right (or, if such certificates have been lost or destroyed, such evidence of title and such indemnity as the directors may reasonably require). Upon conversion, the Company shall procure that upon request by the relevant member, certificates in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares comprised in the certificate(s) surrendered by the holder of the Class B Ordinary Shares, are issued to the holders of the Class A Ordinary Shares and Class B Ordinary Shares, as the case may be. Any and all taxes and stamp, issue and registration duties (if any) arising on conversion shall be borne by the holder of Class B Ordinary Shares requesting conversion.

(iii)	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares shall be effected in such manner as permissible under the laws of the Cayman Islands including by way of a re-designation and re-classification of the relevant Class B Ordinary Share as a Class A Ordinary Share or by way of a repurchase or redemption of the relevant Class B Ordinary Share in consideration of the issue of relevant Class A Ordinary Share. All Class A Ordinary Shares so converted shall carry such rights and restrictions and which shall rank pari passu in all respects with the Class A Ordinary Shares then in issue. Such conversion shall become effective forthwith upon entries being made in the Register of Members of the Company to record the re-designation and re-classification of the relevant Class B Ordinary Shares as Class A Ordinary Shares or repurchase or redemption of the relevant Class B Ordinary Shares and issue of Class A Ordinary Shares.

(iv)	Until such time as the Class B Ordinary Shares have been converted into Class A Ordinary Shares, the Company shall:

(1)	at all times keep available for issue and free of all liens, charges, options, mortgages, pledges, claims, equities, encumbrances and other third-party rights of any nature, and not subject to any pre-emptive rights out of its authorized but unissued share capital, such number of authorized but unissued Class A Ordinary Shares as would enable all Class B Ordinary Shares to be converted into Class A Ordinary Shares and any other rights of conversion into, subscription for or exchange into Class A Ordinary Shares to be satisfied in full; and

(2)	not make any issue, grant or distribution or take any other action if the effect would be that on the conversion of the Class B Ordinary Shares to Class A Ordinary Shares it would be required to issue Class A Ordinary Shares at a price lower than the par value thereof.

(b)	As regards Voting Rights

Holders of shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times (other than in respect of separate general meetings of the holders of a class or series of shares held in accordance with the Amended and Restated Memorandum and Articles of Association), vote together as one class on all matters submitted to a vote for members’ consent. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to one hundred (100) votes on all matters subject to the vote at general meetings of the Company.

(c)	As regards Dividends and Distribution

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to shareholders on a winding up) may be made to holders of Class B Ordinary Shares.

Resolution of Shareholders.    An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles of Association provide that we shall, if required by the applicable Nasdaq listing rules, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the our directors. Advance notice of not less than five clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business and throughout the meeting, one or more shareholders holding shares that represent not less than one-third of the outstanding ordinary shares carrying the right to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders who together hold at least ten per cent of the rights to vote at such general meeting, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, Class A Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Where the Ordinary Shares of any class in question are not listed on or subject to the rules of any designated stock exchange, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our board of directors may also, but are not required to, decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, and on 14 clear days’ notice being given by advertisement in such one or more newspaper or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year as our board may determine.

Liquidation. If our Company is wound up the shareholders may, subject to the Amended and Restated Memorandum and Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the holders of the Class A Ordinary Shares the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the holders of the Class A Ordinary Shares; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of the holders of the Class A Ordinary Shares and those liable to contribute to the winding up. No distribution (whether in cash or otherwise) of the Company’s assets on a winding up may be made to holders of Class B Ordinary Shares.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of ordinary shares, we may by our directors (a) issue shares that are to be redeemed or liable to be redeemed, at the option of our company or the shareholders holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares; (b) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of our company on the terms and in the manner which the directors determine at the time of such variation; and (c) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our Amended and Restated Memorandum and Articles of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our board of directors may issue ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we may provide our shareholders with our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued ordinary shares to such persons, at such times and on such terms and conditions as they may decide without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved (i) in the case of a shareholder scheme, by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and (ii) in the case of a creditor scheme only, by a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% in value of the shares for which the offer is made, the offeror may, at any time within 2 months after approval by the said holders, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion or lack of compliance with the statutory requirements.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that, to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of our company (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, our company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our company in respect of any matter identified above on condition that the director (including alternate director), secretary or officer must repay the amount paid by our company to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Amended and Restated Memorandum and Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Amended and Restated Memorandum and Articles of Association and anything which may be done by a resolution of the shareholders passed at a general meeting may instead be done by a resolution in writing, and a resolution in writing passed in accordance with our Amended and Restated Memorandum and Articles of Association shall be as valid and effective as if it had been passed at a general meeting of the Company duly convened and held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association allow our shareholders holding shares which carry in aggregate not less than 10% of the rights to vote at such meeting to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Memorandum and Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Amended and Restated Memorandum and Articles of Association, a director’s office shall be vacated if the director (i) becomes bankrupt or makes an arrangement or composition with his creditors generally; (ii) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; (iii) resigns his office by notice to the company; (iv) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; (v) is prohibited by law of the Cayman Islands from acting as a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at https://cgt-recycle.com. or through phone number +852 2690 9121.

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Our Company was incorporated in the Cayman Islands on January 11, 2023. On April 11, 2023, following a subdivision of each ordinary share, we had 20,000,000 ordinary shares issued and outstanding at a par value of US$0.001 per share. On November 26, 2024, we completed our initial public offering of 1,437,500 pre-consolidation ordinary shares (95,833 split-adjusted shares) at US$4.00 per pre-consolidation share, generating gross proceeds of US$5.75 million. In March 2025, 8,500,000 ordinary shares held by HSZ Holdings Limited were redesignated as Class B ordinary shares, and our remaining issued ordinary shares were designated as Class A ordinary shares. On March 19, 2025, we issued and granted 4,287,500 pre-consolidation ordinary shares under the 2024 Stock Incentive Plan (285,833 split-adjusted shares). On June 12, 2026, our shareholders approved the capital and voting changes described under “Description of Share Capital,” and on July 6, 2026, the 1-for-15 share consolidation became effective. All share amounts in this paragraph are presented on both a pre-consolidation and split-adjusted basis where applicable.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated [__], 2026 (the “Placement Agreement”), we have engaged Chaince Securities, LLC to act as our sole placement agent in connection with this offering. The placement agent is not purchasing or selling any of our securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “reasonable best efforts,” to arrange for the sale of such securities by us. The terms of this offering are subject to market conditions and negotiations between us, the placement agent, and prospective investors. The Placement Agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the Placement Agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with this offering.

We will deliver to the investors the Class A Ordinary Shares (or the Pre-Funded Warrants in lieu thereof) and the Warrants included in the Units, upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We intend to complete multiple closings of this offering. Pursuant to the securities purchase agreement, each investor in this offering will have the right to purchase additional Units in one or more additional closings, up to 100% of such investor’s initial allocation of Units, during the 30 calendar days following the initial closing, at the same price per Unit and on the same terms as the initial closing, subject to the availability of registered and authorized Class A Ordinary Shares, Nasdaq listing requirements and satisfaction of the applicable closing conditions, provided that the aggregate number of Units sold in all closings will not exceed the number of Units equal to $6,500,000 divided by the public offering price per Unit (3,571,428 Units at the assumed public offering price of $1.82 per Unit). We expect to hold the initial closing on [●], 2026. Any extensions or material changes to the terms of the offering will be contained in an amendment to this prospectus. We expect initial delivery of [__] Class A Ordinary Shares, [__] Pre-Funded Warrants, and [__] Warrants included in the Units being offered pursuant to this prospectus against payment in U.S. dollars will be made on or about [●], 2026.

Commissions and Expenses

The following table shows the total placement agent’s commissions we will pay in connection with the sale of the securities in this offering.

	Per Unit		Total
Public offering price	US$	1.82	US$	6,499,999
Placement agent commissions	US$	0.13	US$	455,000
Proceeds to the Company before expenses	US$	1.69	US$	6,044,999

We have agreed to pay the placement agent commissions equal to 7.0% of the aggregate gross proceeds raised in this offering.

We have also agreed to reimburse the placement agent for up to $100,000 for its reasonable and documented out-of-pocket accountable expenses related to the offering, including any reasonable fees, costs and disbursements of the placement agent’s legal counsels’ expenses, if the closing occurs, or up to $75,000 of actual accountable expenses if the engagement letter expires or terminates without a closing. Upon execution of the engagement letter dated August 11, 2026, we have paid the placement agent an advance of $28,000 against the accountable expenses. Any portion of the advance not actually incurred will be reimbursed to us in accordance with FINRA Rule 5110(g)(4)(A).

We estimate the total expenses payable by us for this offering to be approximately $742,760, assuming the sale of the maximum number of Units at the assumed public offering price, which amount includes (i) a placement fee of $455,000 and (ii) other estimated expenses of approximately $287,760 which include legal, accounting, printing costs, and various fees associated with the offering of our Class A Ordinary Shares (or the Pre-Funded Warrants in lieu thereof) and the Warrants.

Lock-Up Agreements

The directors and executive officers and each holder of more than 5% of the outstanding Class A Ordinary Shares have entered into a lock-up agreement. Each lock-up agreement restricts the sale, transfer, pledge, hypothecation, and hedging of the Class A Ordinary Share or securities convertible into, or exchangeable or exercisable for, our Class A Ordinary Shares for a period of 90 days from the date of the prospectus (the “Lock-Up Period”), subject to the permitted transfers set forth in the lock-up agreement.

Tail Financing

We have agreed to pay the placement agent a tail fee equal to the placement agent commission in this offering, from the sales of any equity, debt and/or equity derivative instruments during the twelve-month period following the expiration or termination of the engagement letter, subject to certain exceptions, to any investor that was/is actually introduced to us by the placement agent during the period from August 11, 2026, the date of the engagement letter between us and the placement agent, to the closing date of this offering (the “Tail Investor”). The placement agent is required to provide us with a list of such Tail Investors within ten (10) business days after the expiration or termination of the engagement letter. The tail fees granted hereunder may be terminated by the Company for “Cause,” which shall mean a material breach by the placement agent of the Placement Agreement or a material failure by the placement agent to provide the services as contemplated by the Placement Agreement.

Right of First Refusal

As provided in the Placement Agreement, we and the placement agent agree that for a period of twelve months from the closing date of this offering, we grant the placement agent the right to provide investment banking services to us on an exclusive basis in the matters below, for which investment banking services are sought by us (such right, the “Right of First Refusal”), which right is exercisable in the placement agent’s sole discretion. For these purposes, investment banking services shall include, acting as lead placement agent or lead book-running manager for any underwritten or agented public offering, subject to certain exceptions. The placement agent shall notify the Company of its intention to exercise the Right of First Refusal within five (5) business days following notice in writing by the Company. In compliance with FINRA Rule 5110(g)(6)(A), the Company may be given no more than one opportunity to waive or terminate the Right of First Refusal in consideration of any payment or fee, and any waiver must be in writing. The Right of First Refusal granted hereunder may be terminated by the Company for “Cause,” which shall mean a material breach by the placement agent of the Placement Agreement or a material failure by the placement agent to provide the services as contemplated by the Placement Agreement.

Determination of Offering Price

The actual offering price of the securities will be negotiated between us, the placement agent, and the prospective investors in the offering based on the trading of our Class A Ordinary Shares prior to the offering, among other things. We expect the public offering price per Unit to be set at a discount to the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market immediately prior to pricing. The assumed public offering price of $1.82 per Unit used in this prospectus reflects a discount of approximately 24.48% to the last reported sale price of $2.41 on November 12, 2026; the actual discount, if any, will be determined at pricing based on investor demand and market conditions at that time and may be greater or smaller. Because each Unit includes one Warrant that may be exercised for up to twelve (12) Class A Ordinary Shares under the zero exercise price option, the public offering price per Unit is not directly comparable to the market price of one Class A Ordinary Share. Other factors considered in determining the public offering price of the securities we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. In particular, we believe that the final offering price ultimately depends on our assessment of investors’ sentiment in our Class A Ordinary Shares and we consider, weigh and prioritize this factor as the utmost important factor in determining the final offering price.

Listing

Our Class A Ordinary Shares are trading on the Nasdaq Capital Market under the ticker symbol “CGTL”. There is no established public trading market for the Pre-Funded Warrant or the Warrants, and we do not intend to list the Pre-Funded Warrant or the Warrants on any national securities exchange or trading system. We do not plan to list the Pre-Funded Warrants or the Warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Company Standstill

From the date of the Placement Agreement until the earlier of (a) 90 days after the Closing Date and (b) the expiration or termination of the engagement letter without a closing having occurred, the Company will not, without the placement agent’s prior written consent, (i) issue, offer, sell, contract to sell, or otherwise dispose of any Class A Ordinary Shares or securities convertible into or exercisable for Class A Ordinary Shares, (ii) file or cause to become effective any registration statement under the Securities Act relating to the offer and sale of any Class A Ordinary Shares or securities convertible into or exercisable for Class A Ordinary Shares, or (iii) publicly announce any intention to do any of the foregoing. The foregoing shall not apply to (A) the issuance of Class A Ordinary Shares upon exercise of the Pre-Funded Warrants or the Warrants issued in this offering, (B) grants or issuances under the Company’s 2024 Stock Incentive Plan , (C) the sale of Units in any subsequent closing of this offering, (D) the filing of any registration statement required to be filed under the Transaction Documents or under a registration rights agreement in effect on the date hereof, and the filing of any replacement or successor shelf registration statement, or any post-effective amendment, that the Company determines in good faith is necessary to maintain the effectiveness or availability of a shelf registration statement, provided that no takedown occurs during the Prohibition Period, and (E) the issuance of Ordinary Shares or Ordinary Shares Equivalents as a consideration in a merger, acquisition, joint venture, strategic alliance, or commercial or lending arrangement, provided that the recipient is not a person whose principal business is investing in securities and that the securities so issued are not registered for resale during the Prohibition Period.

Other Relationships

From time to time, the placement agent may provide, various advisory, investment, and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any services.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

We have agreed to indemnify and hold harmless the placement agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the placement agent may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in their respective capacity as placement agent and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this Offering, we will have up to 4,724,016 Class A Ordinary Shares (assuming no sale of any Pre-Funded Warrants and none of the Warrants issued in this offering are exercised) issued outstanding. In addition, the warrants issued in this offering are exercisable for up to 3,571,428 Class A Ordinary Shares on a one-for-one basis. However, pursuant to the “zero exercise price” feature, the number of Class A Ordinary Shares issuable upon exercise of the Warrants may be significantly greater, subject to a maximum aggregate issuance of 42,857,136 Class A Ordinary Shares. These figures are based on the assumed public offering price of $1.82 per Unit and will be greater if the final public offering price is lower; see “Dilution — Sensitivity to the Public Offering Price”.

All of the Class A Ordinary Shares sold in this offering by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Sales of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect prevailing market prices of our Class A Ordinary Shares.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than six months but not more than one year may sell such Class A Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than one year may freely sell our Class A Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Class A Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the then outstanding Class A Ordinary Shares; or

●	the average weekly trading volume of our Class A Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased Class A ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires, if any.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreements

See “Plan of Distribution — Lock-Up Agreements.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

Units

We are offering in a reasonable best-efforts offering the Units at the assumed public offering price of $1.82 per Unit. The public offering price per Unit in the Offering will be determined between us and the investors, in consultation with the placement agent, which will be based on latest market price prior to the pricing of the Offering. The public offering price per Unit is expected to be at a discount to the market price of our Class A Ordinary Shares at the time of pricing, and the assumed public offering price of $1.82 per Unit used in this prospectus, which represents a discount of approximately 24.48% to the last reported sale price of $2.41, may not be indicative of the final public offering price. If the final public offering price is lower, we will sell a greater number of Units for the same maximum gross proceeds of $6,500,000 and the number of Class A Ordinary Shares issuable upon exercise of the Warrants will increase proportionately. See “Dilution — Sensitivity to the Public Offering Price”. The last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market on November 12, 2026 was $2.41 per Class A Ordinary Share.

Each Unit consists of one Class A Ordinary Share (or a Pre-Funded Warrant in lieu thereof) and one Warrant. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares or the Pre-Funded Warrants in lieu thereof can each be purchased in this offering only with the accompanying Warrants as part of the Units, but the component parts of the Units will be immediately separable and issued separately in this Offering.

Class A Ordinary Shares

The material terms and provisions of our Class A Ordinary Shares and each other class of our securities which qualifies or limits our Class A Ordinary Shares are described under the caption “Description of Share Capital” in this prospectus.

Pre-Funded Warrants

The Pre-Funded Warrants offered hereby will be issued in the form filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is not complete and is subject to and qualified in its entirety by the filed exhibit.

Prospective investors should carefully review the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of our Class A Ordinary Shares in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-Funded Warrants is to enable prospective investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding Class A Ordinary Shares following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Class A Ordinary Shares which would result in such ownership of more than 4.99% (or 9.99%), and have the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per Class A Ordinary Shares equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of Class A Ordinary Shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, share combinations, reorganizations or similar events affecting our Class A Ordinary Shares.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Class A Ordinary Shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Class A Ordinary Shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of Class A Ordinary Shares determined according to the formula set forth in the Pre-Funded Warrants.

Fundamental Transactions

In the event that (i) we effect a merger or consolidation where another entity or group acquires more than 50% of our voting power of the shares, (ii) we sell or dispose of all or substantially all of our assets, (iii) purchase offer, tender offer or exchange offer are accepted by holders of more than 50% of our voting power of the shares, (iv) we effect any reclassification, reorganization or recapitalization of our Class A Ordinary Shares or any compulsory share exchange, or (v) we consummate a stock or share purchase agreement or other business combination where another entity or group acquires more than 50% of our voting power (each a “fundamental transaction”), then the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise, the same kind and amount of securities, cash or property which shareholders would have received had they exercised immediately prior to such fundamental transaction (the “alternate consideration”). The exercise price will be appropriately adjusted to apply to such alternative consideration. If shareholders are given any choice as to the consideration to be received, holders of the Pre-Funded Warrants will be given the same choice. We will cause any successor entity in a fundamental transaction in which we are not the survivor to assume our obligations under the Pre-Funded Warrants and, at the holder’s option, deliver a security substantially similar to the Pre-Funded Warrants that protects the economic value of the Pre-Funded Warrants.

Fractional Shares

No fractional Class A Ordinary Shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, at our election, the number of Class A Ordinary Shares to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants will be limited. The Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants are currently traded on Nasdaq.

No Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants, the Pre-Funded Warrant does not entitle its holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Pre-Funded Warrant.

Warrant Certificate

The Pre-Funded Warrants will be issued in certificated form.

Warrants

The Warrants offered hereby will be issued in the form filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is not complete and is subject to and qualified in its entirety by those filed exhibits.

Prospective investors should carefully review the form of the Warrant for a complete description of the terms and conditions applicable to the Warrant.

Exercise Price

The initial exercise price per Class A Ordinary Share purchasable upon exercise of the Warrant is $2.002 per share, equal to 110% of the assumed public offering price of $1.82 per Unit; the actual initial exercise price will be equal to 110% of the final public offering price per Unit, and the Floor Price will be fixed at one-seventh of the actual initial exercise price. The exercise price of the Warrant will be determined between us and the investors, in consultation with the placement agent. The exercise price and number of Class A Ordinary Shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, share combinations, reorganizations or similar events affecting our Class A Ordinary Shares. The exercise price may be subject to adjustments as described in the Warrant. Such adjustments occur in the following circumstances: (i) if the Company effects any share splits, combinations, reclassifications, or share dividends, the exercise price may be adjusted proportionately; and (ii) in the event of certain corporate transactions such as mergers or reorganizations, the exercise price may be adjusted to reflect the consideration received by holders of Class A Ordinary Shares in the transaction.

Exercisability

Each Warrant is exercisable at the option of the holder at any time on or after the issuance date until the date that is six months after the issuance date.

Each Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise or zero exercise price option as discussed below).

A holder may not exercise any portion of the Warrant to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Class A Ordinary Shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Class A Ordinary Shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise and Zero Exercise Price Option

If and only if at the time of any exercise of the Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Class A Ordinary Shares underlying the Warrants to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of Class A Ordinary Shares equal to the quotient obtained by dividing (A-B) (X) by (A), where (A) = trading price formulas determined under the Warrants; (B) = the exercise price of the Warrants; and (X) = the number of warrant shares that would be issuable upon exercise of such Warrants by means of a cash exercise rather than a cashless exercise. Subject to customary adjustments for share dividends, splits or other changes in share capital, the maximum number of Class A Ordinary Shares issuable upon cashless exercise of the Warrants is 3,571,428.

A holder of the Warrants may, at any time and in its sole discretion, exercise its Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii) 50% of the Low Price. The “Low Price” is the lowest VWAP of the Class A Ordinary Shares during the five trading days immediately prior to the applicable exercise date. This “zero exercise price” option is only available at a time when the Low Price is lower than the then applicable Exercise Price. At no time can the Low Price be lower than the Floor Price. “Floor Price” means one-seventh of the initial exercise price of the Warrants (US$0.286 at the assumed public offering price, or approximately 15.7% of the assumed public offering price of US$1.82 per Unit), subject to adjustment for share splits, share combinations and similar events, so that the maximum number of Class A Ordinary Shares issuable under each Warrant pursuant to the zero exercise price option will be twelve (12) regardless of the final public offering price. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Notwithstanding the cash exercise at the initial exercise price of $2.002 per Class A Ordinary Share and the cashless exercise based on the same initial exercise price, the zero exercise price option allows exercise of the Warrants for no additional consideration. In addition, the number of Class A Ordinary Shares that investors will receive under the zero exercise price option will be more than such number of Class A Ordinary Shares that is issuable upon cash exercise or cashless exercise. As a result, there is no practical or financial incentive for holders of the Warrants to exercise the Warrants via cash exercise or cashless exercise and we do not expect to receive any proceeds from the exercise of the Warrants overall. For illustration, at a Low Price of $1.50, $1.00, $0.50 and $0.286 (the Floor Price at the assumed public offering price), a holder electing the zero exercise price option would receive approximately 0.67, 2.00, 6.01 and 12 Class A Ordinary Shares, respectively, for each Warrant; at a Low Price above approximately $1.335 the holder would receive fewer than one Class A Ordinary Share per Warrant under the zero exercise price option and may instead exercise the Warrant for cash at the exercise price ($2.002 per share at the assumed public offering price), and the zero exercise price option is not available at all when the Low Price is at or above the exercise price.

Fundamental Transactions

In the event of a Fundamental Transaction, then the holders of the Warrants will be entitled to receive, upon exercise, the same kind and amount of securities, cash or property which shareholders would have received had they exercised immediately prior to such transaction. The exercise price will be appropriately adjusted to apply to such alternative consideration. If shareholders are given any choice as to the consideration to be received, holders of the Warrant will be given the same choice. We will cause any successor entity in a fundamental transaction in which we are not the survivor to assume our obligations under the Warrants and, at the holder’s option, deliver a security substantially similar to the Warrants that preserves its economic value. Additionally, at the option of holders of the Warrants, exercisable within 30 days after the fundamental transaction (or announcement date, if later), we or any successor entity shall purchase the unexercised portion of the Warrants for cash equal to its Black Scholes value (as provided in the Warrants). However, if such fundamental transaction is not within our control (including not approved by our Board), holders will only be entitled to receive the same type of consideration that is being offered to shareholders, at the Black Scholes value of the unexercised portion of the Warrants.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no established public trading market for the Warrants, and we do not intend to list the Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Warrants will be limited. The Class A Ordinary Shares issuable upon exercise of the Warrants are currently traded on Nasdaq.

No Rights as a Shareholder

Except as otherwise provided in the Warrants, the Warrant does not entitle its holder to any voting rights, dividends or other rights as a shareholders of the Company prior to the exercise of the Warrant.

Waivers and Adjustments

Subject to certain exceptions, any terms of the Warrants may be amended or waived with our written consent and the written consent of the holder.

Warrant Certificate

The Warrants will be issued in certificated form.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent’s commissions, which are expected to be incurred by us in connection with the offer and sale of the Class A Ordinary Shares by us. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$	1,188
FINRA Filing Fee	US$	4,280
Printing expenses	US$	0
Legal and accounting fees and expenses	US$	160,000
Miscellaneous	US$	22,292
Total	US$	187,760

These expenses will be borne by us.

LEGAL MATTERS

We are being represented by Jun He Law Offices LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Certain legal matters as to Hong Kong law will be passed upon for us by Lawrence Chan & Co. Jun He Law Offices LLC may rely upon Ogier with respect to matters governed by Cayman Islands law and may rely upon Lawrence Chan & Co. with respect to matters governed by Hong Kong law. McLaughlin & Stern, LLP is acting as counsel to the placement agent with respect to certain legal matters as to United States federal securities law in connection with this offering.

EXPERTS

The consolidated financial statements as of September 30, 2025 and for the year then ended included in this prospectus have been audited by Edward Associate CPA PLLC, an independent registered public accounting firm, as stated in its report appearing herein. Such financial statements are included in reliance upon the report of that firm given on its authority as an expert in accounting and auditing. The office of Edward Associate CPA PLLC is located at 6800 Jericho Turnpike, Suite 120W, Syosset, New York 11791, USA.

The consolidated financial statements as of September 30, 2024 and for each of the years in the two-year period ended September 30, 2024 included or incorporated in this prospectus have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as stated in its report appearing herein. Such financial statements are included in reliance upon the report of that firm given on its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Class A Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://cgt-electronics.com/en/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Creative Global Technology Holdings Limited

Opinion on the Financial Statements

We have audited the consolidated balance sheet of Creative Global Technology Holdings Limited and subsidiaries (the “Company”) as of September 30, 2025, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Edward Associate CPA PLLC

PCAOB ID No. 7280

We have served as the Company’s auditor since 2025.

Syosset, New York

January 30, 2026, except for Note 10 and Note 15, as to which the date is September 30, 2026.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of Creative Global Technology Holdings Limited

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting related to the share consolidation as described in Note 10 and Note 15, the accompanying consolidated balance sheet of Creative Global Technology Holdings Limited and its subsidiaries (the “Company”) as of September 30, 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, before the effects of share consolidation to restate all shares and per share data for all periods presented as described in Note 10 and Note 15, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review or apply any procedures to adjustments to retrospectively apply the change in accounting related to the share consolidation as described in Note 10 and Note 15, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP
Flushing, New York
January 30, 2025.

PCAOB ID No. 2388

We have served as the Company’s auditor since 2022 to 2025.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2025 AND 2024

	2025	2024
ASSETS
Current assets:
Cash and equivalents	$185,240	$443,322
Accounts receivable, net	—	10,491,664
Prepayments, other receivables and other current assets	3,387,091	538,195
Inventories, net	14,668,535	3,842,072
Total current assets	18,240,866	15,315,253

Non-current assets:
Property, plant and equipment, net	9,816	26,568
Deferred offering costs	—	854,684
Right-of-use assets, net	18,534	123,446
Deferred tax assets, net	19,734	—
Total non-current assets	48,084	1,004,698
Total Assets	$18,288,950	$16,319,951

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$209	$—
Taxes payable	88,214	2,676,376
Other payables and accrued liabilities	144,372	56,207
Lease liabilities – current	18,665	108,227
Total current liabilities	251,460	2,840,810

Non-current liabilities:
Deferred tax liabilities	—	266
Lease liabilities – non current	—	18,659
Total non-current liabilities	—	18,925
Total liabilities	251,460	2,859,735

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY*
Class A ordinary shares, US$0.00015 par value; 5,700,000,000 shares authorized; 1,152,588 and nil shares issued and outstanding as of September 30, 2025 and 2024, respectively	173	—
Class B ordinary shares, US$0.00015 par value; 300,000,000 shares authorized; 566,667 and nil shares issued and outstanding as of September 30, 2025 and 2024, respectively	85	—
Ordinary shares, US$0.00015 par value; 1,333,333 and nil shares issued and outstanding as of September 30, 2024 and 2025, respectively	—	200
Additional paid-in capital	17,981,003	19,800
Accumulated other comprehensive loss	(29,822)	(15,584)
Retained earnings	86,051	13,455,800
Total shareholders’ equity	18,037,490	13,460,216
Total liabilities and shareholders’ equity	$18,288,950	$16,319,951

*	Share and per share data give retroactive effect to the 1-for-15 reverse stock split executed on June 16, 2026.

See accompanying notes to consolidated financial statements.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
YEARS ENDED SEPTEMBER 30, 2025, 2024 AND 2023

	2025	2024	2023
Revenues	$21,150,042	$35,611,761	$50,278,937
Cost of revenues	(18,864,549)	(29,275,274)	(45,309,410)
Gross Profit	2,285,493	6,336,487	4,969,527

Operating expenses:
Selling and marketing	(25,497)	(32,738)	(34,132)
General and administrative	(1,184,369)	(1,118,217)	(1,141,069)
Share-based compensation	(14,236,000)	—	—
Total operating expenses	(15,445,866)	(1,150,955)	(1,175,201)

Income (loss) from operations	(13,160,373)	5,185,532	3,794,326

Other income (loss):
Other income	1,213	5,290	30,541
Other expenses	—	(2,726)	—
Interest income, net	1,464	(2,446)	10,269
Total other (loss) income, net	2,677	118	40,810

Income (loss) before income tax expenses	(13,157,696)	5,185,650	3,835,136
Income taxes	(212,053)	(903,282)	(679,815)

Net income (loss)	(13,369,749)	4,282,368	3,155,321
Other Comprehensive Loss
Foreign currency translation adjustment	(14,238)	(21,709)	24,697

Total Comprehensive Income (loss)	$(13,383,987)	$4,260,659	$3,180,018

Net income (loss) per share attributable to ordinary shareholders – basic and diluted*	(8.51)	3.21	2.37
Weighted average number of ordinary shares used in computing net income(loss) per share – basic and diluted*	1,571,251	1,333,333	1,333,333

*	Share and per share data give retroactive effect to the 1-for-15 reverse stock split executed on June 16, 2026.

See accompanying notes to consolidated financial statements.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
YEARS ENDED SEPTEMBER 30, 2025, 2024 AND 2023

	Ordinary Shares*							Accumulated
	Common stock		Class A		Class B		Additional	other	Retained
	No. of Shares	Amount	No. of Shares	Amount	No. of Shares	Amount	paid-in capital	comprehensive income (loss)	earnings (Deficit)	Total
		$		$		$	$	$	$	$
Balance as of September 30, 2022	1,333,333	200	—	—	—	—	19,800	(18,572)	6,018,111	6,019,539
Foreign currency translation adjustments	—	—	—	—	—	—	—	24,697	—	24,697
Net income	—	—	—	—	—	—	—	—	3,155,321	3,155,321
Balance as of September 30, 2023	1,333,333	200	—	—	—	—	19,800	6,125	9,173,432	9,199,557
Foreign currency translation adjustments	—	—	—	—	—	—	—	(21,709)	—	(21,709)
Net income	—	—	—	—	—	—	—	—	4,282,368	4,282,368
Balance as of September 30, 2024	1,333,333	200	—	—	—	—	19,800	(15,584)	13,455,800	13,460,216
Foreign currency translation adjustments	—	—	—	—	—	—	—	(14,238)	—	(14,238)
IPO issuance	95,833	14	—	—	—	—	3,725,247	—	—	3,725,261
Share-based compensation	285,833	43	—	—	—	—	14,235,957	—	—	14,236,000
Reclassification of common stock into Class A and Class B ordinary shares	(1,715,000)	(257)	—	—	—	—	(25,468)	—	—	(25,725)
Class A ordinary shares	—	—	1,152,588	173	—	—	17,052	—	—	17,225
Class B ordinary shares	—	—	—	—	566,667	85	8,415	—	—	8,500
Net income	—	—	—	—	—	—	—	—	(13,369,749)	(13,369,749)
Balance as of September 30, 2025	—	—	1,152,588	173	566,667	85	17,981,003	(29,822)	86,051	18,037,490

*	Share and per share data give retroactive effect to the 1-for-15 reverse stock split executed on June 16, 2026.

See accompanying notes to consolidated financial statements.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2025, 2024 AND 2023

	2025	2024	2023
Cash Flows from Operating Activities:
Net income (loss)	$(13,369,749)	$4,282,368	$3,155,321
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for inventory impairment	104,565	—	—
Depreciation	16,736	7,949	6,880
Amortization of right-of-use assets	—	74,119	—
Share-based compensation	14,236,000	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	10,479,551	(10,491,664)	—
Prepayments, other receivables and other assets	(2,844,433)	227,252	2,485,935
Inventories, net	(10,913,448)	1,908,309	(1,865,112)
Right-of-use assets	104,797	(197,565)	—
Deferred taxes	(19,704)	(2,176)	(603)
Accounts payable	209	—	—
Other payables and accrued liabilities	88,013	(374,684)	419,003
Taxes payable	(2,585,204)	914,775	673,214
Lease liabilities – current	(108,102)	108,465	—
Lease liabilities – non current	(266)	18,700	—
Net Cash Provided by (Used in) Operating Activities	(4,811,035)	(3,524,152)	4,874,638

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	—	(18,597)	(3,784)
Net Cash (Used in) Investing Activities	—	(18,597)	(3,784)

Cash Flows from Financing Activities:
(Repayment)/Advances to/from a director	—	—	(992,228)
Proceeds from IPO	4,856,352	—	—
Payments for deferred offering costs	(272,338)	(299,324)	(554,022)
Net Cash Provided by (Used in) Financing Activities	4,584,014	(299,324)	(1,546,250)
Effect of Exchange Rate Changes on Cash and Equivalents	(31,061)	(20,182)	21,673
Net Increase (Decrease) in Cash and Equivalents	(258,082)	(3,862,255)	3,346,277
Cash and Equivalents, – Beginning of Year	443,322	4,305,577	959,300
Cash and Equivalents – End of Year	$185,240	$443,322	$4,305,577

See accompanying notes to consolidated financial statements.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(1) Organization and Business Background

January 11, 2023, CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED (the “Company” or the “Group”) was incorporated in the Cayman Islands, as an exempted company and is an investment holding company. The Company is headquartered and has operations in Hong Kong. The Company is primarily engaged in sourcing and reselling recycled consumer electronic devices through CGTHK, the Hong Kong entity conducting substantially all of our business operations. CGTHK has been sourcing pre-owned consumer electronic devices (mainly smartphones, tablets, and laptops) from suppliers in the U.S., Japan, and some other developed countries, and our customers subsequently sell these goods to Southeast Asia and other regions.

Name	Date of Incorporation or Establishment	Place of Incorporation or Establishment	Percentage of Ownership	Principal Activity
Subsidiary:
Creative Global Technology (BVI) Limited	January 12, 2023	British Virgin Islands	100%	Investment holding
Creative Global Technology Limited	May 17, 2016	Hong Kong	100%	Trading

Group reorganization

In March 2023, CGT Holdings completed a reorganization of its corporate structure. CGT Holdings owns 100% equity interest in Creative Global Technology (BVI) Limited (“CGT BVI”), a BVI holding company formed on January 12, 2023. On March 9, 2023, CGT BVI became the 100% owner of CGTHK.

The consolidated balance sheets as of September 30, 2025 and 2024 present the assets and liabilities of the aforementioned companies now comprising the Group as if the current group structure had been in existence at those dates based on the same control aforementioned. The Company eliminates all significant intercompany balances and transactions in its consolidated financial statements (the “CFS”).

The movement in the Company’s authorized share capital and the number of ordinary shares outstanding and issued by the Company is also detailed in Note 10.

(2) Basis of Presentation and Significant Accounting Policies

Basis of Consolidation

The CFS of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries. All significant inter-company balances, transactions and cash flows are eliminated in consolidation.

Use of estimates and assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. In particular, the novel coronavirus (“COVID-19”) pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates including, but not limited to, useful lives of property, plant and equipment, impairment of long-lived assets, inventory valuation, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes, uncertain tax position and going concern. Actual results could differ from these estimates.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Foreign Currency Translation

The Company’s reporting currency is the United States dollar (“USD”). The functional currency of its Hong Kong subsidiaries is the Hong Kong dollar (the “HKD”). Results of operations and cash flows are translated at the average exchange rates during the period, and assets and liabilities are translated at the exchange rate at the end of the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation of amounts from HKD into USD was made at the following exchange rates:

Balance sheet items, except for equity accounts:
September 30, 2025	HKD7.7836 to $1
September 30, 2024	HKD7.7863 to $1

Statement of operations and cash flow items:
Year Ended September 30, 2025	HKD7.7953 to $1
Year Ended September 30, 2024	HKD7.8130 to $1
Year Ended September 30, 2023	HKD7.8330 to $1

Fair value measurement

The accounting standards regarding fair value (“FV”) of financial instruments and related FV measurements defines financial instruments and requires disclosure of the FV of financial instruments held by the Company.

The accounting standards define FV, establish a three-level valuation hierarchy for disclosures of FV measurements and enhance disclosure requirements for FV measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices, other than those included in Level 1 for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV.

The carrying amounts included in current assets and current liabilities in the consolidated balance sheets approximate their FVs because of the short-term nature of such instruments.

The Company values its short-term investment using alternative pricing sources and market observable inputs, and accordingly the Company classifies the valuation techniques that use these inputs as Level 2. This investment has original maturities of less than 1 year and this carrying value approximates its FV.

Cash and equivalents

Cash and equivalents are cash at bank, which are unrestricted as to withdrawal or use, and which have original maturities less than three months.

Accounts receivable, net

Accounts receivable are trade receivables from customers. Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The trade receivables are without customer collateral and interest is not accrued on past due accounts. The Company estimates the allowance for doubtful accounts receivable based on historical collection activity, current business environment and forecasts of future macroeconomic conditions that may affect the customers’ ability of payment according to ASC 326. The accounts receivable was segmented into groups based on certain credit risk characteristics, and the Company determined expected loss rates for each group based on historical loss experience adjusted for judgments about the effects of relevant observable data including default rates, lifetime for debt recovery, current and future economic conditions.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Prepayments, other receivables and other current assets

Prepayments are cash deposited or advanced to suppliers for future inventory acquisitions. This amount is refundable and bears no interest.

Other receivables and other current assets are short term in nature and primarily include office rental deposits and deposits to vendors. The Company estimates the allowance for other receivable based on historical collection activity, current business environment and forecasts of future macroeconomic conditions that may affect the customers’ ability of payment according to ASC 326. The other receivable was segmented into groups based on certain credit risk characteristics, and the Group determined expected loss rates for each group based on historical loss experience adjusted for judgments about the effects of relevant observable data including default rates, lifetime for debt recovery, current and future economic conditions. No allowance was required as of September 30, 2025 or 2024.

Inventories

Inventories consist principally of pre-owned electronic devices for selling purpose and are stated at the lower of cost (first-in, first-out basis) or net realizable value. Cost includes freight-in charges, import expenses, and acquisition cost.

Property, Plant and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and any impairment losses. Major renewals, betterments, and improvements are capitalized to the asset accounts while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed to operations. At the time property, plant, and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation or amortization accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to operations.

The Company depreciates property, plant, and equipment using the straight-line method over their estimated useful lives of the assets with no residual value as follows:

Furniture and fixtures	4 years
Office equipment	4 years
Devices for rental	4 years
Leasehold improvement	2 years

Leases

ROU assets represent our rights to use underlying assets for the lease terms and lease liabilities represent our obligation to make lease payments arising from the leases. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term, reduced by lease incentives received, plus any initial direct costs, using the discount rate for the lease at the commencement date. If the implicit rate in lease is not readily determinable for our operating leases, we generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We elected not to separate non-lease components from lease components; therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract for the office leases. Lease payments are fixed.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(2) Basis of Presentation and Significant Accounting Policies (cont.)

For operating leases, lease expense is recognized on a straight-line basis over the lease term.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU asset and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

Deferred offering costs

Deferred offering costs consisted of legal, accounting, underwriting and other costs directly attributable to the Company’s initial public offering. Upon completion of the initial public offering, such costs were charged against the gross proceeds and recorded as a reduction of additional paid-in capital. Costs associated with an abandoned offering are expensed in the consolidated statements of operations and comprehensive income.

Other payables and accrued liabilities

Other payables and accrued liabilities primarily include deferred rental income, customers’ deposits, Mandatory Provident Fund payable and other accruals and payables.

Related parties

We follow ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

The details of related party transactions during the years ended September 30, 2025, 2024 and 2023 and balances as of September 30, 2025 and 2024 are set out in Note 8.

Revenue Recognition

The Company follows ASC Topic 606, Revenue from Contracts with Customers, and all subsequent ASUs that modified ASC 606. The Company derives revenue principally from trading of pre-owned electronic devices and revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

A contract contains a promise (or promises) to transfer goods or services to a customer. A performance obligation is a promise (or a group of promises) that is distinct. The transaction price is the amount of consideration a company expects to be entitled from a customer in exchange for providing the goods or services.

The unit of account for revenue recognition is a performance obligation (a good or service). A contract may contain one or more performance obligations. Performance obligations are accounted for separately if they are distinct. A good or service is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and the good or service is distinct in the context of the contract. Otherwise, performance obligations are combined with other promised goods or services until the Company identifies a bundle of goods or services that is distinct. Promises in contracts which do not result in the transfer of a good or service are not performance obligations, as well as those promises that are administrative in nature, or are immaterial in the context of the contract. The Company has addressed whether various goods and services promised to the customer represent distinct performance obligations. The Company applied the guidance of ASC Topic 606-10-25-16 through 18 in order to verify which promises should be assessed for classification as distinct performance obligations.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(2) Basis of Presentation and Significant Accounting Policies (cont.)

The transaction price is allocated to each performance obligation in the contract on the basis of the relative stand-alone selling prices of the promised goods or services. The individual standalone selling price of a good or service that has not previously been sold on a stand-alone basis, or has a highly variable selling price, is determined based on the residual portion of the transaction price after allocating the transaction price to goods and/or services with observable stand-alone selling price. A discount or variable consideration is allocated to one or more, but not all, of the performance obligations if it relates specifically to those performance obligations.

Transaction price is the amount of consideration in the contract to which the Company expects to be entitled in exchange for transferring the promised goods or services. The transaction price may be fixed or variable and is adjusted for time value of money if the contract includes a significant financing component. Consideration payable to a customer is deducted from the transaction price if the Company does not receive a separate identifiable benefit from the customer. When consideration is variable, if applicable, the estimated amount is included in the transaction price to the extent that it is highly probable that a significant reversal of the cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved.

Revenue may be recognized at a point in time or over time following the timing of satisfaction of the performance obligation. If a performance obligation is satisfied over time, revenue is recognized based on the percentage of completion reflecting the progress towards complete satisfaction of that performance obligation. Typically, performance obligation for products where the process is described as below, the performance obligation is satisfied at point in time.

The Company currently generates its revenue from the following main sources:

a. Wholesale of pre-owned electronic devices

For the wholesale of pre-owned electronic devices, the Company typically signs sales contracts with its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the product to the customer at Company’s inventory warehouse or their specified location at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product. Typical payment terms set forth in the sales contract is payment in full before delivery.

b. Retail sales of pre-owned electronic devices

For the retail sales of pre-owned electronic devices s, the customers comes up to the Company’s sales counter and after inspecting the pre-owned electronic devices and accepts the condition of the pre-owned electronic devices, the customers will pay in cash in full and sign the delivery order as evidence for acceptance of goods delivered. The signing of the delivery order serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the product to the customer at Company’s sales counter at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product.

c. Device rental

The Company provides rental services for electronic devices to customers. The Company will sign rental contract with customers which will set forth the terms and conditions including the transaction price and period, products to be delivered, terms of delivery, and terms of payment. The rental contract is typically less than six months. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is identified as a single performance obligation where delivery of the finished product to the customer at the location specified by the customer and completed all the services agreed upon in the rental contract. The completion of this earning process is typically evidenced by a written customer acceptance of laptops at the beginning of the rental period and recognized over time on monthly basis during the rental period.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Cost of revenues

a. Cost of wholesale of pre-owned electronic devices

Cost of wholesale of pre-owned electronic devices, which is directly related to revenue generating transactions, primarily consists of acquisition cost and shipping costs.

b. Cost of device rental

Cost of device rental, which is directly related to revenue generating transactions, primarily consists of depreciation cost of the rental devices.

Selling and marketing expenses

Selling and marketing expenses consist primarily of salaries, promotion expenses and transportation expenses.

General and administrative expenses

General and administrative expenses consist primarily of personnel-related compensation expenses, including salaries, office rental and property management fees, professional services fees, depreciation, travelling expenses, office supplies, utilities, communication and expenses related to general operations.

Income Taxes

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC Topic 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain.

The Company follows ASC Topic 740-10-05, Income Tax, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Deferred taxes are charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Comprehensive Income (Loss)

The Company presents comprehensive income (loss) in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in the consolidated financial statements. The components of comprehensive income (loss) consisted of net income (loss) and foreign currency translation adjustments.

Earnings (loss) Per Share

Basic earnings per share (“EPS”) is computed by dividing the net income attributable to the ordinary shareholders by the weighted average number of shares of ordinary share outstanding during the period. Diluted EPS is computed similar to basic EPS except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary shares had been issued and if the additional ordinary shares were dilutive. There were no potentially dilutive securities that were in-the-money that were outstanding during the years ended September 30, 2025 and 2024. All share and per-share information has been retroactively adjusted to reflect the 1-for-15 Share Consolidation described in Notes 10 and 15.

Commitments and contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. We recognize a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. We may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 replaced the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 requires use of a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. In October 2019, the FASB issued ASU No. 2019-10, “Financial Instruments-Credit Losses (Topic 326): Effective Dates”, to finalize the effective date delays for private companies, not-for-profits, and smaller reporting companies applying the CECL standards. The ASU is effective for reporting periods beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company adopted Topic 326 on October 1, 2023. The adoption of the ASU 2016-13 did not have a material impact on our CFS.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(2) Basis of Presentation and Significant Accounting Policies (cont.)

In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848). ASU No. 2021-01 is an update of ASU No. 2020-04, which is in response to concerns about structural risks of interbank offered rates, and particularly the risk of cessation of LIBOR. Regulators have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. ASU No. 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU No. 2020-04 is elective and applies to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU No. 2021-01 update clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The amendments in this update are effective immediately through December 31, 2022, for all entities. On December 21, 2022, the FASB issued a new Accounting Standards Update ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, that extends the sunset (or expiration) date of ASC Topic 848 to December 31, 2024. This gives reporting entities two additional years to apply the accounting relief provided under ASC Topic 848 for matters related to reference rate reform. The Company does not expect the cessation of LIBOR to have a material impact on the Company’s CFS.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 enhances the disclosure requirements for reportable segments to provide more detailed and decision-useful information to financial statement users. The amendments require public entities to disclose significant segment expense categories and amounts, other segment items, and additional information about the chief operating decision maker (CODM). The ASU also requires that all annual segment disclosures be provided in interim periods and clarifies that entities with a single reportable segment are subject to the same disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods beginning after December 15, 2024. Accordingly, the Company adopted ASU 2023-07 effective as of October 1, 2024. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements other than expanded disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s CFS.

(3) Accounts receivable

Accounts receivable as of September 30, 2025 and 2024 consisted of the following:

	2025	2024
Accounts receivable	$—	$10,491,664
Less: allowance for doubtful accounts	—	—
	$—	$10,491,664

(4) Prepayments, other receivables and other current assets

Prepayments, other receivables and other current assets consisted of the following as of September 30, 2025, and 2024:

	2025	2024
Deposits and prepayments	$105,845	$77,538
Advance to suppliers	3,281,246	460,657
	$3,387,091	$538,195

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(5) Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost is determined on the first-in, first-out basis. Net realizable value is based on estimated selling prices less immaterial costs to sell, if any.

The components of inventories were as follows of September 30, 2025, and 2024:

	2025	2024
Smartphones	$12,725,500	$645,832
Tablets	273,956	570,441
Laptops and other	1,774,255	2,625,799
Less: Inventory Impairment	(105,176)	—
Total inventories, net	$14,668,535	$3,842,072

(6) Property, plant and equipment, net

As of September 30, 2025, and 2024, property, plant and equipment, net consisted of the following:

	2025	2024
Devices for rental	$7,709	$7,706
Office equipment	12,661	12,657
Furniture and fixtures	4,840	4,838
	22,282	22,275
Total	47,492	47,476
Less: accumulated depreciation	(37,676)	(20,908)
Property, plant and equipment, net	$9,816	$26,568

No impairment loss was recorded for the years ended September 30, 2025 and 2024.

(7) Leases

Our operating leases primarily consist of leases of offices and storage space. The Company determines whether an arrangement contains a lease by evaluating whether it conveys the right to control the use of an identified asset. As of September 30, 2025, the Company recognized right-of-use assets and lease liabilities for leases that did not qualify for the short-term lease exemption in accordance with ASC 842.

Supplemental balance sheet information related to leases was as follows as of September 30, 2025 and 2024:

	2025	2024
Operating lease ROU assets	$18,534	$123,446
Current operating lease obligation	18,665	108,227
Non-current operating lease obligation	—	18,659
Total operating lease obligation	$18,665	$126,886

Operating lease expense for the year ended September 30, 2025 was $111,855.

The undiscounted future minimum lease payment schedule as of September 30, 2025 is as follows by years:

2026	$18,802
Total lease payments	18,802
Less: interest	137
Present value of lease liabilities	$18,665

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(8) Related Party Balance and Transactions

We had no other related party transactions during the years ended September 30, 2025, 2024 and 2023.

As of September 30, 2025, 2024 and 2023, the Company had no outstanding related-party balances.

(9) Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following as of September 30, 2025, and 2024:

	2025	2024
Others	$144,372	$56,207
Totals	$144,372	$56,207

(10) Shareholders’ equity

Ordinary share

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on January 11, 2023, with an authorized share capital of US$50,000 divided into 50,000 shares of US$1 each. On the date of incorporation, 1 share was issued to Charlotte Cloete, which was transferred to HSZ Holdings Limited for US$1.

On April 11, 2023, the Company’s authorized share capital increased to US$500,000 divided into 500,000 shares of par value of US$1 each; and on April 11, 2023, the Company issued 19,999 ordinary shares to HSZ Holdings Limited at par value of US$1 each for US$19,999. After the transaction, the Company had 20,000 shares issued and outstanding at par value US$1 each.

On April 11, 2023, each of the issued and unissued ordinary shares of the Cayman Company was subdivided into 1,000 shares with a par value of US$0.001 each, as a result, the authorized share capital of the Company became US$500,000 divided into 500,000,000 ordinary shares with a par value of US$0.001 each. Total issued shares became 20,000,000 shares at par value US$ 0.001 each.

On November 26, 2024, the Company closed its initial public offering (“IPO”) of 95,833 split-adjusted ordinary shares (1,437,500 ordinary shares before the Share Consolidation), at $4.00 per pre-consolidation share. The gross proceeds from the IPO were $5.75 million, before deducting underwriting discounts and other related expenses.

On March 10, 2025, the share capital of the Company is $2,000,000.00 divided into 1,900,000,000 Class A Ordinary Shares of par value $0.001 each and 100,000,000 Class B Ordinary Shares of par value $0.001 each. 8,500,000 authorized and issued and outstanding Ordinary Shares held by HSZ HOLDINGS LIMITED were redesignated into Class B Ordinary Shares and the remaining authorized but unissued 1,882,775,000 Ordinary Shares be and are redesignated into Class A Ordinary Shares on a one for one basis, and the remaining authorized but unissued 91,500,000 Ordinary Shares be and are redesignated into Class B Ordinary Shares on a one for one basis.

On June 12, 2026, the shareholders approved, among other matters, an increase in the Company’s authorized share capital from US$2,000,000 to US$90,000,000, a reduction in the par value of each ordinary share from US$0.001 to US$0.00001, an increase in the voting rights attached to each Class B ordinary share from 20 votes to 100 votes, and the adoption of the Third Amended and Restated Memorandum and Articles of Association.

On June 16, 2026, the Board approved a 1-for-15 consolidation of the Company’s Class A and Class B ordinary shares (the “Share Consolidation”). The Share Consolidation became effective post-market on July 6, 2026, and the Class A ordinary shares began trading on a split-adjusted basis on July 7, 2026. Following the par-value reduction and Share Consolidation, the par value of each ordinary share is US$0.00015. Fractional shares were rounded up to the nearest whole share, resulting in 4,255 additional Class A ordinary shares.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(10) Shareholders’ equity (cont.)

All share and per-share information presented in these consolidated financial statements has been retroactively adjusted to reflect the Share Consolidation. On a split-adjusted basis, 1,152,588 Class A ordinary shares and 566,667 Class B ordinary shares were issued and outstanding as of September 30, 2025, and 1,333,333 ordinary shares were issued and outstanding as of September 30, 2024. The par-value changes reduced stated share capital from $25,725 to $258 as of September 30, 2025 and from $20,000 to $200 as of September 30, 2024; the corresponding $25,467 and $19,800 reductions were reclassified to additional paid-in capital, increasing additional paid-in capital to $17,981,003 and $19,800, respectively, with no effect on total shareholders’ equity. After giving effect to the par-value reduction and Share Consolidation, the authorized share capital is represented by 5,700,000,000 Class A ordinary shares and 300,000,000 Class B ordinary shares, each with a par value of US$0.00015, for an aggregate nominal amount of US$900,000.

(11) Share-based compensation

On January 17, 2025, the Company’s board of directors approved the 2024 Stock Incentive Plan (the “2024 Plan”), which was subsequently registered through Form S-8 filed on January 22, 2025. The 2024 Plan is designed to motivate, attract and retain directors, consultants, and key employees to exert their best efforts on behalf of the Company and align their interests with those of the Company’s shareholders. Under the 2024 Plan, the Company originally authorized the issuance of up to 4,287,500 ordinary shares for awards before the Share Consolidation.

As of March 19, 2025, the Company had issued and granted 285,833 split-adjusted ordinary shares under the 2024 Plan (4,287,500 ordinary shares before the Share Consolidation), with a value of $14,236,000.

(12) Income Taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of the Cayman Islands. The Company mainly conducts its operating business through its subsidiary in Hong Kong. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

The Company’s subsidiary incorporated in the British Virgin Islands (“BVI”) which is a BVI business company is exempt from all provisions of the Income Tax Act of the BVI (including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by the company to persons who are not persons resident in the BVI).

Hong Kong

The Company’s Hong Kong subsidiaries are subject to Hong Kong Profits Tax on their taxable income as reported in their statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. Hong Kong Profits Tax was calculated at 16.5%, 16.5% and 16.5% of the estimated assessable profit for the years ended September 30, 2025, 2024 and 2023. Tax losses, if any, can be carried forward to offset profits in future years until fully absorbed but cannot be carried back.

Significant components of the provisions for income taxes for the years ended September 30, 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Provision for Income Taxes
Current Tax Provision Hong Kong	$232,048	$905,452	$680,424
Deferred Tax (Reversal)/Provision Hong Kong	(19,995)	(2,170)	(609)
Total Provision for Income Taxes	$212,053	$903,282	$679,815

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(12) Income Taxes (cont.)

During the years ended September 30, 2025, 2024, and 2023, the effective income tax rate was estimated by the Company to be (1.61)%,17.4% and 17.73%, respectively.

The following table reconciles the statutory rate to the Company’s effective tax rate:

	2025	2024	2023
HK federal statutory tax rate	16.50%	16.50%	16.50%
Effect of the HK preferential tax rate	0.16%	(0.41)%	(0.56)%
Other differences	(0.66)%	1.40%	1.79%
Over-provision in prior year	0.06%	0.16%	—
Effect of income tax rate difference in other jurisdictions	17.68%	(0.11)%	0.03%
Exchange rate conversion difference	0.01%	(0.14)%	—
Effective tax rate	(1.61)%	17.40%	17.70%

Management reviews this valuation allowance periodically and will make adjustments as warranted. A summary of the otherwise deductible (or taxable) deferred tax items is as follows as of September 30, 2025, and 2024:

	2025	2024
Deferred tax assets
Depreciation expense of property, plant and equipment	$2,455	$—
Allowance for inventory	17,279	—

Less: valuation allowance	—	—
Total deferred tax assets	$19,734	$—

	2025	2024
Deferred tax liabilities
Depreciation expense of property, plant and equipment	$—	$266
Allowance for inventory	—	—

Less: valuation allowance	—	—
Total deferred tax liabilities	$—	$266

Uncertain tax positions

The Company evaluates uncertain tax position including the potential application of interest and penalties based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of September 30, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions. All taxes were accrued and payable to the Hong Kong Government.

Taxes payable consisted of Hong Kong profits tax payable as of September 30, 2025 and 2024, as follows:

	2025	2024
Hong Kong profits tax payable	$88,214	$2,676,376
Total taxes payable	$88,214	$2,676,376

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(13) Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker(“CODM”) for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operating results by the revenue from different products or services. Based on management’s assessment, the Company determined it has one operating segment.

	2025	2024	2023
Revenues	$21,150,042	$35,611,761	$50,278,937
Cost of revenues	(18,864,549)	(29,275,274)	(45,309,410)
Gross profit	2,285,493	6,336,487	4,969,527
Profit margin	10.8%	17.8%	9.9%

Operating expenses:
Selling and marketing	(25,497)	(32,738)	(34,132)
General and administrative	(1,184,369)	(1,118,217)	(1,141,069)
Share-based compensation	(14,236,000)	—	—
Total operating expenses	(15,445,866)	(1,150,955)	(1,175,201)
Income (loss) from operations	(13,160,373)	5,185,532	3,794,326
Operating margin	-62.2%	14.6%	7.6%

Other income(loss), net:
Other income	1,213	5,290	30,541
Other expenses	—	(2,726)	—
Interest income, net	1,464	(2,446)	10,269
	2,677	118	40,810
Income (loss) before taxes	(13,157,696)	5,185,650	3,835,136
Income tax	(212,053)	(903,282)	(679,815)
Net income (loss)	$(13,369,749)	$4,282,368	$3,155,321

(14) Risks and Uncertainties

The Company’s operations are in Hong Kong. Accordingly, any changes in demand, economic and political developments and regulatory changes in the region will have an effect on the Company’s business, results of operations and financial condition.

Customer concentration risk

For the years ended September 30, 2025, 2024 and 2023, customers accounting for 10% or more of total revenues are as follows:

	2025		2024		2023
Customer		%		%		%
A	7,331,333	34.7	$15,458,421	43.4	—	—
B	4,042,798	19.1	6,738,937	18.9
C	3,759,910	17.8			5,554,474	11.0
D	—				5,748,637	11.4

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025 AND 2024

(14) Risks and Uncertainties (cont.)

For the years ended September 30, 2025, 2024 and 2023, customers accounting for 10% or more of accounts receivable are as follows:

	2025		2024		2023
Customer		%		%		%
E	—	—	2,041,922	19.5	—	—
F	—	—	1,985,869	18.9	—	—
G	—	—	1,979,011	18.9	—	—
A	—	—	1,844,322	17.6	—	—
H	—	—	1,185,300	11.3	—	—

Vendor concentration risk

For the years ended September 30, 2025, 2024 and 2023, the vendors which accounted for 10% or more of total purchases are as follows:

	2025		2024		2023
Vendor		%		%		%
A	$5,785,990	19.7	$—	—	—	—
B	4,903,050	16.7	—	—	$—	—
C	4,384,274	15.0	3,722,438	13.8	—	—
D	3,352,637	11.4	—	—	—	—
E	—	—	11,330,745	42.0	15,063,407	32.4
F	—	—	—	—	11,397,173	24.5
G	—	—	4,223,162	15.6	6,682,636	14.4

(15) Subsequent Events

The Company assessed events from September 30, 2025 through January 30, 2026, when these consolidated financial statements were originally available to be issued. After their original issuance, on June 12, 2026, holders representing approximately 95.39% of total voting power and 100% of the Class B ordinary shares approved the capital and voting changes described in Note 10 and authorized the Board, for two years, to effect up to five share consolidations at ratios of up to 1-for-1,500. Shangzhao (Cizar) Hong’s voting power consequently increased from approximately 91.25% to 98.11%. On June 16, 2026, the Board approved a 1-for-15 Share Consolidation, effective post-market on July 6, 2026; split-adjusted Nasdaq trading began July 7, 2026 under “CGTL” and new CUSIP G2563P110. Each 15 issued and unissued Class A and Class B ordinary shares were consolidated into one share of the corresponding class, the par value of each ordinary share became US$0.00015, and the consolidation resulted in 4,255 additional Class A ordinary shares. All share and per-share amounts presented herein have been retroactively adjusted for the Share Consolidation.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2026 AND SEPTEMBER 30, 2025

	March 31, 2026	September 30, 2025
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$493,784	$185,240
Prepayments, other receivables and other current assets	6,402,513	3,387,091
Inventories, net	6,854,055	14,668,535
Total current assets	13,750,352	18,240,866

Non-current assets:
Property, plant and equipment, net	5,263	9,816
Right-of-use assets, net	135,908	18,534
Deferred tax assets, net	717,435	19,734
Total non-current assets	858,606	48,084
Total Assets	$14,608,958	$18,288,950

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$208	$209
Tax payable	87,654	88,214
Other payables and accrued liabilities	108,365	144,372
Amounts due to related parties	18,016	—
Lease liabilities – current	80,172	18,665
Total current liabilities	294,415	251,460

Non-current liabilities:
Lease liabilities – non current	55,736	—
Total non-current liabilities	55,736	—
Total liabilities	350,151	251,460

SHAREHOLDERS’ EQUITY*
Class A ordinary shares (US$0.00015 par value per share; 5,700,000,000 A shares authorized, 1,152,588 shares issued and outstanding)	173	173
Class B ordinary shares (US$0.00015 par value per share; 300,000,000 B Shares authorized,566,667 shares issued and outstanding)	85	85
Additional paid-in capital	17,981,003	17,981,003
Retained earnings (Deficit)	(3,671,264)	86,051
Accumulated other comprehensive loss	(51,190)	(29,822)
Total shareholders’ equity	14,258,807	18,037,490
Total liabilities and shareholders’ equity	$14,608,958	$18,288,950

*	Share and per share data give retroactive effect to the 1-for-15 reverse stock split executed on June 16, 2026.

See accompanying notes to the unaudited interim condensed consolidated financial statements.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED MARCH 31, 2026 AND 2025

	2026	2025
Revenues	$18,413,179	$12,248,499
Cost of revenues	(22,188,832)	(10,700,185)
Gross Profit	(3,775,653)	1,548,314

Operating expenses:
Selling and marketing	(10,097)	(15,429)
General and administrative	(669,909)	(885,228)
Share-based compensation	—	(14,236,000)
Total operating expenses	(680,006)	(15,136,657)
Loss from operations	(4,455,659)	(13,588,343)

Other income/(loss):
Other income	(2,584)	10,089
Interest income, net	78	1,278
	(2,506)	11,367
Loss before taxes	(4,458,165)	(13,576,976)
Income tax benefit (expense)	700,850	(142,362)
Net loss	(3,757,315)	(13,719,338)

Other Comprehensive Loss
Foreign currency translation adjustment	$(21,368)	$(20,937)
Total Comprehensive Loss	$(3,778,683)	$(13,740,275)

Net Loss per share attributable to ordinary shareholders basic and diluted*	$(2.19)	$(9.62)
Weighted average number of ordinary shares used in computing net loss per share basic and diluted*	1,719,255	1,426,712

*	Share and per share data give retroactive effect to the 1-for-15 reverse stock split executed on June 16, 2026.

See accompanying notes to the unaudited interim condensed consolidated financial statements.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED MARCH 31, 2026 AND 2025

	Ordinary Shares*							Accumulated
	Common stock		Class A		Class B		Additional	other	Retained
	No. of Shares	Amount	No. of Shares	Amount	No. of Shares	Amount	paid-in capital	comprehensive income (loss)	earnings (Deficit)	Total
		$		$		$	$	$	$	$
Balance as of October 1, 2024	1,333,333	200	—	—	—	—	19,800	(15,584)	13,455,800	13,460,216
Foreign currency translation adjustments	—	—	—	—	—	—	—	(20,937)	—	(20,937)
IPO Issuance	95,833	14	—	—	—	—	3,725,247	—	—	3,725,261
Share-based compensation	285,833	43	—	—	—	—	14,235,957	—	—	14,236,000
Common stock reclassification	(1,715,000)	(257)	—	—	—	—	(25,468)	—	—	(25,725)
Class A ordinary shares	—	—	1,152,588	173	—	—	17,052	—	—	17,225
Class B ordinary shares	—	—	—	—	566,667	85	8,415	—	—	8,500
Net income	—	—	—	—	—	—	—	—	(13,719,338)	(13,719,338)
Balance as of March 31, 2025	—	—	1,152,588	173	566,667	85	17,981,003	(36,521)	(263,538)	17,681,202

Balance as of October 1, 2025	—	—	1,152,588	173	566,667	85	17,981,003	(29,822)	86,051	18,037,490
Foreign currency translation adjustments	—	—	—	—	—	—	—	(21,368)	—	(21,368)
Net income	—	—	—	—	—	—	—	—	(3,757,315)	(3,757,315)
Balance as of March 31, 2026	—	—	1,152,588	173	566,667	85	17,981,003	(51,190)	(3,671,264)	14,258,807

*	Share and per share data give retroactive effect to the 1-for-15 reverse stock split executed on June 16, 2026.

See accompanying notes to the unaudited interim condensed consolidated financial statements.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED MARCH 31, 2026 AND 2025

	2026	2025
Cash Flows from Operating Activities:
Net income (loss)	$(3,757,315)	$(13,719,338)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,611	8,328
Share-based compensation	—	14,236,000
Changes in operating assets and liabilities:
Accounts receivable	—	10,502,860
Prepayments, other receivables and other current assets	(2,983,013)	(2,907,404)
Right-of-use assets	(116,918)	50,464
Deferred tax assets	(695,628)	(1,060)
Accounts payable	(3)	209
Other payables and accrued liabilities	(36,933)	104,476
Tax payable	(1,185)	(2,508,590)
Right-of-use liabilities-current	116,786	(53,382)
Inventory	7,897,030	(10,480,692)
Amounts due to related parties	17,966
Deferred tax liability	—	(266)
Net Cash Provided by (Used in) Operating Activities	445,398	(4,768,395)

Cash Flows from Financing Activities:
Proceeds from IPO	—	4,854,914
Receipt of share capital	—	1,438
Payments for deferred offering costs	—	(272,403)
Net Cash provided by Financing Activities	—	4,583,949
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(136,854)	(38,144)
Net Increase (Decrease) in Cash and Cash Equivalents	308,544	(222,590)
Cash, Cash Equivalents and Restricted Cash – Beginning of Period	185,240	443,322
Cash, Cash Equivalents and Restricted Cash – End of Period	$493,784	$220,732

See accompanying notes to the unaudited interim condensed consolidated financial statements.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(1) Organization and Business Background

On January 11, 2023, CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED (the “Company” or the “Group”) was incorporated in the Cayman Islands, as an exempted company and is an investment holding company. The Company is headquartered and has operations in Hong Kong. The Company is primarily engaged in sourcing and reselling recycled consumer electronic devices through CGTHK, the Hong Kong entity conducting substantially all of our business operations. CGTHK has been sourcing pre-owned consumer electronic devices (mainly smartphones, tablets, and laptops) from suppliers in the U.S., Japan, and some other developed countries, and our customers subsequently sell these goods to Southeast Asia and other regions.

Name	Date of Incorporation or Establishment	Place of Incorporation or Establishment	Percentage of Ownership	Principal Activity
Subsidiary:
Creative Global Technology (BVI) Limited	January 12, 2023	British Virgin Islands	100%	Investment holding
Creative Global Technology Limited	May 17, 2016	Hong Kong	100%	Trading

Group reorganization

In March 2023, CGT Holdings completed a reorganization of its corporate structure. CGT Holdings owns 100% equity interest in Creative Global Technology (BVI) Limited (“CGT BVI”), a BVI holding company formed on January 12, 2023. On March 9, 2023, CGT BVI became the 100% owner of CGTHK.

The unaudited interim condensed consolidated balance sheets as of March 31, 2026 and September 30, 2025 present the assets and liabilities of the companies comprising the Group. The Company eliminates all significant intercompany balances and transactions in its consolidated financial statements (the “CFS”).

The movement in the Company’s authorized share capital and the number of ordinary shares outstanding and issued by the Company is also detailed in Note 9.

(2) Basis of Presentation and Significant Accounting Policies

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and the applicable rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by US GAAP for complete annual financial statements and should be read together with the Company’s audited consolidated financial statements as of and for the years ended September 30, 2025 and 2024. In management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation have been included. Results for the six months ended March 31, 2026 are not necessarily indicative of results for the fiscal year ending September 30, 2026.

Basis of Consolidation

The CFS of the Company are prepared in accordance with US GAAP and include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries. All significant intercompany balances, transactions and cash flows are eliminated in consolidation.

Use of estimates and assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. In particular, the novel coronavirus (“COVID-19”) pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates including, but not limited to, useful lives of property, plant and equipment, impairment of long-lived assets, inventory valuation, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes, uncertain tax position and going concern. Actual results could differ from these estimates.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Foreign Currency Translation

The Company’s reporting currency is the United States dollar (“USD”). The functional currency of its Hong Kong subsidiaries is the Hong Kong dollar (the “HKD”). Results of operations and cash flows are translated at the average exchange rates during the period, and assets and liabilities are translated at the exchange rate at the end of the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation of amounts from HKD into USD was made at the following exchange rates:

Balance sheet items, except for equity accounts:
March 31, 2026	HKD7.8333 to $1
September 30, 2025	HKD7.7836 to $1

Statement of operations and cash flow items:
March 31, 2026	HKD7.7995 to $1
March 31, 2025	HKD7.7780 to $1

Fair value measurement

The accounting standards regarding fair value (“FV”) of financial instruments and related FV measurements defines financial instruments and requires disclosure of the FV of financial instruments held by the Company.

The accounting standards define FV, establish a three-level valuation hierarchy for disclosures of FV measurements and enhance disclosure requirements for FV measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices, other than those included in Level 1 for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV.

The carrying amounts included in current assets and current liabilities in the consolidated balance sheets approximate their FVs because of the short-term nature of such instruments.

The Company values its short-term investment using alternative pricing sources and market observable inputs, and accordingly the Company classifies the valuation techniques that use these inputs as Level 2. This investment has original maturities of less than 1 year and this carrying value approximates its FV.

Cash and equivalents

Cash and equivalents are cash at bank, which are unrestricted as to withdrawal or use, and which have original maturities less than three months.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Accounts receivable, net

Accounts receivable are trade receivables from customers. Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The trade receivables are without customer collateral and interest is not accrued on past due accounts. The Company estimates the allowance for doubtful accounts receivable based on historical collection activity, current business environment and forecasts of future macroeconomic conditions that may affect the customers’ ability of payment according to ASC 326. The accounts receivable was segmented into groups based on certain credit risk characteristics, and the Company determined expected loss rates for each group based on historical loss experience adjusted for judgments about the effects of relevant observable data including default rates, lifetime for debt recovery, current and future economic conditions.

Prepayments, other receivables and other current assets

Prepayments are cash deposited or advanced to suppliers for future inventory acquisitions. This amount is refundable and bears no interest.

Other receivables and other current assets are short term in nature and primarily include office rental deposits and deposits to vendors. The Company estimates the allowance for other receivable based on historical collection activity, current business environment and forecasts of future macroeconomic conditions that may affect the customers’ ability of payment according to ASC 326. The other receivable was segmented into groups based on certain credit risk characteristics, and the Group determined expected loss rates for each group based on historical loss experience adjusted for judgments about the effects of relevant observable data including default rates, lifetime for debt recovery, current and future economic conditions. No allowance was required as of March 31, 2026 or September 30, 2025.

Inventories

Inventories consist principally of pre-owned electronic devices for selling purpose and are stated at the lower of cost (first-in, first-out basis) or net realizable value. Cost includes freight-in charges, import expenses, and acquisition cost.

Property, Plant and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and any impairment losses. Major renewals, betterments, and improvements are capitalized to the asset accounts while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed to operations. At the time property, plant, and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation or amortization accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to operations.

The Company depreciates property, plant, and equipment using the straight-line method over their estimated useful lives of the assets with no residual value as follows:

Furniture and fixtures	4 years
Office equipment	4 years
Devices for rental	4 years
Leasehold improvement	2 years

Leases

ROU assets represent our rights to use underlying assets for the lease terms and lease liabilities represent our obligation to make lease payments arising from the leases. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term, reduced by lease incentives received, plus any initial direct costs, using the discount rate for the lease at the commencement date. If the implicit rate in lease is not readily determinable for our operating leases, we generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We elected not to separate non-lease components from lease components; therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract for the office leases. Lease payments are fixed.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(2) Basis of Presentation and Significant Accounting Policies (cont.)

For operating leases, lease expense is recognized on a straight-line basis over the lease term.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU asset and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

Deferred offering costs

Deferred offering costs consisted of legal, accounting, underwriting and other costs directly attributable to the Company’s initial public offering. Upon completion of the initial public offering, such costs were charged against the gross proceeds and recorded as a reduction of additional paid-in capital. Costs associated with an abandoned offering are expensed in the unaudited interim condensed consolidated statements of operations and comprehensive loss.

Other payables and accrued liabilities

Other payables and accrued liabilities primarily include deferred rental income, customers’ deposits, Mandatory Provident Fund payable and other accruals and payables.

Related parties

We follow ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

The details of related party transaction during the six months ended March 31, 2026 and 2025 and balances as of March 31, 2026 and September 30, 2025 are set out in Note 7.

Revenue Recognition

The Company follows ASC Topic 606, Revenue from Contracts with Customers, and all subsequent ASUs that modified ASC 606. The Company derives revenue principally from trading of pre-owned electronic devices and revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

A contract contains a promise (or promises) to transfer goods or services to a customer. A performance obligation is a promise (or a group of promises) that is distinct. The transaction price is the amount of consideration a company expects to be entitled from a customer in exchange for providing the goods or services.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(2) Basis of Presentation and Significant Accounting Policies (cont.)

The unit of account for revenue recognition is a performance obligation (a good or service). A contract may contain one or more performance obligations. Performance obligations are accounted for separately if they are distinct. A good or service is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and the good or service is distinct in the context of the contract. Otherwise, performance obligations are combined with other promised goods or services until the Company identifies a bundle of goods or services that is distinct. Promises in contracts which do not result in the transfer of a good or service are not performance obligations, as well as those promises that are administrative in nature, or are immaterial in the context of the contract. The Company has addressed whether various goods and services promised to the customer represent distinct performance obligations. The Company applied the guidance of ASC Topic 606-10-25-16 through 18 in order to verify which promises should be assessed for classification as distinct performance obligations.

The transaction price is allocated to each performance obligation in the contract on the basis of the relative stand-alone selling prices of the promised goods or services. The individual standalone selling price of a good or service that has not previously been sold on a stand-alone basis, or has a highly variable selling price, is determined based on the residual portion of the transaction price after allocating the transaction price to goods and/or services with observable stand-alone selling price. A discount or variable consideration is allocated to one or more, but not all, of the performance obligations if it relates specifically to those performance obligations.

Transaction price is the amount of consideration in the contract to which the Company expects to be entitled in exchange for transferring the promised goods or services. The transaction price may be fixed or variable and is adjusted for time value of money if the contract includes a significant financing component. Consideration payable to a customer is deducted from the transaction price if the Company does not receive a separate identifiable benefit from the customer. When consideration is variable, if applicable, the estimated amount is included in the transaction price to the extent that it is highly probable that a significant reversal of the cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved.

Revenue may be recognized at a point in time or over time following the timing of satisfaction of the performance obligation. If a performance obligation is satisfied over time, revenue is recognized based on the percentage of completion reflecting the progress towards complete satisfaction of that performance obligation. Typically, performance obligation for products where the process is described as below, the performance obligation is satisfied at point in time.

The Company currently generates its revenue from the following main sources:

a.	Wholesale of pre-owned electronic devices

For the wholesale of pre-owned electronic devices, the Company typically signs sales contracts with its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the product to the customer at Company’s inventory warehouse or their specified location at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product. Typical payment terms set forth in the sales contract is payment in full before delivery.

b.	Retail sales of pre-owned electronic devices

For the retail sales of pre-owned electronic devices s, the customers comes up to the Company’s sales counter and after inspecting the pre-owned electronic devices and accepts the condition of the pre-owned electronic devices, the customers will pay in cash in full and sign the delivery order as evidence for acceptance of goods delivered. The signing of the delivery order serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is the delivery of the product to the customer at Company’s sales counter at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(2) Basis of Presentation and Significant Accounting Policies (cont.)

c.	Device rental

The Company provides rental services for electronic devices to customers. The Company will sign rental contract with customers which will set forth the terms and conditions including the transaction price and period, products to be delivered, terms of delivery, and terms of payment. The rental contract is typically less than six months. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The key performance obligation is identified as a single performance obligation where delivery of the finished product to the customer at the location specified by the customer and completed all the services agreed upon in the rental contract. The completion of this earning process is typically evidenced by a written customer acceptance of laptops at the beginning of the rental period and recognized over time on monthly basis during the rental period.

Cost of revenues

a.	Cost of wholesale of pre-owned electronic devices

Cost of wholesale of pre-owned electronic devices, which is directly related to revenue generating transactions, primarily consists of acquisition cost and shipping costs.

b.	Cost of device rental

Cost of device rental, which is directly related to revenue generating transactions, primarily consists of depreciation cost of the rental devices.

Selling and marketing expenses

Selling and marketing expenses consist primarily of salaries, promotion expenses and transportation expenses.

General and administrative expenses

General and administrative expenses consist primarily of personnel-related compensation expenses, including salaries, office rental and property management fees, professional services fees, depreciation, travelling expenses, office supplies, utilities, communication and expenses related to general operations.

Income Taxes

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC Topic 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain.

The Company follows ASC Topic 740-10-05, Income Tax, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Deferred taxes are charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Comprehensive Income (Loss)

The Company presents comprehensive income (loss) in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in the consolidated financial statements. The components of comprehensive loss consisted of net loss and foreign currency translation adjustments.

Earnings (loss) Per Share

Basic earnings per share (“EPS”) is computed by dividing the net income attributable to the ordinary shareholders by the weighted average number of shares of ordinary share outstanding during the period. Diluted EPS is computed similar to basic EPS except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary shares had been issued and if the additional ordinary shares were dilutive. There were no potentially dilutive securities that were in-the-money that were outstanding during the six months ended March 31, 2026 and 2025. All share and per-share information has been retroactively adjusted to reflect the 1-for-15 Share Consolidation described in Notes 9 and 14.

Commitments and contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. We recognize a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. We may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 replaced the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 requires use of a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. In October 2019, the FASB issued ASU No. 2019-10, “Financial Instruments-Credit Losses (Topic 326): Effective Dates”, to finalize the effective date delays for private companies, not-for-profits, and smaller reporting companies applying the CECL standards. The ASU is effective for reporting periods beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company adopted Topic 326 on October 1, 2023. The adoption of the ASU 2016-13 did not have a material impact on our CFS.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(2) Basis of Presentation and Significant Accounting Policies (cont.)

In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848). ASU No. 2021-01 is an update of ASU No. 2020-04, which is in response to concerns about structural risks of interbank offered rates, and particularly the risk of cessation of LIBOR. Regulators have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. ASU No. 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU No. 2020-04 is elective and applies to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU No. 2021-01 update clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The amendments in this update are effective immediately through December 31, 2022, for all entities. On December 21, 2022, the FASB issued a new Accounting Standards Update ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, that extends the sunset (or expiration) date of ASC Topic 848 to December 31, 2024. This gives reporting entities two additional years to apply the accounting relief provided under ASC Topic 848 for matters related to reference rate reform. The Company does not expect the cessation of LIBOR to have a material impact on the Company’s CFS.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 enhances the disclosure requirements for reportable segments to provide more detailed and decision-useful information to financial statement users. The amendments require public entities to disclose significant segment expense categories and amounts, other segment items, and additional information about the chief operating decision maker (CODM). The ASU also requires that all annual segment disclosures be provided in interim periods and clarifies that entities with a single reportable segment are subject to the same disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods beginning after December 15, 2024. Accordingly, the Company adopted ASU 2023-07 effective as of October 1, 2024. The adoption of this ASU did not have a material effect on the Company’s unaudited interim condensed consolidated financial statements other than expanded disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s CFS.

Revision of Previously Issued Unaudited Interim Financial Statements

Subsequent to the issuance of the unaudited interim condensed consolidated financial statements for the six months ended March 31, 2025, the Company identified an error in the evaluation and calculation of share-based compensation expense. Specifically, share-based compensation expense for the six months ended March 31, 2025 was previously reported as $15,776,500. Following a detailed review of the grant-date fair values and vesting terms during the year-end audit process, the correct share-based compensation expense for the six months ended March 31, 2025 was determined to be $14,236,000.

The Company has revised the unaudited interim condensed consolidated financial statements for the six months ended March 31, 2025 included in this prospectus to reflect this correction. The revision reduced operating expenses and net loss for the six months ended March 31, 2025 by $1,540,500. This correction had no impact on the audited consolidated financial statements for the fiscal year ended September 30, 2025.

(3) Prepayments, other receivables and other current assets

Prepayments, other receivables and other current assets consisted of the following as of March 31, 2026 and September 30, 2025:

	2026	2025
	(Unaudited)	(Audited)
Deposits and prepayments	$97,326	$105,845
Deposits to vendors	6,305,187	3,281,246
Total	$6,402,513	$3,387,091

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(4) Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost is determined on the first-in, first-out basis. Net realizable value is based on estimated selling prices less immaterial costs to sell, if any.

The components of inventories were as follows as of March 31, 2026 and September 30, 2025:

	2026	2025
	(Unaudited)	(Audited)
Smartphones	$6,050,444	$12,725,500
Tablets	380,189	273,956
Laptops and others	2,505,750	1,774,255
Less: inventory impairment	(2,082,328)	(105,176)
Total inventories, net	$6,854,055	$14,668,535

(5) Property, plant and equipment, net

Property, plant and equipment, net consisted of the following as of March 31, 2026 and September 30, 2025:

	2026	2025
	(Unaudited)	(Audited)
Devices for rental	$7,660	$7,709
Office equipment	12,581	12,661
Furniture and fixtures	4,809	4,840
Leasehold improvement	22,141	22,282
Total	47,191	47,492
Less: accumulated depreciation	(41,928)	(37,676)
Property, plant and equipment, net	$5,263	$9,816

Depreciation was $4,611 and $8,328 for the six months ended March 31, 2026, and 2025 respectively. No impairment loss was recorded for the six months ended March 31, 2026 and 2025.

(6) Leases

Our operating leases primarily consist of leases of offices and storage space. The Company determines whether an arrangement contains a lease by evaluating whether it conveys the right to control the use of an identified asset. As of March 31, 2026, the Company recognized right-of-use assets and lease liabilities for leases that did not qualify for the short-term lease exemption in accordance with ASC 842.

Supplemental balance sheet information related to leases was as follows as of March 31, 2026:

2026
Operating lease ROU assets	$135,908
Current operating lease obligation	80,172
Non-current operating lease obligation	55,736
Total operating lease obligation	$135,908

Operating lease expense for the six months ended March 31, 2026 and 2025 was $47,154, and $56,052.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(6) Leases (cont.)

The undiscounted future minimum lease payment schedule as of March 31, 2026 was as follows:

Twelve months ending March 31, 2027	$85,195
Thereafter	56,796
Total lease payments	141,991
Less: interest	6,083
Present value of lease liabilities	$135,908

(7) Related Party Balance and Transactions

During the six months ended March 31, 2026 and 2025, the Company’s related-party activity consisted of funds transfers with Shangzhao (“Cizar”) Hong.

As of March 31, 2026 and September 30, 2025, the outstanding balances due to related parties were as follows:

	2026	2025
	(Unaudited)	(Audited)
Shangzhao (“Cizar”) Hong – funds transfer	$18,016	$—

For the six months ended March 31, 2026 and 2025, the transactions with related parties were as follows:

	2026	2025
Shangzhao (“Cizar”) Hong – funds transfer	$18,016	$—

(8) Other payables and accrued liabilities

Other payables and accrued liabilities consisted of the following as of March 31, 2026 and September 30, 2025:

	2026	2025
	(Unaudited)	(Audited)
Others	$108,365	$144,372
Total	$108,365	$144,372

(9) Shareholders’ Equity

Ordinary share

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on January 11, 2023, with an authorized share capital of US$50,000 divided into 50,000 shares of US$1 each. On the date of incorporation, 1 share was issued to Charlotte Cloete, which was transferred to HSZ Holdings Limited for US$1.

On April 11, 2023, the Company’s authorized share capital increased to US$500,000 divided into 500,000 shares of par value of US$1 each; and on April 11, 2023, the Company issued 19,999 ordinary shares to HSZ Holdings Limited at par value of US$1 each for US$19,999. After the transaction, the Company had 20,000 shares issued and outstanding at par value US$1 each.

On April 11, 2023, each of the issued and unissued ordinary shares of the Cayman Company was subdivided into 1,000 shares with a par value of US$0.001 each, as a result, the authorized share capital of the Company became US$500,000 divided into 500,000,000 ordinary shares with a par value of US$0.001 each. Total issued shares became 20,000,000 shares at par value US$ 0.001 each.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(9) Shareholders’ Equity (cont.)

On November 26, 2024, the Company closed its IPO of 95,833 split-adjusted ordinary shares (1,437,500 ordinary shares before the Share Consolidation), at $4.00 per pre-consolidation share. The gross proceeds were $5.75 million before underwriting discounts and other related expenses.

On March 10,2025, the share capital of the Company is $2,000,000.00 divided into 1,900,000,000 Class A Ordinary Shares of par value $0.001 each and 100,000,000 Class B Ordinary Shares of par value $0.001 each. 8,500,000 authorized and issued and outstanding Ordinary Shares held by HSZ HOLDINGS LIMITED were redesignated into Class B Ordinary Shares and the remaining authorized but unissued 1,882,775,000 Ordinary Shares be and are redesignated into Class A Ordinary Shares on a one for one basis, and the remaining authorized but unissued 91,500,000 Ordinary Shares be and are redesignated into Class B Ordinary Shares on a one for one basis.

On June 12, 2026, the shareholders approved an increase in authorized share capital from US$2,000,000 to US$90,000,000, a reduction in par value from US$0.001 to US$0.00001 per ordinary share, an increase in the voting rights attached to each Class B ordinary share from 20 votes to 100 votes, and adoption of the Third Amended and Restated Memorandum and Articles of Association.

On June 16, 2026, the Board approved a 1-for-15 consolidation of the Class A and Class B ordinary shares. The Share Consolidation became effective post-market on July 6, 2026, and the Class A ordinary shares began trading on a split-adjusted basis on July 7, 2026. Following the par-value reduction and Share Consolidation, the par value of each ordinary share is US$0.00015. Fractional shares were rounded up to the nearest whole share, resulting in 4,255 additional Class A ordinary shares.

All share and per-share information in these unaudited interim condensed consolidated financial statements has been retroactively adjusted for the Share Consolidation. On a split-adjusted basis, 1,152,588 Class A ordinary shares and 566,667 Class B ordinary shares were issued and outstanding as of March 31, 2026 and September 30, 2025. The par-value changes reduced stated share capital from $25,725 to $258 as of September 30, 2025; the corresponding $25,467 reduction was reclassified to additional paid-in capital, increasing additional paid-in capital to $17,981,003, with no effect on total shareholders’ equity. After giving effect to the par-value reduction and Share Consolidation, the authorized share capital is represented by 5,700,000,000 Class A ordinary shares and 300,000,000 Class B ordinary shares, each with a par value of US$0.00015, for an aggregate nominal amount of US$900,000.

(10) Share-based compensation

On January 17, 2025, the Company’s board of directors approved the 2024 Stock Incentive Plan (the “2024 Plan”), which was subsequently registered through Form S-8 filed on January 22, 2025. The 2024 Plan is designed to motivate, attract and retain directors, consultants, and key employees to exert their best efforts on behalf of the Company and align their interests with those of the Company’s shareholders. Under the 2024 Plan, the Company originally authorized the issuance of up to 4,287,500 ordinary shares for awards before the Share Consolidation.

As of March 19, 2025, the Company had issued and granted 285,833 split-adjusted ordinary shares under the 2024 Plan. The Company recognized share-based compensation expense of $14,236,000 during the six months ended March 31, 2025 and no share-based compensation expense during the six months ended March 31, 2026.

(11) Income Taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of the Cayman Islands. The Company mainly conducts its operating business through its subsidiary in Hong Kong. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(11) Income Taxes (cont.)

British Virgin Islands

The Company’s subsidiary incorporated in the British Virgin Islands (“BVI”) which is a BVI business company is exempt from all provisions of the Income Tax Act of the BVI (including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by the company to persons who are not persons resident in the BVI).

Hong Kong

The Company’s Hong Kong subsidiaries are subject to Hong Kong Profits Tax on taxable income reported in their statutory financial statements and adjusted in accordance with relevant Hong Kong tax laws. Hong Kong Profits Tax was calculated at 16.5% of estimated assessable profit for the six months ended March 31, 2026 and 2025. Tax losses, if any, can be carried forward to offset future profits until fully absorbed but cannot be carried back.

Significant components of income tax expense (benefit) for the six months ended March 31, 2026 and 2025 were as follows:

	2026	2025
	(Unaudited)	(Unaudited)
Provision for Income Taxes
Current Tax Provision Hong Kong	$—	$143,713
Deferred Tax (Reversal)/Provision Hong Kong	(700,850)	(1,351)
Total Provision for Income Taxes	$(700,850)	$142,362

During the six months ended March 31, 2026 and 2025, the effective income tax rate was estimated by the Company to be 15.7% and -1.0%, respectively.

The following table reconciles the statutory rate to the Company’s effective tax rate:

	2026	2025
HK federal statutory tax rate	0.00%	16.50%
Tax effect of tax losses not recognized	8.5%	0.00%
Effect of the Hong Kong preferential tax rate	0.00%	0.2%
Other differences	7.3%	(0.5)%
Over-provision in prior year	0.00%	0.1%
Effect of income tax rate differences in other jurisdictions	0.00%	(17.3)%
Exchange-rate conversion difference	(0.10)%	0.01%
Effective tax rate	15.7%	(1.0)%

Management reviews the valuation allowance periodically and makes adjustments as warranted. A summary of deductible deferred tax items as of March 31, 2026 and September 30, 2025 follows:

	2026	2025
Deferred tax assets
Depreciation expense of property, plant and equipment	$3,087	$2,455
Allowance for inventory	339,931	17,279
Net operating loss carryforwards	374,417	—
Less: valuation allowance	—	—
Total deferred tax assets	$717,435	$19,734

As of March 31, 2026 and September 30, 2025, the Company had no deferred tax liabilities.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(11) Income Taxes (cont.)

Uncertain tax positions

The Company evaluates uncertain tax positions, including the potential application of interest and penalties, based on their technical merits and measures the unrecognized benefits associated with those positions. As of March 31, 2026 and September 30, 2025, the Company did not have any significant unrecognized uncertain tax positions.

Taxes payable consisted of the following as of March 31, 2026 and September 30, 2025:

	2026	2025
	(Unaudited)	(Audited)
Income tax payable	$87,654	$88,214
Total tax payable	$87,654	$88,214

(12) Segment Reporting

ASC 280, “Segment Reporting,” establishes standards for reporting operating-segment information on a basis consistent with the Company’s internal organizational structure. The Company uses the management approach to identify reportable segments. Management, including the chief operating decision maker (“CODM”), reviews operating results for the Company as a whole. Based on the information reviewed by the CODM, the Company has one reportable segment. The following table presents the segment results for the six months ended March 31, 2026 and 2025:

	2026	2025
Revenues	$18,413,179	$12,248,499
Cost of revenues	(22,188,832)	(10,700,185)
Gross profit (loss)	(3,775,653)	1,548,314
Gross margin	(20.5)%	12.6%
Operating expenses:
Selling and marketing	(10,097)	(15,429)
General and administrative	(669,909)	(885,228)
Share-based compensation	—	(14,236,000)
Total operating expenses	(680,006)	(15,136,657)
Loss from operations	(4,455,659)	(13,588,343)
Operating margin	(24.2)%	(110.9)%
Other income (expense), net:
Other income (expense)	(2,584)	10,089
Interest income, net	78	1,278
Total other income (expense), net	(2,506)	11,367
Loss before taxes	(4,458,165)	(13,576,976)
Income tax benefit (expense)	700,850	(142,362)
Net loss	$(3,757,315)	$(13,719,338)

(13) Risks and Uncertainties

The Company’s operations are in Hong Kong. Accordingly, any changes in demand, economic and political developments and regulatory changes in the region will have an effect on the Company’s business, results of operations and financial condition.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026 AND SEPTEMBER 30, 2025

(13) Risks and Uncertainties (cont.)

Customer concentration risk

For the six months ended March 31, 2026 and 2025, customers accounting for 10% or more of total revenues were as follows:

	2026		2025
Customer		%		%
A	$3,559,810	19.3	$1,991,581	16.3
B	6,086,268	33.1	3,320,243	27.1
C	—	—	3,258,159	26.6
E	—	—	1,617,175	13.2
F	—	—	1,262,125	10.3

There were no customers accounting for 10% or more of accounts receivable as of March 31, 2026 or September 30, 2025 because the Company had no accounts receivable at either date.

Vendor concentration risk

For the six months ended March 31, 2026 and 2025, vendors accounting for 10% or more of total purchases were as follows:

	2026		2025
Vendor		%		%
A	$2,571,240	18.1	$—	—
B	2,473,240	17.4	—	—
C	2,104,714	14.8	—	—
D	1,979,356	13.9	—	—
E	—	—	5,785,990	27.5
F	—	—	4,903,050	23.3
G	—	—	2,229,030	10.6
H	—	—	2,103,635	10.0

(14) Subsequent Events

The Company evaluated subsequent events through September 3, 2026, the date the unaudited interim condensed consolidated financial statements were furnished. On June 12, 2026, holders representing 95.39% of the Company’s total voting power and 100% of the Class B ordinary shares approved: increasing Class B voting rights from 20 to 100 votes per share; increasing authorized share capital from US$2,000,000 to US$90,000,000; reducing par value from US$0.001 to US$0.00001 with the resulting amount credited to share premium; adopting the Third Amended and Restated Memorandum and Articles of Association; and authorizing the Board, for two years, to effect up to five share consolidations at ratios of up to 1-for-1,500. As a result, the voting power of Shangzhao (Cizar) Hong increased from 91.25% to 98.11%. On June 16, 2026, the Board approved a 1-for-15 Share Consolidation, effective post-market on July 6, 2026; the Class A ordinary shares began split-adjusted trading on the Nasdaq Capital Market on July 7, 2026 under “CGTL” and new CUSIP G2563P110. Each 15 issued and unissued Class A and Class B ordinary shares were consolidated into one share of the corresponding class, the par value of each ordinary share became US$0.00015, and the consolidation resulted in 4,255 additional Class A ordinary shares. Proportional adjustments were made to outstanding warrants, stock options and convertible instruments. All share and per-share information presented herein has been retroactively adjusted for the Share Consolidation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cayman Islands’ laws do not prohibit or restrict a company from indemnifying its directors and officers against personal liability for any loss they may incur arising out of the Company’s business, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The indemnity extends only to liability for their own negligence and breach of duty other than breaches of fiduciary duty and not where there is evidence of dishonesty, willful default or fraud.

Our Fourth Amended and Restated Memorandum and Articles of Association provides that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of our company (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, our company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our company in respect of any matter identified above on condition that the director (including alternate director), secretary or officer must repay the amount paid by our company to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs.

The form of placement agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our Executive Officers and Directors with respect to information furnished in writing by the placement agent expressly for use herein.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Executive Officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have not issued and sold any securities without registering such securities under the Securities Act.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by paragraphs (i), (ii) and (iii) below is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an placement agent, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of a registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

7.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1*	Form of Placement Agent Agreement
3.1**	Fourth Amended and Restated Memorandum of Association and Form of Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 submitted with Form 6-K on September 10, 2026)
4.1*	Form of Registrant’s Specimen Class A Ordinary Shares
4.2*	Form of Pre-Funded Warrant
4.3*	Form of Warrant
5.1*	Opinion of Ogier regarding the validity of Class A Ordinary Shares
5.2*	Opinion of Jun He Law Offices regarding the enforceability of Pre-Funded Warrants and the Warrants
5.3*	Opinion of Lawrence Chan & Co. regarding certain Hong Kong law matters
8.1*	Opinion of Ogier regarding certain Cayman Island tax matters (included in Exhibit 5.1)
10.1**	Employment Agreement by and between the Registrant and Hei Tung (“Angel”) Siu dated March 27, 2025 (incorporated by reference to Exhibit 10.1 submitted with Form 6-K on March 27, 2025)
10.2**	Employment Agreement by and between the Registrant and Jia Yun Hong dated March 27, 2025 (incorporated by reference to Exhibit 10.1 submitted with Form 6-K on March 27, 2025)
10.3**	Employment Agreement by and between the Registrant and Hung Leung (“Alan”) Tsang dated January 11, 2023 (incorporated by reference to Exhibit 10.3 filed with registration statement F-1 of the Company (File No.: 333-273329))
10.4**	Form Purchase Order between CGTHK and Its Suppliers (incorporated by reference to Exhibit 10.4 filed with registration statement F-1 of the Company (File No.: 333-273329))
10.5**	Form Sales Contract between CGTHK and Its Customers (incorporated by reference to Exhibit 10.5 filed with registration statement F-1 of the Company (File No.: 333-273329))
10.6**	Form of Indemnification Agreement by and between the Registrant and executive officers and directors of the Registrant (incorporated by reference to Exhibit 10.10 filed with registration statement F-1 of the Company (File No.: 333-273329))
10.7**	Form Director Service Agreement (incorporated by reference to Exhibit 10.11 filed with registration statement F-1 of the Company (File No.: 333-273329))
10.8**	Creative Global Technology Holdings Limited 2024 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 filed with registration statement S-8 of the Company on January 22, 2025)
10.9*	Form of Securities Purchase Agreement
11.1**	Code of Ethics of the Registrant (incorporated by reference to Exhibit 11.1 filed with Form 20-F of the Company on January 30, 2025)
21.1**	Subsidiaries of Creative Global Technology Holdings Limited (incorporated by reference to Exhibit 8.1 filed with Form 20-F of the Company on January 30, 2025)
23.1*	Consent of Wei, Wei & Co. LLP
23.2*	Consent of Edward Associate CPA PLLC
23.3*	Consent of Ogier (included in Exhibit 5.1)
23.4*	Consent of Jun He Law Offices (included in Exhibit 5.2)
23.5*	Consent of Lawrence Chan & Co (included in Exhibit 5.3)
24.1*	Form of Power of Attorney (included on signature pages)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table

*	Filed herewith
**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong SAR, on November 13, 2026.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED

By:	/s/ Hei Tung (“Angel”) Siu
Name:	Hei Tung (“Angel”) Siu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Creative Global Technology Holdings Limited hereby constitutes and appoints Hei Tung (Angel) Siu, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form F-1 of Creative Global Technology Holdings Limited and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hei Tung (Angel) Siu	Chief Executive Officer and	November 13, 2026
Hei Tung (Angel) Siu	Chairman of the Board of Directors

/s/ Jia Yun Hong	Chief Operations Officer, Director	November 13, 2026
Jia Yun Hong

/s/ Hung Leung (Alan) Tsang	Chief Financial Officer	November 13, 2026
Hung Leung (Alan) Tsang

/s/ Wai Leung (Alfred) Lau	Independent Director	November 13, 2026
Wai Leung (Alfred) Lau

/s/ Xinyu Liao	Independent Director	November 13, 2026
Xinyu Liao

/s/ Jingeng Chen	Independent Director	November 13, 2026
Jingeng Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, NY, United States of America on November 13, 2026.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.